EXHIBIT 10.1

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE

Dated as of April 25, 2016

VERISK HEALTH

i

Exhibit A	-	Form of Note
Exhibit B	-	Form of Amended and Restated Limited Liability Company Agreement of VCVH Holdings LLC
Exhibit C	-	Form of Transitional Services Agreement
Exhibit D	-	Form of FIRPTA Certificate
Exhibit E	-	Form of Business Associate Agreement
Exhibit F	-	Nepal Sublease Term Sheet

Annex A	-	Allocation of Purchase Price
Annex B	-	Illustrative Net Working Capital Statement

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE dated as of this 25th day of April, 2016 (this “Agreement”), by and among ARGUS INFORMATION AND ADVISORY SERVICES, LLC, a limited liability company organized and existing under the laws of the State of New York (the “Parent”), VERISK HEALTH, INC., a corporation organized and existing under the laws of the State of Delaware (“Verisk Health”), MEDICONNECT GLOBAL, INC., a corporation organized and existing under the laws of the State of Delaware (“MEDICONNECT GLOBAL” and together with Verisk Health, the “Verisk Health Parent Companies”), VCVH HOLDING CORP., a corporation organized and existing under the laws of the State of Delaware (the “Purchaser”), solely for the purposes of Section 1.2 and Article IV, VCVH HOLDINGS LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Purchaser LLC”), VCVH INTERMEDIATE HOLDING CORP., a corporation organized and existing under the laws of the State of Delaware and the indirect parent of the Purchaser (“VCVH Intermediate”), VCVH HOLDING II CORP., a Delaware corporation (“VCVH Holding II”) and, solely for purposes of Section 5.1, Section 5.3, Section 5.8(c), Section 5.13, Section 12.1, Section 12.8(b), Section 12.8(c), Section 12.10, Article XIII and Article XIV, VERISK ANALYTICS, INC., a corporation organized and existing under the laws of the State of Delaware and the indirect parent of the Parent (the “Parent Guarantor”).

W I T N E S S E T H:

WHEREAS, the Parent, through its direct and indirect subsidiaries (i) Mediconnect Global, (ii) PHR Acquisition, LLC, a Delaware limited liability company (“PHR”), (iii) Globerian, Inc., a Delaware corporation (“Globerian”); (iv) Mediconnect.net, Inc., a Delaware corporation (“Mediconnect.net”), (v) Verisk Health and (vi) Verisk Information Technologies Pvt. Ltd., a Nepal company (“Verisk Health Nepal” and, together with Mediconnect Global, PHR, Globerian, Mediconnect.net and Verisk Health, hereinafter referred to, collectively, as the “Subject Companies” or sometimes individually as a “Subject Company”), provides data analytic and technology solutions to health plans, healthcare third party administrators, state Medicaid agencies, employers and healthcare providers that enable customers to identify and manage clinical and financial risk across patient populations, measure healthcare quality outcomes, ensure Centers for Medicare and Medicaid Services-compliant risk-adjusted revenue, and improve payment accuracy (collectively, the “Business”); and

WHEREAS, the Parent is the owner of: (x) the Mediconnect Shares (as hereinafter defined), representing all of the outstanding shares of capital stock of Mediconnect Global, and (y) the Verisk Health Shares (as hereinafter defined), representing all of the outstanding shares of capital stock of Verisk Health; and

WHEREAS, Mediconnect Global is the owner of (A) the PHR Membership Interests (as hereinafter defined), representing all of the outstanding limited liability company membership interests of PHR, (B) the Globerian Shares (as hereinafter defined), representing all of the outstanding shares of capital stock of Globerian, and (C) the Mediconnect.net Shares (as hereinafter defined), representing all of the outstanding shares of capital stock of Mediconnect.net, and Verisk Health is the owner of the Verisk Health Nepal Shares (as hereinafter defined), representing all of the outstanding shares of capital stock of Verisk Health Nepal (the Mediconnect Shares, the Verisk Health Shares, PHR Membership Interests, the Globerian Shares, the Mediconnect.net Shares and the Verisk Health Nepal Shares, hereinafter referred to, collectively, as the “Subject Company Equity Interests”); and

WHEREAS, the Purchaser desires to engage in the Business by acquiring the Mediconnect Shares and the Verisk Health Shares from the Parent and the Parent desires to sell, assign and convey the Mediconnect Shares and Verisk Health Shares to the Purchaser upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as partial consideration for the Mediconnect Shares and the Verisk Health Shares, and in accordance with Section 1.2(b)(i)(B) and Section 1.2(b)(ii) below, VCVH Intermediate will issue the Note and Purchaser LLC will issue the Class C Membership Interests (each as defined below) to the Parent; and

WHEREAS, for administrative convenience, the Purchaser and VCVH Intermediate have directed the Parent to deliver the Mediconnect Shares and Verisk Health Shares that are purchased by VCVH Intermediate in exchange for the Note directly to the Purchaser, and it is intended that such delivery will be treated for all relevant tax purposes as a (i) purchase of such Mediconnect Shares and Verisk Health Shares by VCVH Intermediate in exchange for the Note, followed by (ii) contribution by VCVH Intermediate of such Mediconnect Shares and Verisk Health Shares down the chain of ownership to the Purchaser;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF EQUITY INTERESTS

Section 1.1 Purchase and Sale of Equity Interests.

Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties and covenants herein contained, effective at the Closing (as hereinafter defined), the Parent hereby agrees to sell, assign, convey and transfer the Mediconnect Shares and the Verisk Health Shares to the Purchaser and VCVH Intermediate, and each of the Purchaser and VCVH Intermediate hereby agrees to purchase, acquire and accept the Mediconnect Shares and the Verisk Health Shares from the Parent, in each case, free and clear of any Liens; it being understood and agreed that the Verisk Health Shares and the Mediconnect Shares, and all of them, shall be contemporaneously purchased hereunder. The Purchaser and VCVH Intermediate hereby direct the Parent to deliver all of the Mediconnect Shares and the Verisk Health Shares that are purchased by VCVH Intermediate in exchange for the Note and the Class C Membership Interests to the Purchaser.

Section 1.2 Purchase Price.

(a) The aggregate purchase price (the “Purchase Price”) for the Mediconnect Shares and the Verisk Health Shares, shall be (i) Eight Hundred Twenty Million Dollars ($820,000,000) (the “Base Purchase Price”), subject, as the case may be, to (I) reduction, in the event the Adjusted Net Debt (as hereinafter defined) is more than zero ($0), by the amount of such excess, or (II) increase, in the event the Adjusted Net Debt is less than zero ($0), by the amount of such deficiency, or (III) no adjustment, in the event the Adjusted Net Debt is equal to zero ($0), and (X) reduction, in the event the Adjusted Closing Working Capital (as hereinafter defined) is less than the Target Working Capital Deficiency (as hereinafter defined), by the amount of such deficiency, or (Y) increase, in the event the Adjusted Closing Working Capital is more than the Target Working Capital Surplus, by the amount of such excess, or (Z) no adjustment, in the event the Adjusted Closing Working Capital is not less than the Target Working Capital Deficiency and not more than the Target Working Capital Surplus; it being understood and agreed that each such applicable reduction or increase to the Base Purchase Price shall be cumulative, and (ii) the Class C Membership Interests.

(b) At the Closing, in payment for the Mediconnect Shares and the Verisk Health Shares,

(i) the Purchaser and VCVH Intermediate shall (or shall cause one of its Affiliates to) deliver to the Parent the aggregate amount (the “Closing Payment”) equal to the Base Purchase Price, subject, as the case may be, to (I) reduction, in the event the Projected Net Debt, as shown on the Projected Closing Statement (as those terms are hereinafter defined), is more than zero ($0), by the amount of such excess, or (II) increase, in the event the Projected Net Debt, as shown on the Projected Closing Statement, is less than zero ($0), by the amount of such deficiency, or (III) no adjustment, in the event the Projected Net Debt is equal to zero ($0), and (X) reduction, in the event Projected Closing Working Capital (as hereinafter defined), as shown on the Projected Closing Statement, is less than the Target Working Capital Deficiency, by the amount of such deficiency, or (Y) increase, in the event the Projected Closing Working Capital, as shown on the Projected Closing Statement, is more than the Target Working Capital Surplus, by the amount of such excess, or (Z) no adjustment, in the event the Projected Closing Working Capital, as shown on the Projected Closing Statement, is not less than the Target Working Capital Deficiency and not more than the Target Working Capital Surplus; it being understood and agreed that each such applicable reduction or increase to the Base Purchase Price shall be cumulative; as follows:

(A) by wire transfer of immediately available funds, to an account designated in writing by the Parent at least two (2) Business Days prior to the Closing Date, cash in the amount of Seven Hundred Twenty Million Dollars ($720,000,000) subject, as the case may be, to (I) reduction, in the event the Projected Net Debt, as shown on the Projected Closing Statement, is more than zero ($0), by the amount of such excess, or (II) increase, in the event the Projected Net Debt, as shown on the Projected Closing Statement, is less than zero ($0), by the amount of such deficiency, or (III) no adjustment, in the event the Projected Net Debt is equal to zero ($0), and (X) reduction, in the event Projected Closing Working Capital, as shown on the Projected Closing Statement, is less than the Target Working Capital Deficiency, by the amount of such deficiency, or (Y) increase, in the event the Projected Closing Working Capital, as shown on the Projected Closing Statement, is more than the Target Working Capital Surplus, by the amount of such excess, or (Z) no adjustment, in the event the Projected Closing Working Capital, as shown on the Projected Closing Statement, is not less than the Target Working Capital Deficiency and not more than the Target Working Capital Surplus; it being understood and agreed that each such applicable reduction or increase to the Base Purchase Price shall be cumulative; and

(B) a subordinated promissory note (the “Note”) in the form annexed hereto as Exhibit A, dated the Closing Date, in the principal amount of One Hundred Million Dollars ($100,000,000), which VCVH Intermediate shall issue to the Parent; and

(ii) Purchaser LLC shall issue to the Parent the Class C Membership Interests, which shall be subject to the terms and conditions of the Amended and Restated Limited Liability Company Agreement.

(c) The Purchase Price shall be allocated for all purposes, including United States federal income tax purposes, as set forth in Annex A annexed hereto. Each of the parties hereto agrees to report an allocation of the Purchase Price in a manner entirely consistent with this Section 1.2, and not to take any position inconsistent with this Section 1.2 and Annex A for purposes of filing any Tax Returns (as hereinafter defined); provided, however, that this Section 1.2(c) shall not prevent the Parent, the Purchaser or any of their respective Affiliates (including the Subject Companies) from settling any proposed deficiency or adjustment, or require any of them to litigate any challenge, by any Governmental Body with respect to such allocation.

(d) The Purchaser, the Subject Companies and any other Person acting on their behalf shall be entitled to deduct and withhold from the amounts otherwise payable in connection with this Agreement and remit to the applicable Governmental Body such amounts as are required to be deducted or withheld under applicable Law. Any amounts deducted and withheld and remitted shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction or withholding and remittance was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE PARENT

The Parent hereby represents and warrants to the Purchaser that:

Section 2.1 Organization and Good Standing.

Each of the Parent Guarantor and the Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and the Parent has full corporate or similar power and authority to own and transfer the Mediconnect Shares and the Verisk Health Shares and each of the Parent Guarantor and the Parent has full corporate or similar power and authority to perform all of its obligations under this Agreement and the other Transaction Documents (as hereinafter defined) to which it is a party. Each of the Parent Guarantor and the Parent is in good standing in each other jurisdiction wherein it is required to be qualified in order to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.

Section 2.2 Authorization; Enforceability.

The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Parent Guarantor and the Parent, the performance by each of the Parent Guarantor and the Parent of its covenants and agreements hereunder and thereunder and the consummation by the Parent Guarantor and the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action. This Agreement has been, and at the Closing each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Parent Guarantor and the Parent. When executed and delivered by each of the parties hereto and thereto (other than the Parent and its Affiliates), as applicable, this Agreement and the other Transaction Documents to which it is a party shall constitute the valid and legally binding obligations of the Parent Guarantor and the Parent, enforceable against the Parent Guarantor and the Parent in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other Laws (as hereinafter defined) affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

Section 2.3 Conflicts.

Neither the execution and delivery of this Agreement and the other Transaction Documents to which the Parent Guarantor or the Parent is a party, nor the performance of their obligations hereunder or thereunder or the consummation of the transactions by the Parent Guarantor and the Parent contemplated herein or therein, will: (x) violate any provision of the Organizational Documents (as hereinafter defined) of the Parent Guarantor or the Parent, (y) subject to compliance with the regulatory requirements hereinafter specified in this Section 2.3 or in Section 2.3 of the Company Disclosure Schedule, violate or conflict with any Law or Permit binding upon the Parent Guarantor or the Parent, or (z) except as set forth in Section 2.3 of the Company Disclosure Schedule, conflict with, constitute (with or without notice or lapse of time or both) a default under, or result in any breach of any of the terms of or the creation or imposition of any Lien (as hereinafter defined) pursuant to, or create any cause for termination, amendment, cancellation or acceleration under, the terms of any Contract (as hereinafter defined) to which the Parent Guarantor or the Parent is a party or by which either of the Parent Guarantor or the Parent or any of its assets or properties is bound, other than, in the case of the foregoing clauses (y) and (z), any such violation, conflict, breach, default, termination, acceleration, creation or imposition which would not, individually or in the aggregate, reasonably be expected to materially delay or prevent the Parent Guarantor’s or the Parent’s ability to enter into this Agreement or the other Transaction Documents to which it is a party, to timely perform its obligations hereunder or thereunder or to consummate the transactions contemplated herein or therein. To the Knowledge (as hereinafter defined) of the Parent, the cooperation described in Section 5.14(c) will not constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any provision of, any agreement or other instrument binding upon the Parent or any of its Affiliates. Except for filings required under, and compliance with other applicable requirements of, the Antitrust Laws (as hereinafter defined), including under the federal Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended (the “HSR Act”), and except as set forth in Section 2.3 of the Company Disclosure Schedule, no consents, approvals or authorizations of, or filings or registrations with, or notices to, any Governmental Body (as hereinafter defined) or any other Person (as hereinafter defined) are required in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Parent Guarantor and the Parent, the performance of their respective obligations hereunder or thereunder or the consummation by the Parent Guarantor and the Parent of the transactions contemplated hereby or thereby, except for any such consents, approvals, authorizations, notices, filings or registrations the failure of which to effectuate would not, individually or in the aggregate, reasonably be expected to materially delay or prevent the Parent Guarantor’s or the Parent’s ability to enter into this Agreement or the other Transaction Documents to which it is a party, to timely perform its obligations hereunder or thereunder or to consummate the transactions contemplated herein or therein.

Section 2.4 Stock Ownership.

The Parent Guarantor indirectly owns all of the outstanding equity interests in the Parent. The Parent owns the Verisk Health Shares and the Mediconnect Shares, free and clear of any Liens, and has the right to sell and transfer such shares to the Purchaser and VCVH Intermediate hereunder. The Verisk Health Parent Companies own all of the other Subject Company Equity Interests, free and clear of any Liens.

Section 2.5 Brokers and Finders.

Neither the Parent Guarantor nor the Parent, nor any Affiliate, director, officer, agent or employee thereof, has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement, except for fees and expenses payable to Morgan Stanley and SunTrust Robinson Humphrey pursuant to financial advisory agreements with the Parent Guarantor, all of which fees and expenses shall be borne solely by the Parent Guarantor or the Parent.

Section 2.6 Disputes and Litigation.

As of the date of this Agreement, there is no action, suit, proceeding, or claim, pending or, to the Knowledge of the Parent, threatened, and, to the Knowledge of the Parent, no investigation by any Governmental Body, pending or threatened, against the Parent Guarantor or the Parent before any Governmental Body, nor is there any outstanding Order against the Parent Guarantor or the Parent, except for any such actions, suits, proceedings, claims, investigations or Orders which would not reasonably be expected to have a material adverse effect on the performance by the Parent Guarantor or the Parent under this Agreement and the other Transaction Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby.

Section 2.7 Exclusive Representations.

Except for the representations and warranties contained in this Article II and Article III and in the certificate delivered pursuant to Section 10.1, the Parent makes no other express or implied representations or warranties concerning the Parent Guarantor, the Parent, the Subject Companies or any of their respective assets, properties, businesses or operations or any transactions contemplated hereby.

Section 2.8 Acquiring for Investment.

The Parent is acquiring the Class C Membership Interests for its own account for investment and not for resale or distribution. The Parent acknowledges that the Class C Membership Interests have not been registered under the Laws of any jurisdiction. Parent has no Contract, undertaking, agreement or arrangement with any Person to sell, hypothecate, pledge, donate or otherwise dispose of the Class C Membership Interests and the Parent has no present plan or intention to enter into any such Contract, undertaking, agreement or arrangement, in each case, that would constitute a violation of any applicable Laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING

THE SUBJECT COMPANIES

The Parent hereby represents and warrants to the Purchaser that:

Section 3.1 Organization and Good Standing.

Each Subject Company is a corporation or limited liability company, as the case may be, duly organized, validly existing and (in such jurisdictions wherein applicable) in good standing under the laws of the jurisdiction of its incorporation or formation, and has full corporate or limited liability company power and authority, as the case may be, to own, operate and hold under lease the assets and properties which it owns, operates or holds under lease and to perform all of its obligations under the agreements to which it is a party and to conduct its business as currently conducted. Each Subject Company is duly qualified to do business and is in good standing (in such jurisdictions wherein applicable) in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned, operated or leased by it makes such qualification necessary except where the failure to be so qualified has not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and in the case of Verisk Health and Mediconnect Global, each such entity is in good standing in each jurisdiction wherein it is required to be qualified to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.2 Authority; Enforceability.

The execution and delivery of this Agreement and the other Transaction Documents to which each of the Verisk Health Parent Companies is a party, the performance by each of the Verisk Health Parent Companies of its covenants and agreements hereunder and thereunder and the consummation by each of the Verisk Health Parent Companies of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and at the Closing each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by each of the

Verisk Health Parent Companies. When executed and delivered by each of the parties hereto and thereto (other than the Parent and its Affiliates), as applicable, this Agreement and the other Transaction Documents to which it is a party shall constitute the valid and legally binding obligations of the Verisk Health Parent Companies, enforceable against such Verisk Health Parent Companies in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other Laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

Section 3.3 Conflicts.

Neither the execution and delivery of this Agreement and the other Transaction Documents to which either of the Verisk Health Parent Companies is a party, nor performance of their obligations hereunder or thereunder or the consummation by the Verisk Health Parent Companies of the transactions contemplated herein or therein, will: (x) violate any provision of the Organizational Documents of the Subject Companies, (y) subject to compliance with the regulatory requirements specified in this Section 3.3 or in Section 3.3 of the Company Disclosure Schedule, violate or conflict with, in any material respect, any Law or Permit binding upon any of the Subject Companies, or (z) except as set forth in Section 3.3 of the Company Disclosure Schedule, conflict with, constitute (with or without notice or lapse of time or both) a material default under, or result in any material breach of any of the terms of or the creation or imposition of any Lien pursuant to, or create any cause for termination, amendment, cancellation or acceleration under, the terms of any Material Contract or Real Property Lease (as such terms are hereinafter defined). Except for filings required under, and compliance with other applicable requirements of, the Antitrust Laws, including under the HSR Act, and except as set forth in Section 3.3 of the Company Disclosure Schedule, no consents, approvals or authorizations of, or filings or registrations with, or notices to, any Governmental Body or any other Person are required in connection with the execution and delivery of this Agreement and the other Transaction Documents to which either of the Verisk Health Parent Companies is a party, the performance of their respective obligations hereunder or thereunder or the consummation by the Verisk Health Parent Companies of the transactions contemplated hereby or thereby, except for any such consents, approvals, authorizations, notices, filings or registrations the failure of which to effectuate would not, individually or in the aggregate, reasonably be expected to (A) materially delay or prevent each Verisk Health Parent Company’s ability to enter into this Agreement or the other Transaction Documents to which it is a party, to timely perform its obligations hereunder or thereunder or to consummate the transactions contemplated herein or therein, or (B) result in material Damages to the Subject Companies or materially impair the conduct or operations of the Business as currently conducted.

Section 3.4 Capitalization; Subsidiaries.

(a) All of the outstanding shares of the capital stock or other equity interests of each Subject Company are owned as set forth in Section 3.4 of the Company Disclosure Schedule and are duly authorized and validly issued, fully paid and non-assessable, were issued in compliance with all applicable securities Laws, were not issued in violation of any preemptive or other similar rights and are owned free and clear of any Liens. Other than the authorized and outstanding shares of the capital stock or other equity interests set forth in Section 3.4 of the Company Disclosure Schedule, there are no (i) shares of capital stock, limited liability company interests or other equity interests or securities of any of the Subject Companies authorized, issued or outstanding, (ii) convertible securities, exchangeable securities or other instruments or securities convertible into or exchangeable for, or evidencing the right to purchase, any shares of capital stock, limited liability company interests or other equity interests or securities of any of the Subject Companies, (iii) outstanding phantom equity awards or other similar rights the value of which are determined by reference to the value of any equity interests or securities of any Subject Company or (iv) Contracts of any type which provide any Person with the right to vote with the equity holders of any Subject Company on any matter. No shares of capital stock or other equity interest of any Subject Company held by the Parent or any Subject Company is subject to any option, call or commitment, and there are no subscriptions, warrants, options, calls, puts, pledges, rights to subscribe, commitments by or agreements to which any of the Subject Companies is bound relating to the issuance, purchase, sale, conversion, redemption, vote, or disposition of any shares of capital stock or other equity interests of such Subject Company. Except as set forth in Section 3.4 of the Company Disclosure Schedule, none of the Subject Companies owns any shares of capital stock or other equity interests in any other Person or is obligated to purchase or acquire any such shares or other equity interests. The copies of the Organizational Documents of each Subject Company which have been made available to the Purchaser by the Parent are complete and correct.

(b) For purposes of this Agreement:

(i) the outstanding shares of the capital stock or other equity interests set forth in Section 3.4 of the Company Disclosure Schedule: (x) of Mediconnect Global are herein referred to as the “Mediconnect Shares”; and (y) of Verisk Health are herein referred to as the “Verisk Health Shares”; and

(ii) the outstanding shares of capital stock or other equity interests set forth on Section 3.4 of the Company Disclosure Schedule: (x) of PHR are herein referred to as the “PHR Membership Interests”; (y) of Globerian are herein referred to as the “Globerian Shares” and (z) of Mediconnect.net are herein referred to as the “Mediconnect.net Shares”; and

(iii) the outstanding shares of capital stock or other equity interests set forth in Section 3.4 of the Company Disclosure Schedule of Verisk Health Nepal are herein referred to as the “Verisk Health Nepal Shares”.

Section 3.5 Financial Statements.

As of the date of this Agreement, posted in folder 2.E.3. of the virtual data room maintained by Merrill DataSite for the Parent to which the Purchaser has been granted access prior to the date hereof (the “VDR”) are the combined audited balance sheets of the Subject Companies as of December 31, 2015 and December 31, 2014 and the combined audited statements of income and cash flows for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 (collectively, the “Subject Companies Financial Statements”). The Subject Companies Financial Statements have been prepared in conformity with generally accepted accounting principles as in effect in the United States of America (“GAAP”) consistently applied, except as otherwise indicated in the notes thereto. The Subject Companies Financial Statements fairly present, in all material respects, in conformity with GAAP as aforesaid, the combined financial position and results of operations, and changes in cash flows, of the Business, at the dates shown and for the periods therein specified.

Section 3.6 Absence of Undisclosed Liabilities.

Except to the extent reflected or reserved for on the balance sheet included in the Subject Companies Financial Statements or incurred after December 31, 2015 in the ordinary course of business consistent with past practice or as required or permitted by this Agreement, and except as set forth in Section 3.6 of the Company Disclosure Schedule, none of the Subject Companies has any liabilities or obligations, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, that would be required to be reflected or reserved for on, or disclosed in the footnotes to, a balance sheet of the Subject Companies prepared in accordance with GAAP other than such liabilities or obligations which would not reasonably be expected to be material to the Subject Companies and the Business as a whole. Section 5.8 of the Company Disclosure Schedule sets forth any and all financial guaranties, keepwell agreements, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements made in respect of the obligations of, or for the benefit of any obligee of, any of the Subject Companies by the Parent Guarantor or any of its Affiliates (other than a Subject Company).

Section 3.7 Absence of Certain Changes.

Except as identified in Section 3.7 of the Company Disclosure Schedule or as otherwise required or permitted by the terms of this Agreement, subsequent to December 31, 2015, (i) the Business has been conducted in the ordinary course of business consistent with past practice, (ii) there has been no change, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (iii) none of the Subject Companies has:

(a) declared, set aside or made any payment or distribution upon any capital stock or other equity interests (other than as permitted by the last sentence of Section 5.2) or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of capital stock or other equity interests;

(b) incurred any Indebtedness (other than Indebtedness of the type described in clauses (f) and (g) of the definition of Indebtedness), except capital leases for equipment entered into with unaffiliated third parties in the ordinary course of business consistent with past practice or Indebtedness of one Subject Company to another Subject Company;

(c) mortgaged, pledged or subjected to any Lien (other than a Permitted Lien) any of its material assets or properties, entered into any lease or sublease (as sublessee or sublessor) of material real property or buildings, entered into any lease of material machinery or equipment or sold or transferred any material tangible or intangible asset or property other than the Excluded Assets;

(d) entered into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby; or

(e) taken any action that would, if taken after the date of this Agreement without the prior written consent of the Purchaser, be prohibited by clauses (c), (h), (i), (j), (k) or (p) of Section 5.3.

Section 3.8 Taxes.

(a) Except as set forth in Section 3.8 of the Company Disclosure Schedule, each of the Subject Companies (other than Mediconnect Global and its Subsidiaries) has, and since April 1, 2012 each of Mediconnect Global and its Subsidiaries has, timely filed or caused to be timely filed all income Tax Returns (as hereinafter defined) and all other material Tax Returns required to be filed by it under applicable Law prior to the Closing Date and has timely paid all Taxes (as hereinafter defined) due and payable by it (whether or not shown on any Tax Return). All such Tax Returns have been prepared in material compliance with applicable Law. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any of the Subject Companies.

(b) Adequate provision has been made in all material respects in the Subject Companies Financial Statements for the payment of all then accrued and unpaid Taxes of the Subject Companies, and the Subject Companies have not incurred any material liability for Taxes outside the ordinary course of business since December 31, 2015.

(c) Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no ongoing, or to the Knowledge of the Parent or the Verisk Health Parent Companies, threatened audit, examination, contest of any refund, deficiency assessment or other investigation or similar proceeding by any Taxing Authority (as hereinafter defined) related to any Tax or Tax Return of any of the Subject Companies. No written claim that has not been resolved has been made by any Taxing Authority in a jurisdiction where a Subject Company does not file Tax Returns that such Subject Company is or may be subject to Taxation by that jurisdiction.

(d) Except as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Subject Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no power of attorney granted by any of the Subject Companies that is currently in force relating to a Tax Return or Tax matter.

(e) Except as set forth in Section 3.8 of the Company Disclosure Schedule and except for any Contracts the principal purpose of which is unrelated to Taxes, none of the Subject Companies is a party to any Tax allocation, indemnity or sharing agreement.

(f) None of the Subject Companies is or has been a party to any “listed transaction”, as defined in Code Section 6707A(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and Reg. Section 1.6011-4(b)(2).

(g) None of the Subject Companies will be required to include a material item of income in, or exclude a material item of deduction from, Taxable income for any Post-Closing Period as a result of any change in accounting method made prior to the Closing, installment sale entered into prior to the Closing, agreement with any Taxing Authority entered into prior to the Closing, prepaid amount received prior to the Closing, intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) and existing prior to the Closing or election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(h) The transactions contemplated by this Agreement will not cause an adjustment to the basis of any assets or the amount of any other Tax attributes of the Subject Companies pursuant to Treasury Regulation Section 1.1502-36(d) (or a similar provision of state, local or non-U.S. Law).

(i) The Subject Companies have complied in all material respects with applicable transfer pricing Laws and have withheld and duly and timely remitted all material Taxes they were required to withhold.

(j) None of the Subject Companies has made any election pursuant to Treasury Regulation Section 301.7701-3 (or a similar provision of state, local or non-U.S. Law). With respect to the Taxable year that includes the Closing Date, Verisk Health Nepal does not have any income that constitutes a material amount of “subpart F income” within the meaning of Section 952 of the Code or any assets that constitute a material amount of “United States property” within the meaning of Section 956 of the Code.

(k) None of the Subject Companies has participated within the past two (2) years in a transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(l) Except as set forth in Section 3.8 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday or other Tax reduction agreement or order to which any Subject Company is currently a party to or subject.

(m) The Subject Companies (or its Affiliates) have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employees, independent contractor, creditor, stockholder or other third party, in each case, of or relating to the Business.

Section 3.9 Title; Sufficiency of Assets.

(a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, each of the Subject Companies has good and marketable title to and is the lawful owner of, or has a valid and enforceable leasehold interest or license in or a valid and enforceable right to use, all of its material assets and properties used or held for use in the Business, in each case free and clear of all Liens except for Permitted Liens. To the Knowledge of the Parent or the Verisk Health Parent Companies, all of the tangible personal property owned or leased by each of the Subject Companies is, in all material respects, in good operating condition and repair subject only to ordinary wear and tear, except insofar as would not reasonably be expected to result in a material liability to the Subject Companies or to impair, in any material respect, the usual course of operations of the Business.

(b) Except for the Retained Names and Marks (as each such term is hereinafter defined) and the other properties, assets and rights described in Section 3.9 of the Company Disclosure Schedule, at the Closing, the properties, assets and rights, tangible and intangible, owned, licensed, leased or otherwise held for use by the Subject Companies, together with any Purchaser Replacement Contracts (as hereinafter defined) and the benefits that will be provided to the Purchaser pursuant to the Transaction Documents, (i) will be sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as currently conducted and (ii) constitute in all material respects all of the properties, assets and rights, tangible and intangible, necessary to conduct the Business immediately following the Closing in substantially the same manner as currently conducted.

Section 3.10 Real Property and Leases.

(a) None of the Subject Companies owns, or since April 1, 2012 or, to the Knowledge of the Parent or the Verisk Health Parent Companies, prior to April 1, 2012 has ever owned, any real property. Set forth in Section 3.10(a) of the Company Disclosure Schedule is a complete and accurate list, as of the date of this Agreement, of each lease or sublease agreement (and any amendments or guarantees related thereto) (the “Real Property Leases”) under which any of the Subject Companies is lessee or sublessee of, or holds or operates, any real property (the “Real Properties”), and the Subject Companies have good and valid leasehold or subleasehold rights to such Real Properties. Each of the Real Property Leases is in full force and effect (except those Real Property Leases which expire or terminate after the date of this Agreement in accordance with their terms (and not as a result of a breach or default or any action or inaction by any of the Subject Companies)) and none of the Subject Companies is in material breach or default under any Real Property Lease, nor, to the Knowledge of the Parent or the Verisk Health Parent Companies, is any other party to any Real Property Lease as of the date of this Agreement in material breach or default thereunder, and no event has occurred, or is alleged to have occurred, which constitutes, or with lapse of time or giving of notice or both would constitute, a material breach or default by any of the Subject Companies or, to the Knowledge of the Parent or the Verisk Health Parent Companies, any other party thereto, to any Real Property Lease or a basis for a claim of force majeure or other material claim of excusable delay or non-performance thereunder. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Parent has made available to the Purchaser complete and accurate copies of the Real Property Leases.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, the Real Properties constitute all of the real property required to conduct the Business as currently conducted.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, none of the Subject Companies has subleased or otherwise granted any Person the right to use or occupy any material portion of the Real Properties.

Section 3.11 Contractual and Other Obligations.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each Contract to which a Subject Company (or, to the extent related to the Business, any of its Affiliates) is a party or is bound, that fall within any of the following categories (each such Contract listed in Section 3.11(a) of the Company Disclosure Schedule or entered into after the date of this Agreement in accordance with this Agreement and that would be required to be so listed if entered into prior to the date of this Agreement, a “Material Contract”); provided that the following categories shall exclude the Real Property Leases, Benefit Plans set forth in Section 3.13(a) of the Company Disclosure Schedule, Contracts between any Subject Company and any of its Affiliates (other than another Subject Company) which are terminated prior to the Closing in accordance with Section 5.11 and, except as set forth in clause (xi), the Contracts covered by Section 3.16: (i) each Contract with any of the twenty (20) largest (by dollar volume) customers of the Subject Companies for the twelve (12) month period ending December 31, 2015 (provided that any separate confidentiality agreements with such customers are not required to be so listed); (ii) each Contract with any of the twenty (20) largest (by dollar volume) vendors of the Subject Companies for the twelve (12) month period ending December 31, 2015 (provided that any separate confidentiality agreements with such vendors are not required to be so listed); (iii) each Contract which contemplates payment to or by any of the Subject Companies (or, in respect of the Business, any of their Affiliates) in excess of $2,000,000 on an annual basis; (iv) each Contract related to, providing for, evidencing or securing Indebtedness, in each case in excess of $1,000,000; (v) each Contract that limits or restricts (or purports to limit or restrict) in any material respect the ability of any Subject Company from competing in any business or in any geographic area or with any other Person; (vi) each Contract that involves the acquisition, sale or other disposition of any business, business unit or division, assets or capital stock or other equity interests of any Person (whether by merger, sale of stock, sale of assets or otherwise), in each case, (A) for which the consideration or commitments thereto after the Closing exceed $2,000,000 individually, other than purchases or sales of inventory in the ordinary course of business consistent with past practice, or (B) under which the Subject Companies (or, in respect of the Business, any of their Affiliates) have an obligation after the Closing with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation or indemnification obligations; (vii) each Contract containing any future capital expenditure obligations of the Subject Companies (or, in respect of the Business, any of their Affiliates) which would reasonably be expected to exceed $1,000,000 in any single year or $2,000,000 in the aggregate; (viii) each Contract containing any “most favored nation” or “right of first refusal” provision or minimum purchase obligations of the Subject Companies (or, in respect of the Business, any of their Affiliates) (including “take or pay” obligations or minimum volume commitments); (ix) each Contract establishing or governing any partnership, joint venture, joint development agreement or similar agreement; (x) each Contract that is a lease of personal property providing for annual rental payments in excess of $1,000,000; (xi) each Contract that is required to be set forth in Section 3.16(c) or 3.16(d) of the Company Disclosure Schedule; and (xii) each Contract entered into by any of the Subject Companies outside of the ordinary course of business.

(b) No event has occurred, or as of the date of this Agreement is alleged to have occurred, which constitutes or, with lapse of time or giving of notice or both, would constitute a material breach or default or a basis for a claim of force majeure or other material claim of excusable delay or non-performance by any of the Subject Companies or any of their Affiliates under any of the Material Contracts. To the Knowledge of the Parent or the Verisk Health Parent Companies, as of the date of this Agreement, no counterparty to any Material Contract is in material breach or default in the performance of any covenant or condition thereunder, or has failed in performance thereunder in any material respect by reason of a claim of force majeure or other claim of excusable delay or non-performance thereunder. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Subject Companies or their Affiliates has received any written notice of any such material breach, default or event described in the first sentence of this Section 3.11(b) under, or indicating any intention to terminate, cancel or not renew, or to renegotiate any material terms of, any Material Contract. Each Material Contract is in full force and effect and constitutes the valid and legally binding obligation of the Subject Company (or Affiliate thereof) which is a party thereto and, to the Knowledge of the Parent or the Verisk Health Parent Companies, each other party thereto, enforceable against each of them in accordance with the terms thereof (except as may be limited by bankruptcy, insolvency or other Laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies) except those Material Contracts which expire or terminate after the date of this Agreement in accordance with their terms (and not as a result of a breach or default or any action or inaction by any of the Subject Companies). Except as forth in Section 3.11(b) of the Company Disclosure Schedule, the Parent has made available to the Purchaser complete and accurate copies of the Material Contracts in effect as of the date of this Agreement, together with all amendments, modifications, supplements and ancillary documents thereto entered into as of the date of this Agreement.

Section 3.12 Compensation.

Section 3.12 of the Company Disclosure Schedule, as of the date of this Agreement, sets forth each written agreement between any of the Subject Companies and any employee or other individual service provider with regard to compensation, except (i) agreements terminable by any of the Subject Companies at will without penalty and (ii) oral agreements terminable by any of the Subject Companies on not more than 30 days’ notice without penalty. Set forth in Section 3.12 of the Company Disclosure Schedule is a complete and accurate list as of the date of this Agreement of all employees (“Key Employees”) of the Subject Companies entitled to receive an annual base salary in excess of $175,000 and their respective positions and salaries. No Subject Company is party to any agreement, contract, arrangement or plan that has resulted, or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, equity purchase, equity option, equity ownership, equity appreciation rights, restricted equity, phantom equity, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, cafeteria, life, health, welfare, retirement, accident, disability, workers’ compensation insurance, severance, separation, change of control, or other employee compensation or benefit plan, policy, agreement or arrangement, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (x) currently sponsored, maintained, contributed or required to be contributed to by any of the Subject Companies or with respect to which any of the Subject Companies will have any liabilities as of the Closing (all of the foregoing hereinafter referred to as the “Benefit Plans”) or

(y) that provide compensation or benefits to any employee or other individual service provider of any Subject Company and are sponsored, maintained, contributed or required to be contributed to by any ERISA Affiliate of any Subject Company (other than another Subject Company) (the “Parent Plans”). Section 3.13(a) of the Company Disclosure Schedule identifies the Parent Plans and the Benefits Plans and indicates which of the foregoing are Foreign Plans (as hereinafter defined). The Verisk Health Parent Companies have made available complete and accurate copies of the following documents (in each case, as applicable) to the Purchaser with respect to each Benefit Plan: (i) the current plan document and any amendments thereto, (ii) the trust agreement (and all amendments thereto and the latest financial statements thereof), (iii) a written description of the material terms of any Benefit Plan that is not set forth in a written document, (iv) the most recent summary plan description together with any summary or summaries of material modifications thereto, (v) the most recent determination, advisory and/or opinion letter, as applicable, from the Internal Revenue Service covering such Benefit Plan, (vi) the annual reports (Form 5500 Series and all schedules attached thereto) covering such Benefit Plan for each of the last three (3) years and (vii) any non-routine correspondence with a Governmental Body with respect to any Benefit Plan during the past three (3) years. The Verisk Health Parent Companies have made available complete and accurate copies of the following documents (in each case, as applicable) to the Purchaser with respect to each Parent Plan: (I) the most recent summary plan description together with any summary or summaries of material modifications thereto or a written description of the material terms of any Parent Plan that is not set forth in a written document or for which a summary plan description is not required and (II) the most recent determination, advisory and/or opinion letter, as applicable, from the Internal Revenue Service covering such Parent Plan.

(b) Except as disclosed in the applicable subsection of Section 3.13(b) of the Company Disclosure Schedule:

(i) each Benefit Plan has been maintained in all material respects in accordance with its terms and with the requirements of all applicable Law, including ERISA and the Code, and each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on a favorable opinion letter, from the Internal Revenue Service to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification;

(ii) no Benefit Plan or Parent Plan is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code nor is any Benefit Plan a multiemployer plan within the meaning of Section 3(37) of ERISA;

(iii) neither the execution and delivery of this Agreement and the Transaction Documents, nor the consummation of any transaction contemplated hereby or thereby will, in respect to any current or former employee or other individual service provider, (A) trigger any funding of any compensation, (B) result in an increase to any compensation or benefits otherwise payable under any Benefit Plan or Parent Plan, (C) result in any payment becoming due to any such employee, or (D) result in the acceleration of the time of payment or vesting of any benefits under any Benefit Plan or Parent Plan or forgiveness of any loan;

(iv) no Benefit Plan or Parent Plan provides for post-retirement life or health insurance, benefits or coverage, except as may be required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any applicable state Law;

(v) during the past three (3) years, there have been no pending actions, claims or lawsuits (excluding claims for benefits incurred in the ordinary course of plan activities or appeals thereof) or investigations or audits by any Governmental Body which have been brought or, to the Knowledge of the Parent or the Verisk Health Parent Companies, threatened against any Benefit Plan and no event has occurred or circumstances exist that would reasonably be expected to give rise to any such action, claim or lawsuit; and

(vi) each Benefit Plan and each other agreement or arrangement pursuant to which any of the Subject Companies has any liability that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in compliance in all material respects with Section 409A of the Code and no Benefit Plan provides a right to any Tax gross-up.

(c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, each Benefit Plan and Parent Plan maintained in, and subject to the Laws of, a jurisdiction outside the United States (a “Foreign Plan”) (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment and (ii) is fully funded or book reserved in accordance with GAAP.

Section 3.14 Labor Relations.

(a) As of the date of this Agreement, no Subject Company is party to any collective bargaining agreement or other agreement with organized labor. As of the date of this Agreement and during the past three (3) years, there have been no labor strikes, slowdowns, stoppages or material labor disputes pending or, to the Knowledge of the Parent and the Verisk Health Parent Companies, threatened with respect to any employees of the Subject Companies. The Subject Companies have complied in all material respects with all Laws relating to the employment of labor (“Employment Laws”), including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, and are not liable for any arrearage of wages or any material Taxes for failure to comply with any of the foregoing. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act or any similar state or local mass layoff or plant closing Law) with respect to which the Subject Companies have any unsatisfied liabilities.

(b) As of the date of this Agreement, no labor union, works council or other collective bargaining unit represents or has been certified or recognized by any of the Subject Companies as representing any of their respective employees. To the Knowledge of the Parent and the Verisk Health Parent Companies, as of the date of this Agreement, no labor union or works council has taken any material action with respect to organizing the employees of any of the Subject Companies.

(c) Except to the extent prohibited by applicable Law, the Parent has provided to the Purchaser complete and accurate lists of (i) all employees of the Subject Companies as of the date of this Agreement, including the position, base compensation payable, work location, length of credited service and job classification (exempt or nonexempt) of each such individual and (ii) all individuals whose employment was transferred to or from the Subject Companies to or from the Parent or any of its Affiliates (other than the Subject Companies) during the six (6) months prior to the date of this Agreement, and for each such individual, the individual’s job titles before and after such transfer, principal work location before and after such transfer and employment status.

Section 3.15 Insurance.

The Parent and/or its Affiliates maintain insurance covering the Business or the Subject Companies in such amounts, with such deductibles and against such risks and losses as, in the Verisk Health Parent Companies’ judgment, are reasonable for the material business and assets of the Subject Companies. A complete and accurate list of such insurance policies (other than insurance policies which are covered by Section 3.13) in effect on the date of this Agreement is set forth in Section 3.15 of the Company Disclosure Schedule. As of the date of this Agreement, all of such insurance policies are in full force and effect. Neither the Parent nor any of its Affiliates is in material breach or default with respect to its obligations under any of such insurance policies, in each case, as such obligations relate to the Business or the Subject Companies. Excluding insurance policies that have expired and have been replaced in the ordinary course of business, as of the date of this Agreement, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any insurance policy covering the Business or the Subject Companies during the period of one (1) year prior to the date of this Agreement.

Section 3.16 Intellectual Property.

(a) Section 3.16(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Registered Intellectual Property (as hereinafter defined) including the registered owner, application, registration, Patent or other identifying number under which such Registered Intellectual Property is identified and jurisdiction; and (ii) all common law trademarks and service marks and trade names owned by any of the Subject Companies that are material to the operation of the Business, excluding the Excluded Assets. Except as set forth in Section 3.16(a)(ii) of the Company Disclosure Schedule, one or more of the Subject Companies, either separately or collectively, is the exclusive owner of all right, title, and interest in and to the Owned Intellectual Property (as hereinafter defined), free and clear of all Liens, except Permitted Liens. For the avoidance of doubt, the foregoing is not meant as a warranty of non-infringement.

(b) With respect to any of the material Registered Intellectual Property owned by the Subject Companies, other than any Registered Intellectual Property that has been identified in Section 3.16(a)(i) of the Company Disclosure Schedule as having been abandoned, the applicable Subject Company: (i) has timely satisfied all deadlines for prosecuting any applications or maintaining any registrations or Patents (including timely payment of any maintenance, renewal or related fees) with the relevant Governmental Body; (ii) is listed as the record title owner in the records of the relevant Governmental Body for such Registered Intellectual Property; and (iii) has taken all other actions with any Governmental Body required to maintain its validity and effectiveness, except where the failure to take such actions, individually and in the aggregate, has not resulted and/or would not be reasonably expected to materially impair the conduct or operations of the Business as currently conducted. To the Knowledge of the Parent or the Verisk Health Parent Companies, all Registered Intellectual Property is valid, enforceable and subsisting. Except as set forth in Section 3.16 of the Company Disclosure Schedule, since April 1, 2012, none of the Subject Companies has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered Intellectual Property.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Licensed Intellectual Property (as hereinafter defined) and the relevant license (except for off-the-shelf commercially available end-user licenses for unmodified software on standard terms with one time or annual license fees under $75,000).

(d) Section 3.16(d) of the Company Disclosure Schedule sets forth a complete and accurate list or description, as of the date of this Agreement, of all material licenses, sublicenses, and other agreements pursuant to which any of the Subject Companies authorizes a third party to use, practice any rights under, co-exist with, or grant sublicenses with respect to any Owned Intellectual Property.

(e) Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, no aspect of the Owned Intellectual Property or the operation of the Business as currently conducted infringes, misappropriates, dilutes or otherwise violates in any material respect the Intellectual Property or other rights or assets of any Person, and since April 1, 2012 (and, to the Knowledge of the Parent and the Verisk Health Parent Companies, prior to April 1, 2012) the Subject Companies have not infringed, misappropriated, diluted or otherwise violated in any material respect the Intellectual Property or other rights of any Person.

(f) Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, to the Knowledge of the Parent or the Verisk Health Parent Companies, as of the date of this Agreement, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property. Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, as of the date of this Agreement, no action, suit or other proceeding has been instituted relating to any Owned Intellectual Property, or, to the Knowledge of the Parent or the Verisk Health Parent Companies, threatened in writing relating to any Owned Intellectual Property, and none of the Owned Intellectual Property is subject to any outstanding Order. As of the date of this Agreement, none of the Subject Companies (or, in respect of the Business, their Affiliates) has sent or received any notice or correspondence alleging infringement, misappropriation, dilution or other violation of Intellectual Property rights.

(g) Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, (i) since April 1, 2012, all current and former employees, consultants, and contractors of the Subject Companies, respectively, involved in the development of any Owned Intellectual Property material to the Business have executed and delivered and, to the Knowledge of the Parent or the Verisk Health Parent Companies, as of the date of this Agreement, are in material compliance with written agreements under which they have (A) agreed to maintain the confidentiality of the Know-How of the Subject Companies, respectively, and (B) assigned to the

Subject Companies, as applicable, all Intellectual Property conceived or developed by such employees, consultants, or contractors related to the Business and, where applicable, acknowledged that works to which they contributed were “works made for hire”.

(h) To the Knowledge of the Parent or the Verisk Health Parent Companies, each of the Subject Companies has taken reasonable steps customary in the territory and industry in which such Subject Company operates to protect and maintain the proprietary nature of each item of Owned Intellectual Property by it and the confidentiality of the Know-How (other than Know-How known to the public) of the Subject Companies. Without limiting the foregoing, to the Knowledge of the Parent or the Verisk Health Parent Companies, since April 1, 2012, any receipt or use by, or disclosure to, any other Person (other than Affiliates of the Parent and the Subject Companies or any employees of the Subject Companies or any of their respective Affiliates) of the Know-How (other than Know-How known to the public) of the Subject Companies has been pursuant to the terms of a binding written confidentiality agreement between the applicable Subject Company, the Parent or one of its Affiliates and such other Person.

Section 3.17 Disputes and Litigation.

Except as identified in Section 3.17 of the Company Disclosure Schedule, as of the date of this Agreement, there is no, and during the two (2) years prior to the date of this Agreement there has not been any, action, suit, proceeding or claim pending or, to the Knowledge of the Parent or the Verisk Health Parent Companies, threatened, and, to the Knowledge of the Parent or the Verisk Health Parent Companies, no investigation by any Governmental Body, pending or threatened, in each case, against any of the Subject Companies before any Governmental Body that has resulted in or, if adversely determined, would reasonably be expected to result in (i) the imposition of Damages in an amount in excess of $2,000,000 individually or in the aggregate, if arising from similar facts or circumstances, or (ii) the imposition of any injunctive or other equitable relief. Except as identified in Section 3.17 of the Company Disclosure Schedule, as of the date of this Agreement, there is no outstanding material Order against any of the Subject Companies (or, in respect of the Business, any of their Affiliates).

Section 3.18 Compliance with Laws; Licenses; Permits.

(a) Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, since April 1, 2012, each of the Subject Companies (and, in respect of the Business, each of their Affiliates) has been and is currently in compliance in all material respects with all Laws and all Orders, in each case applicable to the Subject Companies, their respective assets and properties or the Business, and since April 1, 2012 and as of the date of this Agreement, no Subject Company (or in respect of the Business, any Affiliate) has (i) received any written notice alleging any material violation of any such Laws or Orders or (ii) conducted any internal investigation in connection with which outside legal counsel was retained for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged material violation of any such Laws or Orders.

(b) Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, each of the Subject Companies has (or has made timely application for) all licenses, registrations, exemptions, waivers, clearances, variances, certificates, permits and other approvals of Governmental Bodies (“Permits”) necessary to enable it to carry on the Business as currently conducted and to own, operate and use its assets and properties as currently operated and used, except for such Permits which are immaterial to the Business. All such Permits are in full force and effect. The Subject Companies are, and during the past three (3) years have been, in compliance in all material respects with all such Permits and, as of the date of this Agreement, have not received any written (or, to the Knowledge of the Parent or the Verisk Health Parent Companies, oral) notice from any Governmental Body threatening to revoke, terminate, suspend or materially and adversely modify any such Permit, and there is no pending or, to the Knowledge of the Parent or the Verisk Health Parent Companies, threatened Proceeding under which any such Permit may be revoked, terminated, suspended or materially and adversely modified. None of the Subject Companies offers or has offered a product or solution that has been certified as a Certified Electronic Health Record Technology (as defined at 42 CFR 495.4).

(c) Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, none of the Subject Companies nor, to the Knowledge of the Parent or the Verisk Health Parent Companies, any of their employees (or, as of the date of this Agreement, any of their agents or contractors) (i) is excluded, suspended, debarred or otherwise ineligible to participate in Medicare or any other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) or federal or state procurement or nonprocurement program, (ii) is designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury; or (iii) has been convicted (as defined by 42 U.S.C. § 1320a-7(i)) of a criminal offense that would lead to mandatory exclusion from Federal Health Care Programs applicable to the operation of the Business.

Section 3.19 Environmental.

(a) Each of the Subject Companies is, and has been since April 1, 2012, in compliance in all material respects with, and holds all material Permits required pursuant to, all Environmental Laws (as hereinafter defined) applicable to the operation of the businesses of the Subject Companies or the Real Property. Since April 1, 2012, and, to the Knowledge of the Parent or the Verisk Health Parent Companies, prior to April 1, 2012, none of the Subject Companies has caused a Hazardous Material Release or is subject to any obligation to investigate or remediate, or is otherwise responsible for any Damages relating to, any Hazardous Material Release, except for any such Hazardous Material Release that would not reasonably be expected to result in a material liability to any of the Subject Companies.

(b) The representations and warranties contained in Section 3.3, Section 3.17 and this Section 3.19 are the sole and exclusive representations and warranties of the Verisk Health Parent Companies relating to environmental matters of any kind or nature with respect to the Subject Companies, the operation of the businesses of the Subject Companies or the Real Property.

Section 3.20 Accounts Receivable.

The Accounts Receivable of the Subject Companies have arisen out of bona fide sales and deliveries of goods, performance of services or other business transactions in the ordinary course of business consistent with past practice.

Section 3.21 Related Party Transactions.

Except as set forth in Section 3.21 of the Company Disclosure Schedule, no Affiliate, Key Employee, director or officer of any of the Subject Companies is a party to, a beneficiary of or is subject to, any material Contract with any of the Subject Companies (other than Benefit Plans) or has any material interest in any of the properties or assets of the Subject Companies.

Section 3.22 Questionable Payments.

None of the Subject Companies nor, to the Knowledge of the Parent or the Verisk Health Parent Companies, any director, officer, or employee of the Subject Companies or agent or other Person associated with or acting on behalf of any of the Subject Companies has (i) made or incurred any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made, offered, promised, authorized, requested, solicited, or received any direct or indirect unlawful payment to or from any Person, including any foreign or domestic government official, health plan, health care provider or employee; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) violated or is in violation of any provision of the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), as amended, or any similar Law; or (v) in each case, for or on behalf of or in connection with the Business or any of the Subject Companies, made, offered, promised, authorized, requested, solicited, or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.23 HIPAA and HITECH Compliance.

(a) Each of the Subject Companies is, and during the past two (2) years has been, in material compliance with all Privacy and Security Laws, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and all applicable regulations promulgated under the Administrative Simplification provisions of HIPAA and the Health Information Technology for Economic and Clinical Health Act (“HITECH”), including: (i) standards for privacy of Protected Health Information (as hereinafter defined), (ii) security standards for the protection of electronic health information, (iii) electronic data transaction standards and code sets, (iv) standard unique identifiers for employers, providers, health plans (as applicable), (v) standards for notification in the case of breach of unsecured Protected Health Information (as hereinafter defined), and (vi) any other standards implementing the Administrative Simplification provisions of HIPAA and HITECH.

(b) Each “business associate contract” or other similar Contract, within the meaning of HIPAA and HITECH, to which each of the Subject Companies is currently a party, is in material compliance with HIPAA and HITECH. Each of the Subject Companies is in material compliance with the terms and conditions of any such business associate contract or other similar Contract, and, as of the date of this Agreement, there are no actions, suits, claims, investigations or administrative proceedings pending or, to the Knowledge of the Parent or the Verisk Health Parent Companies, threatened with respect to any such business associate contract or other similar Contract.

(c) Except as set forth in Section 3.23 of the Company Disclosure Schedule, as of the date of this Agreement, no Subject Company has, nor has it since April 1, 2012, (i)

received, is or has been required to send, any notice or make any report pursuant to any notification or reporting requirement under any Contract to which the Subject Company is a party or any Privacy and Security Laws as a result of any unauthorized access, use or disclosure of Data, (ii) experienced a breach of unsecured Protected Health Information (as defined in 45 C.F.R. § 164.402), or (iii) experienced any other information security or privacy breach event that would require notification under any other Privacy and Security Laws, except, in each case, as would not reasonably be expected to result in a material liability to the Subject Companies.

Section 3.24 Brokers and Finders.

None of the Subject Companies, nor any Affiliate, director, officer, agent or employee thereof, has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement, except for fees and expenses payable to Morgan Stanley and SunTrust Robinson Humphrey pursuant to financial advisory agreements with the Parent Guarantor, all of which fees and expenses shall be borne solely by the Parent or one of its Affiliates (other than the Subject Companies).

Section 3.25 Top Clients and Vendors.

Section 3.25 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the (a) twenty (20) largest customers (by revenue) of the Business for each of the three (3) most recently completed fiscal years, showing the aggregate total sales to each such customer during such fiscal year, and (b) twenty (20) largest suppliers (by dollar-value of total purchases) of the Business for each of the three (3) most recently completed fiscal years, showing the aggregate total purchases from each such supplier during such fiscal year. As of the date of this Agreement, neither the Parent nor any of its Affiliates has received any written (or, to the Knowledge of the Parent or the Verisk Health Parent Companies, oral) communication from any customer or supplier named in Section 3.25 of the Company Disclosure Schedule of any intention or threat to terminate or materially reduce purchases from or supplies to, or change in any material and adverse respect their relationship with, the Business other than as a result of an expiration of a Contract pursuant to its terms (other than by a breach of or default under such Contract by any of the Subject Companies or any other Person a party thereto).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER, VCVH INTERMEDIATE, VCVH HOLDING II AND

PURCHASER LLC

Each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC hereby represents and warrants to the Parent and each of the Verisk Health Parent Companies that:

Section 4.1 Organization and Good Standing.

Each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC is a corporation or limited liability company, as the case may be, duly organized, validly existing, and in good standing under the laws of its state of incorporation or organization, as the case may be, and has full corporate or limited liability company power and authority to own, operate or hold under lease the assets and properties which it owns, operates or holds under lease, to conduct its business as currently conducted, and to perform all its obligations under the agreements to which it is a party, including this Agreement and the other Transaction Documents to which it is a party. Each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC is in good standing in each other jurisdiction wherein it is required to be qualified in order to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.

Section 4.2 Authorization; Enforceability.

The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC, the performance by the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC of its covenants and agreements hereunder and thereunder and the consummation by the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action, as the case may be. This Agreement has been, and at the Closing each of the other Transaction Documents to which it is a party will be duly and validly executed and delivered by each of the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC. When executed and delivered by the parties hereto or thereto (other than the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC), as applicable, this Agreement and the other Transaction Documents to which it is a party shall constitute the valid and legally binding obligations of each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC, enforceable against each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

Section 4.3 Conflicts.

Neither the execution and delivery of this Agreement and the other Transaction Documents to which Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC is a party, nor the performance of its obligations hereunder and thereunder or the consummation by each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC of the transactions contemplated herein and therein, will (x) violate any provision of the Organizational Documents of the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC, (y) subject to compliance with the regulatory requirements hereinafter specified in this Section 4.3, violate or conflict with, any Law or Order binding upon the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC, or (z) conflict with, constitute (with or without notice or lapse of time or both) a default under, or result in any breach of any of the terms of or the creation or imposition of any Lien (other than Permitted Liens) pursuant to, or create any cause for termination, amendment, cancellation or acceleration under, the terms of any Contract to which it is a party or by which it or any of its assets and properties are bound, other than, in the case of the foregoing clauses (y) and (z), any such violation, conflict, breach, default, termination, acceleration, creation or imposition which would not, individually or in the aggregate, reasonably be expected to materially delay or prevent the Purchaser’s, VCVH Intermediate’s, VCVH Holding II’s or Purchaser LLC’s ability to enter into this Agreement or the other Transaction Documents to which it is a party, to timely perform its obligations hereunder or thereunder or to consummate the transactions contemplated herein or therein. Except for filings required under, and compliance with other applicable requirements of, the Antitrust Laws, including under the HSR Act, no consents, approvals or authorizations of, or filings or registrations with, or notice to any Governmental Body or any other Person are required in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party by any of the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC, the performance of its obligations hereunder and thereunder or the consummation by each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC of the transactions contemplated hereby or thereby, except for such consents, approvals, authorizations, filings or registrations the failure of which to effectuate would not, individually or in the aggregate, reasonably be expected to materially delay or prevent the Purchaser’s, VCVH Intermediate’s, VCVH Holding II’s and Purchaser LLC’s ability to enter into this Agreement or the other Transaction Documents to which it is a party, to timely perform its obligations hereunder or thereunder or to consummate the transactions contemplated herein or therein.

Section 4.4 Disputes and Litigation.

As of the date of this Agreement, there is no action, suit, proceeding, or claim, pending or, to the Knowledge of the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC, threatened, and, to the Knowledge of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC, no investigation by any Governmental Body, pending or threatened, against any of the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC before any Governmental Body, nor is there any outstanding Order against the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC, except for any such actions, suits, proceedings, claims, investigations or Orders which would not reasonably be expected to have a material adverse effect on the performance by the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC under this Agreement and the other Transaction Documents to which it is a party or the consummation by each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC of the transactions contemplated hereby or thereby.

Section 4.5 Sufficient Funds.

(a) Prior to the execution of this Agreement, the Purchaser has received and accepted (i) a fully executed debt commitment letter, dated as of the date of this Agreement (the “Debt Commitment Letter”), from the Debt Financing Sources party thereto who have committed to provide debt financing on the terms and conditions of the Debt Commitment Letter in the amount set forth therein (such debt financing, the “Debt Financing”), and (ii) a fully executed equity commitment letter, dated as of the date of this Agreement (such letter, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), from The Veritas Capital Fund V, L.P. (the “Purchaser Guarantor”)

relating to the commitment of the Purchaser Guarantor to provide the equity financing specified therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”), on the terms and conditions of the Equity Commitment Letter. The Equity Commitment Letter provides, and will continue to provide, that the Parent is a third-party beneficiary thereto as specified therein.

(b) Assuming the Financing is funded in accordance with the Commitment Letters, the aggregate proceeds of the Financing are sufficient to allow the Purchaser to consummate the Closing upon the terms contemplated by this Agreement and pay (x) all amounts required to be paid by the Purchaser or its Affiliates at the Closing under the Transaction Documents to which such Person is a party and (y) all related fees and expenses of the Purchaser, its Affiliates and their respective Representatives (as hereinafter defined). Prior to the execution of this Agreement, the Purchaser has delivered to the Parent true and complete copies of the fully-executed Commitment Letters, including all annexes, schedules and other attachments thereto.

(c) The Equity Commitment Letter, and, as of the date of this Agreement, the Debt Commitment Letter, is in full force and effect and is the legal, valid, binding and enforceable obligation of the Purchaser, and, to the Knowledge of the Purchaser (in the case of the Debt Commitment Letter only), each other party thereto, except as may be limited by bankruptcy, insolvency or other Laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies. As of the date hereof, no Commitment Letter has been amended, modified or supplemented in any respect, no provisions or rights thereunder have been waived and the respective commitments contained therein have not been withdrawn, rescinded or modified in any respect, nor is any such amendment, modification or supplement currently contemplated, nor, to the Knowledge of the Purchaser (in the case of the Debt Commitment Letter only), is any such withdrawal or rescission currently contemplated. As of the date of this Agreement, the Commitment Letters constitute all of the Contracts entered into between each of the Debt Financing Sources and the Purchaser Guarantor, on the one hand, and the Purchaser and/or its Affiliates (other than the Purchaser Guarantor), on the other hand, with respect to the Financing, other than customary fee letters relating to fees with respect to the Debt Financing (true and complete copies of which have been provided to the Parent prior to the execution hereof, with only fee amounts, pricing caps and certain economic and flex terms (which would not adversely affect the amount or availability of the Debt Financing or include any additional conditions to funding) redacted). The Purchaser has fully paid, or caused to be fully paid, all commitment fees and other fees and expenses required to be paid under the Commitment Letters on or prior to the date of this Agreement. The Commitment Letters are not subject to any condition of any kind whatsoever, including any subsequent approval process, that is directly or indirectly related to the funding of the full amount of the Financing (including any flex provisions), other than the conditions precedent as expressly set forth therein, and, assuming the conditions set forth in Article VIII and Article X have been satisfied in full, as of the date of this Agreement, the Purchaser has no reason to believe that (i) it or any other party thereto will not be able to satisfy on a timely basis any term or condition set forth in the Commitment Letters, including any condition of closing of the Financing that is required to be satisfied as a condition of the Financing, or (ii) the full amount of the Financing (other than the portion of the revolving credit facility forming part of the Debt Financing with respect to which, pursuant to the terms of the Debt Commitment Letter, borrowings will not be available on the Closing Date) will not be made available to the Purchaser at or prior to the

Closing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser or, to the Knowledge of the Purchaser (in the case of the Debt Commitment Letter only), any other party thereto under any of the Commitment Letters. As of the date hereof, the Purchaser is not aware of any fact, event or other occurrence that makes any of the representations and warranties of the Purchaser in any Commitment Letter inaccurate in any material respect.

(d) Each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, the consummation of the Financing shall not be a condition to the obligations of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC to consummate the transactions contemplated by this Agreement.

(e) Concurrently with the execution and delivery of this Agreement, the Purchaser Guarantor has delivered to the Parent a duly executed guarantee of the Purchaser Guarantor (the “Limited Guarantee”), pursuant to which the Purchaser Guarantor has guaranteed certain obligations of the Purchaser in connection with this Agreement as specified therein. The Purchaser Guarantor is a limited partnership duly organized, validly existing and in good standing under the Laws of the state or jurisdiction of its organization and has all organizational powers required to carry on its business as now conducted. The execution, delivery and performance by the Purchaser Guarantor of the Limited Guarantee, and the consummation of the transactions contemplated thereby, are within the organizational powers of the Purchaser Guarantor and have been duly authorized by all necessary action on the part of the Purchaser Guarantor. The Limited Guarantee is in full force and effect and is a legal, valid, binding and enforceable obligation of the Purchaser Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency or other Laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Purchaser Guarantor under such Limited Guarantee.

Section 4.6 Sources of Information.

Each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC acknowledges that (a) none of the Parent, the Subject Companies or any Person on behalf of the Parent or the Subject Companies or any of them is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Parent in Article II and Article III above and in the certificate delivered pursuant to Section 10.1, and (b) neither the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person that are not expressly set forth in Article II or Article III or in the certificate delivered pursuant to Section 10.1. Without limiting the generality of the foregoing, each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available to the Purchaser, its Affiliates or any of their representatives or advisors, except those, if any, expressly made by the Parent in Article II and Article III above and in the certificate delivered pursuant to Section 10.1. Subject to the representations, warranties, covenants and agreements of the Parent and the Verisk Health Parent Companies specifically set forth in this Agreement, including the Company Disclosure Schedule, each of the Purchaser and VCVH Intermediate (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the transactions contemplated by this Agreement, and (ii) has requested, and has been furnished with or given access to, certain information about the transactions contemplated by this Agreement.

Section 4.7 Purchase for Investment.

Each of the Purchaser and VCVH Intermediate is purchasing the Verisk Health Shares and the Mediconnect Shares for its own account for investment and not for resale or distribution. Each of the Purchaser and VCVH Intermediate acknowledges that the sale of the Verisk Health Shares and the Mediconnect Shares has not been registered under the Laws of any jurisdiction. Other than the contribution by VCVH Intermediate down the chain of ownership to the Purchaser of the Verisk Health Shares and Mediconnect Shares acquired by VCVH Intermediate in exchange for the Note, neither the Purchaser nor VCVH Intermediate has any Contract, undertaking, agreement or arrangement with any Person to sell, hypothecate, pledge, donate or otherwise dispose of the Subject Company Equity Interests, or any of them, and neither the Purchaser nor VCVH Intermediate has any present plan or intention to enter into any such Contract, undertaking, agreement or arrangement, in each case, that would constitute a violation of any applicable Laws.

Section 4.8 Brokers and Finders.

None of the Purchaser, VCVH Intermediate, VCVH Holding II nor Purchaser LLC, nor any director, officer, agent or employee thereof, has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement, for which the Parent or any of its Affiliates would be responsible.

Section 4.9 The Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC.

Each of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC have been formed in connection with the transactions contemplated hereby and have not incurred any liabilities other than those incident to the transactions contemplated by this Agreement and the other Transaction Documents. Upon Closing, Purchaser LLC will not have any assets other than those contemplated by this Agreement (primarily the direct or indirect ownership of 100% of VCVH Intermediate, which shall own directly or indirectly 100% of the equity in the Purchaser) and, if any, cash.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 HSR Act; Other Governmental and Judicial Filings.

(a) As soon as practicable after the date of this Agreement, the Parent Guarantor, the Parent, Verisk Health and Mediconnect Global and the Purchaser, VCVH

Intermediate and VCVH Holding II shall provide reasonable cooperation in the preparation and filing of all materials necessary or desirable to obtain the approval of the transactions contemplated hereby by any Governmental Body that has jurisdiction over the transactions contemplated hereby or the disclaimer of jurisdiction with respect thereto, including all filings with the Federal Trade Commission and the U.S. Department of Justice required under the HSR Act.

(b) In furtherance and not in limitation of the foregoing, each of the Purchaser, VCVH Intermediate, VCVH Holding II, the Parent Guarantor, Parent, Verisk Health and Mediconnect Global agrees to make, or cause to be made, an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each party agrees to make, or to cause to be made, any filing that may be required under any other Antitrust Law or competition Law or by any other antitrust or competition authority, including any other requirements of the antitrust legislation of any other relevant jurisdiction, if applicable, with respect to the transactions contemplated hereby within thirty (30) days after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant thereto. The Purchaser shall have the responsibility for all filing fees associated with the HSR filings and any other similar filings required in any other jurisdictions.

(c) Each party, acting solely through outside counsel, will (x) promptly notify the other party of any written communication to that party from any Governmental Body located in the U.S. and, to the extent practicable, outside of the U.S. and, subject to applicable Laws, if practicable, permit the other party to review in advance any proposed written communication to any such Governmental Body and incorporate the other party’s reasonable comments, in each case, with respect to this Agreement and the transactions contemplated by this Agreement, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Body in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Body or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that any materials concerning a party’s or any of its Affiliate’s or representatives’ valuation of the Subject Companies or the transactions contemplated hereby, internal financial information or competitively sensitive information of a party or any of its Affiliates may be redacted. Each party will consult with counsel for the other parties as to, and will permit such counsel to participate in, any litigation referred to in paragraph (e) below. For purposes of this Section 5.1, (i) delivery by the Purchaser, VCVH Intermediate or VCVH Holding II of any notice of or other document required by this Section 5.1 shall be delivered to the Parent on behalf of the Parent Guarantor, the Parent and the Verisk Health Parent Companies, and (ii) delivery by the Parent Guarantor, the Parent or any of the Verisk Health Parent Companies of any notice of or other document required by this Section 5.1 shall be delivered to the Purchaser on behalf of VCVH Intermediate, VCVH Holding II and the Purchaser.

(d) In the event that the Purchaser, VCVH Intermediate, VCVH Holding II, the Parent Guarantor or the Parent receives a Second Request for Additional Information in connection with the transactions contemplated by this Agreement, such party will comply with such request as provided by Section 7A(e) of the HSR Act as soon as reasonably practicable following the date of service of the request. For purposes of this provision, a party shall be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance and by certifying its substantial compliance. In the event that a party receives a subpoena or civil investigative demand requesting materials and information in connection with the transactions contemplated by this Agreement similar to that usually demanded in a Second Request for Additional Information, such party shall comply with such subpoena or civil investigative demand as soon as reasonably practicable following the date of service of the subpoena or civil investigative demand. In the event the Governmental Body disputes the adequacy of compliance by a party with respect to a Second Request for Additional Information, subpoena, or civil investigative demand, the party shall use its reasonable best efforts to satisfy the Governmental Body, so as to minimize any delay in the conduct or resolution of the investigation.

(e) The Purchaser, VCVH Intermediate and VCVH Holding II each agrees to use its best efforts and to take promptly, and the Parent Guarantor, the Parent and the Verisk Health Parent Companies agree to (and shall cause each of the other Subject Companies to) reasonably cooperate with the Purchaser, VCVH Intermediate and VCVH Holding II in taking, any and all reasonable steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Body or any other Person under any Antitrust Law with respect to the transaction contemplated by this Agreement so as to enable the Closing to occur expeditiously, but in no case later than the Termination Date, by providing information, proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise) such of the assets, properties or businesses of the Business to be acquired by it pursuant hereto as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any Order (whether temporary, preliminary or permanent) in any Proceeding arising under any Antitrust Law, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement or that would make the consummation of the acquisition of the Business and/or the Verisk Health Shares and the Mediconnect Shares in accordance with the terms of this Agreement unlawful. In addition, the Purchaser, VCVH Intermediate and VCVH Holding II shall defend through litigation on the merits any claim asserted in court by any party under any Antitrust Law in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the Termination Date.

(f) The Purchaser, VCVH Intermediate and VCVH Holding II shall be responsible for making any settlement offers and negotiating any consent decree or consent order with any Governmental Body to the extent required by Section 5.1(e) in order to permit the transactions contemplated by this Agreement to be consummated prior to the Termination Date. The Purchaser, VCVH Intermediate and VCVH Holding II each agree that, at any time in an investigation arising under any Antitrust Law, if a Governmental Body proffers a settlement of the investigation to permit the Closing, the Purchaser, VCVH Intermediate and VCVH Holding II shall promptly (and in any event within one (1) Business Day) communicate the terms of the offer to the Parent. The Purchaser, in its sole discretion, may accept or reject any settlement of the investigation proposed by such Governmental Body, subject to the Purchaser’s, VCVH Intermediate’s and VCVH Holding II’s obligations under Section 5.1(e).

Section 5.2 Affirmative Covenants of the Verisk Health Parent Companies.

From and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with Section 11.1, except as required or permitted by this Agreement, as set forth in Section 5.2 of the Company Disclosure Schedule, as required by applicable Law, or unless the prior written consent of the Purchaser shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), the Verisk Health Parent Companies shall, and shall cause each other Subject Company to: (a) operate the Business in the ordinary course consistent with past practice; (b) use its reasonable efforts to (i) preserve intact its business organization and material assets and maintain its insurance, rights and franchises, (ii) keep available the services of present employees, consultants, independent contractors and executive officers of the Subject Companies (other than the executive officers who also serve as officers of the Parent, ISO or the Parent Guarantor and who are not Continued Employees), (iii) comply in all material respects with all Laws and obligations under Contracts applicable to the Business, (iv) preserve intact the material business relationships with customers and vendors of, and other Persons having material business relationships with, the Business, and (v) prior to the Closing, report to the applicable insurers each claim (or any applicable circumstances that would reasonably be expected to give rise to a claim) relating to the Subject Companies or the Business that becomes known to the Parent or any of its Affiliates prior to the Closing and that would be covered under the insurance policies described in Section 12.9(c); and (c) take no action that would reasonably be likely to materially adversely affect the ability of any party hereto to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement. The Purchaser acknowledges and agrees that the payment of any lawful dividend or distribution in respect of the capital stock or other equity interests of any Subject Company (other than Verisk Health Nepal) that is payable solely in cash to the Parent or any of its designated Affiliates prior to the Closing shall not constitute a breach or default under this Agreement.

Section 5.3 Negative Covenants of the Parent and the Subject Companies.

Each of the Parent, Verisk Health and Mediconnect Global covenants and agrees that from and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with Section 11.1, except as required or permitted by this Agreement, as set forth in Section 5.3 of the Company Disclosure Schedule, as required by Law, or unless the prior written consent of the Purchaser shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), the Verisk Health Parent Companies shall not, and shall cause each other Subject Company, and the Parent Guarantor shall cause each of the foregoing, not to:

(a) amend the Organizational Documents of any of the Subject Companies;

(b) purchase, whether by purchase of assets or stock, merger, consolidation or by any other manner, any (i) assets in excess of $1,000,000 (individually for any such transaction or in the aggregate for all such transactions), except for acquisitions of inventory and similar assets in the ordinary course of business consistent with past practice, or (ii) corporation, partnership, limited liability company or other business organization or any business, line of business, product line or division thereof;

(c) sell, transfer, license, lease, sublease or otherwise dispose of its business or its assets or properties, except (i) sales of inventory, (ii) non-exclusive licenses of software or data or other Intellectual Property to customers and (iii) dispositions of worthless and obsolete assets, in each case, in the ordinary course of business consistent with past practice;

(d) incur (i) any Indebtedness other than (A) Indebtedness of the type described in clauses (f) and (g) thereof, (B) Indebtedness of one Subject Company to another Subject Company (so long as it would not have any adverse tax impact on the Subject Companies in any post-Closing period), or (C) as provided in the following clause (iii), (ii) any trade payables other than trade payables incurred in the ordinary course of business consistent with past practice or (iii) any capital leases other than capital leases for equipment entered into with unaffiliated third parties in the ordinary course of business consistent with past practice not to exceed an aggregate amount of $500,000, or impose, or suffer the imposition, on any asset of any Subject Company of any Lien not in effect as of the date of this Agreement or permit any such additional Lien to exist (other than Permitted Liens);

(e) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or equity interests or any securities convertible into or exchangeable for any shares or equity interests, of the capital stock or membership interests of any Subject Company;

(f) (i) issue, grant, sell or encumber any shares of its capital stock or other equity interests (other than, subject to Section 5.3(o), additional shares of capital stock of Verisk Health Nepal that may be issued to Verisk Health in accordance with Nepalese Law in connection with any additional capital contributions by Verisk Health), (ii) issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of capital stock or other equity interests of any of the Subject Companies, or (iii) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (i) or (ii) of this paragraph (f);

(g) split, combine or reclassify any shares of its capital stock or other equity interests, or effect or adopt a plan of complete or partial liquidation, dissolution, restructuring or other reorganization;

(h) settle or compromise any litigation or other Proceeding (other than relating to Taxes, which shall be subject to paragraph (k) below) involving (i) the payment of, in cash, notes, or other property, an amount exceeding $1,000,000 individually or in the aggregate (it being understood that any such payments that would not exceed such amount shall not be permitted unless fully paid prior to the Closing or such outstanding potential amount, contingent or otherwise, is included as a Current Liability), (ii) any finding or admission of any violation of Law or other wrongdoing by any Subject Company (or, in respect of the Business, any Affiliate thereof) or (iii) future material restrictions or obligations on the Business, any of the Subject Companies or any of their respective assets or properties;

(i) grant or announce any increase in the salaries, bonuses or other compensation or benefits payable or to become payable to any employees or other individual service providers of the Subject Companies, or adopt, terminate or materially amend any Benefit Plan (or a plan that would be a Benefit Plan upon its adoption), in each case, other than (i) as required by Law or the terms of any Benefit Plans or other applicable Contract set forth in Section 3.13 of the Company Disclosure Schedule as they exist on the date of this Agreement, (ii) base salary or wage rate increases for any individual who is not a Key Employee of not more than $10,000 made in the ordinary course of business consistent with past practice, or (iii) changes made in the ordinary course of business to Parent Plans that provide welfare benefits if such changes apply equally to all similarly-situated participants in such Parent Plans and such change is not targeted to Subject Companies’ service providers;

(j) transfer or make provisions for transfer of the employment or service relationship to or from the Parent (or any of its Affiliates, other than the Subject Companies) to or from any Subject Company or hire, terminate (other than for cause), promote, demote or otherwise change the employment status or title of (x) any Key Employee (or individual who would have been a Key Employee if such individual were employed on the date of this Agreement), or (y) except as expressly permitted under this Agreement which, for the avoidance of doubt, includes the employee transfers described in Section 5.3(j)(i) and Section 5.3(j)(ii) of the Company Disclosure Schedule (it being understood and agreed that, notwithstanding anything to the contrary set forth in any Transaction Document, the Purchaser shall be relieved and no longer responsible for providing any Services (as such term is defined in the Transitional Services Agreement) described in Schedule 5-1 of the Transitional Services Agreement by any employees listed in Section 5.3(j)(ii) of the Company Disclosure Schedule, if, and to the extent, such employees have been transferred to the Parent or one of its Affiliates (other than any Subject Company)), any other employee or other individual service provider of the Subject Companies; provided the Subject Companies may hire, fire, promote or demote (but not transfer or make provisions for such transfer except as permitted under this Agreement) any employee who is not a Key Employee (and who will not be a Key Employee after such event if such employee held the applicable position on the date hereof) in the ordinary course of business and consistent with past practice;

(k) make or change any material Tax election, settle or compromise any material claim, notice, audit, assessment or other proceeding relating to Taxes, file any material amended Tax Return, enter into any closing agreement affecting any material Tax Liability or any material refund or file any request for rulings or special tax incentives with any Taxing Authority, enter into any Tax allocation, indemnity or sharing Contract, surrender or compromise any right to claim a material Tax refund, consent to an extension or waiver of the statute of limitations period applicable to any material Tax or Tax Return or undertake or enter into any Voluntary Compliance Procedure, except to the extent that any of the foregoing (x) is consistent with the past practices of the Parent, ISO or any of the Subject Companies and also (y) does not result in an adverse Tax effect on the Purchaser or its Affiliates (including, after the Closing, the Subject Companies);

(l) (i) modify or amend in any material adverse respect, terminate (other than due to expiration or termination in accordance with its terms (and not as a result of a breach or default or any action or inaction by any of the Subject Companies)), cancel or extend (other than in accordance with the terms of any automatic renewal or any renewal in the ordinary course of business consistent with past practices of any of the Subject Companies) any collective bargaining or labor agreement, if any, Material Contract or Real Property Lease or expressly waive any material benefit under any such Contract, (ii) other than in the ordinary course of business consistent with past practice and except for Contracts of the type described in Section 3.11(a)(v), (viii) or (ix), enter into any Material Contract or (iii) enter into any Contract that, if in effect on the date of this Agreement, would be required to be listed on Section 3.10 of the Company Disclosure Schedule;

(m) except to the extent provided in the last sentence of Section 5.2, declare, set aside or pay any dividend or distribution in respect of the capital stock or other equity interests of any Subject Company;

(n) except as set forth in the monthly capital expenditure budget of the Business made available to the Purchaser prior to the date of this Agreement, approve any new capital expenditures in excess of $1,000,000 in the aggregate, or fail to make capital expenditures in all material respects in accordance with such budget;

(o) make any loans, advances or capital contributions to, or investments in, any Person (other than another Subject Company that is not Verisk Health Nepal), except for advances to employees of the Subject Companies for business expenses, in each case, made in the ordinary course of business consistent with past practice;

(p) make any material change in any Accounting Policies or tax accounting methods, other than such changes as are required by concurrent changes in GAAP or applicable Law; and

(q) authorize, or agree or commit to take, any action described in this Section 5.3.

Section 5.4 [Intentionally Omitted.]

Section 5.5 Projected Closing Statement.

At least three (3) Business Days prior to the Closing Date but no earlier than five (5) Business Days prior to the Closing Date (as hereinafter defined), the Parent shall prepare and deliver to the Purchaser, based upon its good faith estimates and assumptions and consistently using the Accounting Policies, a written statement showing thereon calculations of (a) the amount (which may be a positive or negative number, the “Projected Closing Working Capital”) projected by the Parent as of 12:01 a.m. EDT on the Closing Date for the Subject Companies, on a combined basis, obtained by subtracting: (i) the Current Liabilities (as hereinafter defined) from (ii) the Current Assets (as hereinafter defined), and (b) the amount (which may be a positive or negative number, the “Projected Net Debt”) projected by the Parent as of 12:01 a.m. EDT on the Closing Date for the Subject Companies, on a combined basis, obtained by subtracting: (A) the Cash (as hereinafter defined) from (B) the Indebtedness (as hereinafter defined). The foregoing statement is referred to herein as the “Projected Closing Statement.” An illustrative (and non-binding) example of Closing Working Capital, Indebtedness and Cash is set forth as Annex B (the “Illustrative Net Working Capital Statement) hereto.

Section 5.6 Notification of Certain Matters.

Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with Section 11.1, each of the Parent and the Purchaser will give prompt notice in writing to the other of: (i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of its (including, in the case of the Purchaser, VCVH Intermediate’s, VCVH Holding II’s or Purchaser LLC’s) representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect from the date of this Agreement to the Closing, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) subject to Section 5.1(c), any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement, (iv) any actions, suits, claims, investigations or proceedings to its Knowledge commenced or threatened against any party to this Agreement or any of its Affiliates which relates to the transactions contemplated by this Agreement, and (v) any material failure of the notifying party or any officer, director, employee or agent thereof to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Parent and the Subject Companies will comply with all applicable notification and consultation requirements and obligations with respect to any unions, works councils and employee representatives of any employees of the Subject Companies, if any, in connection with the transactions contemplated by this Agreement.

Section 5.7 No Control of Other Party’s Business.

Without limiting any of the other provisions of this Agreement, nothing contained in this Agreement is intended to give the Purchaser the right to control or direct any of the Subject Companies’ operations prior to the Closing. Prior to the Closing, the Subject Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

Section 5.8 Cooperation; Additional Agreements.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate reasonably with one another and use all commercially reasonable efforts to complete in a timely and expeditious manner the transactions contemplated by this Agreement, including (i) using its commercially reasonable efforts to comply with any and all applicable rules and regulations, and to send all notices to, make all declarations, filings and registrations with, and obtain all consents, authorizations, approvals and waivers from third parties and Governmental Bodies required to consummate the transactions contemplated hereby, to perform its obligations hereunder or under any other Transaction Document, or to comply with any and all applicable rules and regulations governing such transactions, and (ii) furnishing the other parties with all information required by Section 5.1 hereof to be furnished to such other parties that is in its possession; provided, however, that, (x) except as otherwise expressly provided in this Agreement, nothing in this Section 5.8(a) shall require any party to (and, without the Purchaser’s prior written consent, no Subject Company shall) make any payment (other than administrative, processing or similar fees or charges) or grant any accommodation (financial or otherwise) to any third party, including any Governmental Body, or agree to do any of the foregoing, in connection with the transactions contemplated by this Agreement, and (y)

except as otherwise expressly required by Section 8.1 or Section 8.2, no ultimate receipt of any such consent, authorization, approval or waiver from any third party is required to be obtained in order to satisfy any condition precedent set forth in Article IX or Article X.

(b) From and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with Section 11.1, the Parent Guarantor, the Parent and each Verisk Health Parent Company shall, and shall cause each Subject Company to, at all reasonable times, (i) reasonably promptly provide to the Purchaser, and its Affiliates, employees, counsel, agents, accountants and other representatives, reasonable access, during normal business hours and following reasonable prior notice, to the contracts, agreements, documents and books and records of the Subject Companies (including the accounting records of the Subject Companies and, subject to entering into customary access letters, the work papers of the accountants of the Subject Companies) and all employees, facilities and representatives of the Subject Companies, (ii) afford the Purchaser reasonable access to the Subject Companies’ respective officers, employees, accountants, counsel, consultants, advisors, agents and other Representatives, (iii) reasonably promptly furnish the Purchaser with such additional financial, operating, and other data and information as the Purchaser may reasonably request with respect to the Subject Companies, including for purposes of obtaining and implementing benefits plans and other arrangements to be effective as of the Closing, provided, that the Parent Guarantor, the Parent and each of the Subject Companies shall only be required to provide data and information that the Parent or its Affiliates has available or is prepared in the ordinary course of its business and shall not be required to prepare or generate any data or information for or on behalf of the Purchaser or its Affiliates, and (iv) promptly permit the Purchaser and its agents and representatives to examine and copy, at the Purchaser’s expense, such contracts, agreements, documents and books and records of the Parent Guarantor and the Parent with respect to the business and financial condition of the Subject Companies. Nothing contained in this Section 5.8(b) shall require the Parent Guarantor, the Parent, any Verisk Health Parent Company or any Subject Company to unreasonably interrupt (in time or manner) the normal ordinary course of operation of its or their respective businesses to respond to any such information request.

(c) All information provided to the Purchaser or its representatives by or on behalf of the Parent, any of the Subject Companies or any of their Affiliates (including pursuant to Section 5.8(b) or Section 5.14(c)), before or after the date of this Agreement in connection with the transactions contemplated by this Agreement, shall be governed by the confidentiality agreement dated as of October 2, 2015 entered into by Veritas Capital Fund Management, L.L.C. and the Parent Guarantor with respect to the transactions contemplated hereby (the “Confidentiality Agreement”). The execution of this Agreement shall constitute written consent by the Parent Guarantor pursuant to the Confidentiality Agreement to all actions by the Purchaser and its Representatives (as defined in the Confidentiality Agreement) expressly contemplated by or otherwise permitted under this Agreement.

Section 5.9 Release of Existing Guaranties.

From and after the date of this Agreement, the parties shall use their respective commercially reasonable efforts to obtain, on or prior to the Closing, the termination of, and full release of the Parent Guarantor and its Affiliates (other than a Subject Company) from any and all obligations arising under, any and all guaranties, keepwell agreements, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements made in respect of the obligations of, or for the benefit of any obligee of, any of the Subject Companies by the Parent Guarantor or any of its Affiliates (other than a Subject Company) (each an “Existing Guaranty”), in each case, as set forth in Section 5.9 of the Company Disclosure Schedule. The Purchaser agrees to (i) use reasonable best efforts to negotiate with each such obligee and to cause to be delivered substitute guaranties issued by the Purchaser or one of its Affiliates to such obligee necessary to have the Existing Guaranties released and terminated effective as of or as soon as reasonably practicable after the Closing, (ii) deliver a letter of credit with respect to each Existing Guaranty in a notional amount up to the amount set forth in Section 5.9 of the Company Disclosure Schedule with respect to such Existing Guaranty as soon as reasonably practicable after the Closing to any landlord releasing an Existing Guaranty and accepting a letter of credit in lieu thereof and (iii) deliver a backstop letter of credit to the Parent or its applicable Affiliate as soon as reasonably practicable after the Closing, but in no event later than ten (10) days after the Closing, in respect of any Existing Guaranty which is not fully released and discharged in a notional amount up to the amount set forth in Section 5.9 of the Company Disclosure Schedule with respect to such Existing Guaranty; provided, however, that the notional amount of all letters of credit delivered pursuant to clauses (ii) and (iii) shall not exceed, in the aggregate, $6,500,000.00. From and after the Closing, the Purchaser shall promptly reimburse the Parent for any amounts actually paid by the Parent or any of its Affiliates after the Closing under any Existing Guaranty, including any out-of-pocket costs to maintain the Existing Guaranties, to the extent relating to the Business.

Section 5.10 Transfer of Excluded Assets and Retained Liabilities.

(a) The parties hereto agree that the assets set forth in Section 5.10 of the Company Disclosure Schedule (the “Excluded Assets”) are not part of the sale and purchase contemplated by this Agreement and shall be assigned and transferred by the Subject Companies, as applicable, to the Parent or one of its Affiliates (other than a Subject Company) prior to or effective as of the Closing. The Purchaser acknowledges and agrees that the assignment and transfer of the Excluded Assets shall not constitute a breach or default under this Agreement.

(b) Prior to the Closing, the Parent shall (or shall cause one or more of its Affiliates that is not a Subject Company to) assume all Retained Liabilities of the Subject Companies. The Parent acknowledges and agrees that the Purchaser and its Affiliates (including, from and after the Closing, the Subject Companies) shall have no obligations with respect to any Retained Liabilities.

Section 5.11 Related Party Transactions.

Except (i) for the Transaction Documents or (ii) as set forth in Section 5.10 or Section 5.11 of the Company Disclosure Schedule, all accounts and Contracts between the Parent and any of its Affiliates (other than the Subject Companies), on the one hand, and any of the Subject Companies, on the other hand, shall be settled, cancelled and terminated at or prior to the Closing, (A) with no further liability of the Parent or any of its Affiliates or the Purchaser or any of its Affiliates (including, from and after the Closing, the Subject Companies), and (B) in a manner that does not result in an adverse Tax effect on the Purchaser or any of its Affiliates (including, from and after the Closing, the Subject Companies) solely to the extent the Purchaser Indemnified Parties would not be indemnified by the Parent pursuant to Section 13.1(a). Each party acknowledges and agrees that after the Closing neither the Parent or any of its Affiliates nor the Purchaser or any of its Affiliates (including, from and after the Closing, the Subject Companies) shall have any further obligations or rights under such accounts or Contracts.

Section 5.12 Shared Contracts.

Prior to the Closing, the Parent and the Purchaser shall use their commercially reasonable efforts to cooperate to work with the counterparties to the Shared Contracts in an effort to enter into separate replacement contracts or otherwise divide, modify, terminate in part, or replicate in part the respective rights and obligations of the Business, on the one hand, and the Retained Business, on the other hand, under and in respect of the Shared Contracts, such that, effective as of the Closing, (a) the Purchaser and its Affiliates are the beneficiaries of the rights and are responsible for the obligations under the Shared Contracts to the extent applicable to the conduct of the Business (such rights, the “Business Rights”, and such obligations, the “Business Obligations”), and the Parent and its Affiliates (other than the Subject Companies) have no rights or obligations with respect to the Business Rights or the Business Obligations, respectively; and (b) the Parent and its Affiliates are the beneficiaries of all rights other than the Business Rights and are responsible for all obligations other than the Business Obligations under the Shared Contracts, and the Purchaser and its Affiliates have no rights or obligations with respect to all such other rights and obligations under the Shared Contracts (such replacement contracts or other Contracts providing for the Business Rights and Business Obligations, collectively, the “Purchaser Replacement Contracts”). Each of the Purchaser and the Parent shall pay, or cause to be paid, one-half of any and all out-of-pocket costs and expenses charged by the counterparties to establish such Purchaser Replacement Contracts. If the Parent and the Purchaser and the applicable counterparties are not able to effect the separation of, or otherwise formally divide, modify, terminate in part or replicate in part, a Shared Contract prior to the Closing as contemplated by the previous sentence, then (i) the Purchaser shall be entitled to all of the benefits of the Business Rights under such Shared Contracts on or after the Closing Date to the extent (and only to the extent) the Parent (or its applicable Affiliate) may provide such benefits, and the Parent (or its applicable Affiliate) shall hold in trust for the benefit of the Purchaser, and shall promptly forward to the Purchaser or its designee, any monies received pursuant to such Business Rights; (ii) if the Purchaser is provided with substantially all of the benefits of the Business Rights, the Purchaser shall perform, at its sole expense, the Business Obligations to be performed after the Closing under such Shared Contract; and (iii) the Purchaser and the Parent shall each be solely responsible for any and all liabilities and obligations to the extent arising out of or relating to such party’s (or its Affiliates’) breach of any such Shared Contract; provided, however, that in no event shall the Parent or its Affiliates be required to provide such benefits in a manner that (x) violates the terms of a Shared Contract, (y) results in any material expense, unless the Purchaser agrees to reimburse the Parent for any such expense, or (z) extends the duration of a Shared Contract beyond its current term.

Section 5.13 Transition Matters.

Each of the Parent Guarantor, the Parent and the Purchaser shall, and shall cause its respective Affiliates (including, with respect to the Purchaser, the Subject Companies from and after the Closing), to, use their commercially reasonable efforts to assign, dedicate and commit sufficient resources, including personnel and necessary third party services, and use their commercially reasonable efforts to take all other necessary actions to satisfy their respective obligations and agreements under, and to comply with all terms and conditions of, the Transitional Services Agreement.

Section 5.14 Financing.

(a) The Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Financing as promptly as practicable after the date of this Agreement (taking into account the Marketing Period) and in any event at or prior to the Closing on the applicable terms and conditions described in the Commitment Letters, including using its reasonable best efforts to (i) maintain in effect and comply with its obligations under the Commitment Letters until the transactions contemplated hereby have been consummated, (ii) satisfy on a timely basis all conditions applicable to the Purchaser in the Commitment Letters and the definitive agreements for the Debt Financing to the fullest extent that they are within its control in obtaining the Debt Financing set forth therein, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (including those terms in the fee letters associated with such Debt Commitment Letter) or on such other terms acceptable to the Purchaser and the Debt Financing Sources that are (A) no less favorable, in the aggregate, to the Purchaser and (B) no less favorable with respect to conditionality, (iv) consummate the Financing at or prior to the Closing (including by instructing the parties to the Commitment Letters to provide Financing, on the terms and subject to the satisfaction of the conditions set forth therein) and (v) subject to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter, enforce its rights under the Commitment Letters (including by using reasonable best efforts to cause the lenders and other Persons providing the Financing to fund the Financing contemplated by the Commitment Letters). The Purchaser shall not (I) agree to or permit any amendment, supplement or modification of the terms of the Commitment Letters or any definitive agreement related to the Financing or waive any provision or remedy thereunder and/or (II) except as permitted under Section 5.14(b), substitute other debt financing for all or any portion of the Debt Financing from the same or Alternative Financing (as defined below) sources, in each case, without the Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) except, solely in the case of the Debt Commitment Letter, to the extent such amendment, supplement, modification, waiver or substitution would not, or would not reasonably be expected to, (v) reduce the aggregate amount of the Financing (or the cash proceeds available therefrom), (w) impose new or additional conditions precedent to any of the Financing or adversely amend, modify or waiver any of the existing conditions thereto, (x) delay (taking into account the proviso in Section 7.1) or prevent the Closing, (y) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or otherwise impair the availability of any Financing or the ability of the Purchaser to enforce its rights against the other parties to the Commitment Letters or (z) adversely impact (A) the ability of the Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing or (B) the likelihood of the consummation of such transactions to be consummated at the Closing (in the case of each of (y) and (z) above, as compared to the Commitment Letters as in effect on the date of this Agreement). For the avoidance of doubt, any amendment, supplement, modification or substitution of the Debt Commitment Letter as in effect on the date hereof may change terms to implement the market flex provisions in the related fee letters (which would not adversely affect the amount or availability of the Debt Financing or Alternative Financing or include any additional conditions to funding). Promptly and in any event within three (3) Business Days, upon any amendment, modification or supplement of the Debt Commitment Letter in accordance with this Section 5.14(a), the Purchaser shall provide a copy thereof to the Parent, and for purposes of this Agreement, references to “Debt Financing” and “Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or supplemented by this Section 5.14(a) and references to “Debt Commitment Letter” and “Commitment Letters” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 5.14(a).

(b) If, for any reason, all or any portion of the Debt Financing becomes unavailable on the terms and conditions, or from the sources, contemplated by the Debt Commitment Letter, the Purchaser shall promptly notify the Parent and use its reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing from alternative sources on terms and conditions (including any flex provisions) that are no less favorable, in the aggregate, to the Purchaser than those set forth in the Debt Commitment Letter (and any related fee letter) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event (and in any event on or prior to the date on which the Closing should have occurred pursuant to Section 7.1). If any alternative debt financing from alternative sources (“Alternative Financing”) is obtained in accordance with this Section 5.14(b), the Purchaser shall notify the Parent thereof, and for purposes of this Agreement, references to “Debt Financing,” “Financing,” “Debt Commitment Letter” and “Commitment Letters” shall include such Alternative Financing, as applicable. Notwithstanding anything herein to the contrary, in no event shall the reasonable best efforts of the Purchaser be deemed or construed to require the Purchaser to, and the Purchaser shall not be required to, (i) pay any fees in excess of those contemplated by the Debt Commitment Letters as in effect on the date hereof or (ii) agree to any term that is outside of, or less favorable in any material respect than, when taken as a whole, any applicable provision of the Debt Commitment Letters as in effect on the date hereof or the fee letter (including, in the case of clause (i) or (ii) of this Section 5.14(b), any flex provision therein) as in effect on the date hereof (in the reasonable judgment of the Purchaser); provided further that in no event shall the Purchaser be required (1) to amend or waive any of the terms or conditions hereof or (2) to consummate the Closing any earlier than as required by Section 7.1.

(c) Prior to the Closing, the Parent shall, and shall cause the Subject Companies, the Parent Guarantor and ISO to, and shall use its reasonable best efforts to cause its other Affiliates to, and shall use its reasonable best efforts to cause their respective officers, employees, advisors and other representatives (collectively, the “Representatives”) to, cooperate in a timely manner with the Purchaser in connection with the arrangement of the Debt Financing or Alternative Financing as may be reasonably requested by the Purchaser, including (i) using reasonable best efforts in assisting in the preparation for and participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing or Alternative Financing and the members of management, with appropriate seniority and expertise, and other representatives of the Subject Companies), presentations, rating agency presentations and due diligence sessions and sessions with prospective financing sources and investors; (ii) furnishing the Purchaser and its Debt Financing Sources as promptly as reasonably practicable with the Required Information and such other financial and other pertinent information regarding the Subject Companies and the Business as may be reasonably requested by the Purchaser or its

Debt Financing Sources and is necessary to satisfy the obligations and conditions set forth in the Debt Commitment Letter; (iii) cooperating with the marketing efforts of the Purchaser and its Debt Financing Sources for all or any portion of the Debt Financing or Alternative Financing, including customary bank information memoranda (for both “private-side” and “public-side” lenders) and authorization letters, to be executed by a representative of the Subject Companies, with respect thereto; (iv) cooperating with the Purchaser’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing or the Alternative Financing; (v) providing and executing all customary documents as may be reasonably requested by the Purchaser or its Debt Financing Sources that are necessary for the satisfaction of the obligations and conditions set forth in the Debt Commitment Letter or, to the extent consistent with the Debt Commitment Letter, the definitive agreements with respect to the Debt Financing, including (w) documents reasonably requested by the Purchaser relating to the repayment of the existing Indebtedness of the Subject Companies and the release of related Liens, including customary payoff letters, (x) all customary documentation and other information reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act (in each case within the timing required under the Debt Commitment Letter), (y) a solvency certificate (substantially in the form of Annex III to Exhibit A to the Debt Commitment Letter) and executed by a senior financial officer of the Subject Companies (it being understood that the Purchaser shall have provided such financial officer with information with respect to the capital structure of VCVH Intermediate, its Subsidiaries and the Subject Companies and that such financial officer may otherwise rely on the then-current financial projections of the Business) and (z) agreements, documents or certificates that are necessary to facilitate the creation and perfection of Liens securing the Debt Financing or the Alternative Financing, including original copies of all certificated securities (with transfer powers executed in blank) and a customary perfection certificate (provided that no obligation under any such agreement, document or certificate provided under this clause (z) shall be effective until the Closing); (vi) using reasonable best efforts in satisfying, or causing to be satisfied, the conditions precedent set forth in the Debt Commitment Letter or any definitive documentation relating to the Debt Financing or the Alternative Financing to the extent the satisfaction of such conditions requires the cooperation of the Parent or its Affiliates; (vii) assisting the Purchaser in obtaining corporate, credit, facility and securities ratings from rating agencies, provided that Parent shall have no liability or obligations with respect to the resulting ratings or lack thereof; and (x) cooperating with the Debt Financing Sources’ due diligence investigation to the extent customary and reasonable and not unreasonably interfering with the Business; provided that, notwithstanding anything to the contrary contained in this Section 5.14(c), (A) nothing in this Section 5.14(c) shall require any such cooperation to the extent that it would (1) require the Parent, the Parent Guarantor or any of the Verisk Health Parent Companies to waive or amend any terms of this Agreement, (2) require the Parent or any of its Affiliates to incur any liability or make any payment that is not subject to reimbursement or indemnification pursuant to Section 5.14(d) or, in the case of the Subject Companies, that is not contingent on the Closing, (3) require the Parent to (x) agree to pay any commitment or other fee or reimburse any expenses in connection with the Financing or (y) give any indemnity, (4) require any of the Subject Companies to (x) agree to pay any commitment or other fee or reimburse any expenses in connection with the Financing prior to the Closing or (y) give any indemnity or otherwise commit to take any action (other than providing the cooperation described in this Section 5.14(c)) that is not contingent on the Closing, (5) unreasonably interfere with the ongoing business or operations of the Parent or any of its Affiliates or any of the Subject

Companies, (6) require any Person to take any action that would (w) violate its certificate of incorporation or bylaws (or comparable documents), (x) violate any applicable Law, (y) constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit to which such Person is entitled under any provision of, any agreement or other instrument binding upon such Person or to which such Person is a party, or (z) result in the creation or imposition of any Lien on any asset of such Person (except, in the case of the Subject Companies, any Lien on any of its assets that becomes effective only upon the Closing), (7) require the Parent, any of its Affiliates (except for the Subject Companies, in which case such approval will only be effective as of the Closing) or their respective Representatives to enter into or approve any financing or purchase agreement for the Financing, or (8) result in any of the Parent’s, any of its Affiliates’ or any of the Subject Companies’ Representatives incurring any personal liability with respect to any matters relating to the Financing, and (B) no action, liability or obligation of any Subject Company or its respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Closing (aside from customary bank information memoranda (for both “private side” and “public side” lenders), authorization letters and representation letters), and (C) the parties hereto agree that any information with respect to the prospects and plans for the Subject Companies’ business and operations in connection with the Debt Financing (other than historical information relating to the Subject Companies or the Business provided by the Parent or its Affiliates in writing specifically for use in the Debt Financing or Alternative Financing offering documents) will be the sole responsibility of the Purchaser, and none of the Parent, any of its Affiliates, the Subject Companies or their respective Representatives shall have any liability or incur any losses, damages, costs or expenses with respect thereto or be required to provide any information or make any presentations with respect to the capital structure of the Purchaser, or the incurrence of the Debt Financing or other pro forma information relating thereto or the manner in which the Purchaser intends to operate, or cause to be operated, the business of the Subject Companies after the Closing.

(d) The Purchaser shall indemnify and hold harmless the Parent, its Affiliates, the Subject Companies and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including the actions and cooperation requested by the Purchaser pursuant to Section 5.14(c)) and any information utilized in connection therewith (other than historical information relating to the Subject Companies or the Business provided by the Parent or its Affiliates in writing specifically for use in the Debt Financing or Alternative Financing offering documents) other than, in each case, to the extent such Damages arise from (x) the willful misconduct or willful breach of this Section 5.14 by the Parent, its Affiliates, the Subject Companies, or their Representatives or (y) fraud or intentional misrepresentation on the part of the Parent, its Affiliates, the Subject Companies or their Representatives. The Purchaser shall promptly reimburse the Parent for all documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Parent, its Affiliates, the Subject Companies and their respective Representatives in connection with the arrangement of the Financing (including the actions and cooperation requested by the Purchaser pursuant to Section 5.14(c)). The Parent hereby consents to the use of the logos used in the Business (including the Retained Names and Marks) in connection with the Debt Financing or the Alternative Financing; provided, that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Parent or any of its Affiliates, the Subject Companies, the Retained Business or the Business.

(e) The Purchaser shall give the Parent prompt notice of (i) any breach or default by any party to any Commitment Letter or definitive document related to the Financing of which the Purchaser or its Affiliates have become aware, (ii) the receipt of any written notice or other written communication from any party to any Commitment Letter with respect to any actual or threatened breach, default, withdrawal, termination or repudiation by any party to any Commitment Letter or any definitive document related to the Financing or any provision of the Commitment Letters or any definitive document related to the Financing, and (iii) any material written dispute or disagreement between or among the Purchaser and any of the other parties to the Commitment Letters or any definitive document related to the Financing with respect to the obligation to fund the Financing or the amount of Financing to be funded on the Closing Date, (iv) any amendment or modification of, or waiver under, or replacement of, the Commitment Letters or any related fee letters (without limitation to Section 5.14(a)) and (v) the Purchaser becoming aware of any fact, circumstance or event that the Purchaser believes in good faith would result in the Purchaser not being able to timely obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or the definitive documents related to the Financing; provided that, notwithstanding any other provision hereof, in no event will the Purchaser be under any obligation to disclose information that is subject to attorney-client privilege or similar privilege. The Purchaser shall, upon Parent’s reasonable request from time to time, keep the Parent informed in reasonable detail of the status of its efforts to arrange the Financing (or Alternative Financing in accordance with Section 5.14(b)). Any notice pursuant to clause (iv) above shall be accompanied by all documents related to the referenced actions taken with respect to the Financing (or Alternative Financing in accordance with Section 5.14(b)); provided that the Purchaser may redact any fee amounts and flex provisions set forth therein (which would not adversely affect the amount or availability of the Debt Financing or Alternative Financing or include any additional conditions to funding).

(f) Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that the condition precedent set forth in Section 10.1 as applied to the obligations of the Parent and the Verisk Health Parent Companies under this Section 5.14 shall be deemed to be satisfied unless the Parent’s or either Verisk Health Parent Company’s breach of its obligations under this Section 5.14 impairs or adversely affects the Financing, including the execution, timing and pricing or cost thereof, in a material manner. The Purchaser acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, obtaining the Financing is not a condition to the Closing, subject to the applicable conditions set forth in Article X.

Section 5.15 No Shop.

From and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with Section 11.1, the Parent shall not, and shall not permit any of its Affiliates, officers, managers, directors, employees, representatives, financial advisors, attorneys, accountants or other agents to, solicit, encourage, initiate, authorize, recommend or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Purchaser and/or its Affiliates and their respective representatives) concerning any purchase of any Subject Company’s equity securities or any merger, sale of assets or similar transaction involving the Subject Companies (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that the Purchaser hereby acknowledges that prior to the date of this Agreement, the Parent has provided information relating to the Subject Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Parent of this Section 5.15, and provided further, for the avoidance of doubt, any expression of interest, inquiry, offer, proposal, plan, agreement, understanding, arrangement or Contract involving (a) a merger or consolidation involving the Parent Guarantor, (b) the sale, lease or other disposition (including by way of merger, consolidation, asset sale, share or equity sale, share or equity exchange or any similar transaction) of all or a material portion of the assets of the Parent Guarantor (other than the assets of the Subject Companies) or (c) the sale or license of products and services of the Business to customers, distributors, resellers and other channel partners in the ordinary course of business, shall not constitute an Acquisition Transaction hereunder.

ARTICLE VI

PUBLICITY

Section 6.1 Publicity.

The initial press release concerning this Agreement and the transactions contemplated by this Agreement shall be a joint release and, thereafter, none of the Purchaser, the Parent, the Parent Guarantor or the Subject Companies or any of their respective Affiliates will disseminate any press release or other public disclosure related to this Agreement or transactions contemplated hereby, without the prior consent of the Parent and the Purchaser; provided, that nothing in this Section 6.1 shall be deemed to prohibit any party from making any disclosure that its legal counsel deems required by Law or the rules or regulations of any applicable securities exchange or Governmental Body to which any of the parties hereto or any of their respective Affiliates is subject or submits, wherever situated, in which case the Person required to make the disclosure shall, to the extent not prohibited by Law, provide prior written notice of such disclosure to each other party and, if in the form of a press release or other public announcement, use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the Purchaser, the Parent, the Parent Guarantor and the Subject Companies and their respective Affiliates may make any public statement in response to specific questions by the press, or to analysts, investors or those attending industry conferences or in financial analyst conference calls, in each case, without obtaining the consent of or consulting with the other parties hereto, so long as any such statements are not inconsistent with, beyond the scope of, or more expansive in detail of, previous press releases, public disclosures or public statements made jointly by the Purchaser and the Parent or their respective Affiliates or of disclosures made by the Parent Guarantor in its public filings with the Securities and Exchange Commission in accordance with this Section 6.1. Notwithstanding anything contained in this Section 6.1, following the issuance of the initial press release contemplated by the first sentence of this Section 6.1, the Parent Guarantor shall be entitled to conduct a customary investor call to discuss the transactions contemplated by this Agreement with such content as the Parent Guarantor shall reasonably deem appropriate; provided that the Parent uses commercially reasonable efforts to allow the

Purchaser reasonable time to comment on the script and any slides or other materials to be used in connection with such investor call and will consider such comments in good faith; and, provided further that, (i) the Parent may make any public statement during such investor call in response to specific questions so long as any such statements are not materially inconsistent with, or materially more expansive in detail than, such script, slides or other materials referred to above and (ii) the Parent may make public statements subsequent to such investor call regarding such matters so long as such statements are not materially inconsistent with, or materially more expansive in detail than, the information made public during such investor call. None of the foregoing in this Section 6.1 shall otherwise limit the Purchaser’s efforts and actions in connection with obtaining the Financing as contemplated and permitted by this Agreement.

ARTICLE VII

CLOSING

Section 7.1 Time and Place of Closing.

The closing (the “Closing”) of the purchase and sale of the Verisk Health Shares and the Mediconnect Shares as set forth herein shall be held at the offices of McCarter & English, LLP, 245 Park Avenue, 27th Floor, New York, New York 10167 at 10:00 a.m., local time, within five (5) days (on such date within such period as shall be determined by the Purchaser and the Parent or on the fifth such day if the Purchaser and the Parent do not otherwise agree) of the satisfaction or waiver of the last condition to the Closing to be so satisfied or waived contained hereunder (other than conditions intended to be satisfied at Closing, but subject to the satisfaction of such conditions at Closing), unless the Purchaser and the Parent mutually agree to another time and date (the “Closing Date”); provided, however, that, notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions to the Closing contained herein (other than conditions intended to be satisfied at Closing), the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by the Purchaser on no less than three (3) Business Days’ notice to the Parent and (b) the third Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver of the conditions to the Closing as of the date determined pursuant to this proviso); provided, further, that, unless the Purchaser otherwise notifies the Parent in writing, the Closing shall not occur and the parties shall not be required to effect the Closing, prior to the thirty-fifth (35th) day following the date of this Agreement. The Closing will be deemed effective as of 12:01 a.m. EDT on the Closing Date.

Section 7.2 Delivery of the Verisk Health Shares and the Mediconnect Shares.

Delivery of the Verisk Health Shares and the Mediconnect Shares shall be made by the Parent to the Purchaser at the Closing (against delivery of the Purchase Price in the manner herein set forth), by delivery of certificates evidencing such shares, duly endorsed in blank or accompanied by stock powers duly executed in blank or such other duly executed assignments of the Verisk Health Shares and the Mediconnect Shares, free and clear of any Lien. For administrative convenience, the Parent is hereby directed to deliver all of the Verisk Health Shares and Mediconnect Shares to the Purchaser, notwithstanding that VCVH Intermediate will issue the Note and Purchaser LLC will issue the Class C Membership Interests at Closing directly to the Parent.

Section 7.3 Delivery of Closing Payment and Class C Membership Interests.

Delivery of the Closing Payment and the Class C Membership Interests shall be made at the Closing by or on behalf of the Purchaser, VCVH Intermediate and Purchaser LLC, as set forth in Section 1.2(b) hereof.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF EACH PARTY

The obligations of each of the Purchaser, VCVH Intermediate, VCVH Holding II, Purchaser LLC, the Parent and the Verisk Health Parent Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing, of the following conditions precedent, any or all of which may be waived by such party (as to the conditions which exist for its benefit) at its sole discretion:

Section 8.1 Hart-Scott-Rodino Antitrust Improvements Act and Antitrust Laws.

The waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby required under the HSR Act or any other applicable Antitrust Law shall have expired or been terminated or clearance for the transaction contemplated hereunder shall have otherwise been obtained from the applicable Governmental Body.

Section 8.2 Other Governmental Consents.

All other notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, Governmental Bodies required to consummate the transactions contemplated hereby shall have been made or obtained in form and substance reasonably satisfactory to the Purchaser and the Parent.

Section 8.3 Litigation; No Prohibition on Consummation.

No action, suit or proceeding against any party hereto relating to the consummation of any of the transactions contemplated in this Agreement shall be pending or threatened by any Governmental Body; no stay or Order shall have been issued and be in effect by any Governmental Body restraining or prohibiting the consummation of the transactions contemplated hereby; and no Law shall have been promulgated or enacted by any Governmental Body which would prevent or make illegal the consummation of the transactions contemplated hereby.

Section 8.4 Transitional Services Agreement.

Each of the Purchaser and ISO shall have entered into a transitional services agreement in substantially the form of Exhibit C annexed hereto, dated the Closing Date (the “Transitional Services Agreement”), whereby (i) ISO or one of its designated Affiliates shall provide administrative and related services to the Subject Companies for the periods specified therein and (ii) the Subject Companies shall provide administrative and related services to ISO and/or its Affiliates for the periods specified therein.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF THE PARENT

The obligation of the Parent to sell the Verisk Health Shares and the Mediconnect Shares at the Closing is subject to the following additional conditions precedent, any or all of which may be waived by the Parent in its sole discretion:

Section 9.1 Representations; Warranties; Covenants.

The representations and warranties of the Purchaser contained in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date with the same effect as though all such representations and warranties were made at and as of the Closing Date (except for representations and warranties which are expressly made as of a specific date other than the Closing Date, which representation and warranties shall be true and correct in all material respects at and as of such specific date); and the Purchaser shall have complied with its covenants contained under this Agreement in all material respects; and the Purchaser shall have delivered to the Parent a certificate to that effect, dated the Closing Date, signed by its President or one of its Vice Presidents.

Section 9.2 Certified Resolutions.

The Parent shall have received a certificate of the Secretary or an Assistant Secretary of the Purchaser, in form and substance reasonably satisfactory to the Parent, with respect to the authorization by the board of directors of the Purchaser of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

Section 9.3 Amended and Restated Limited Liability Company Agreement, Note and Class C Membership Interests.

(a) VCVH Intermediate shall have delivered to the Parent the original Note duly executed by VCVH Intermediate.

(b) Purchaser LLC shall have delivered to the Parent the Amended and Restated Limited Liability Company Agreement, duly endorsed or executed, as applicable, by Purchaser LLC and the other parties thereto (other than the Parent), and, concurrently with the Closing, evidence of the issuance of the Class C Membership Interests in the form of an exhibit to the Amended and Restated Limited Liability Company Agreement listing the Parent as a member and holder of such Class C Membership Interests.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF THE PURCHASER, VCVH INTERMEDIATE,

VCVH HOLDING II AND PURCHASER LLC

The obligation of the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC to consummate the transactions contemplated by this Agreement, including the purchase by Purchaser and VCVH Intermediate of the Verisk Health Shares and the Mediconnect Shares at

the Closing, is subject to the satisfaction, as of the Closing, of the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion:

Section 10.1 Representations; Warranties; Covenants.

The representations and warranties of the Parent contained in Article II and Article III hereof shall be true and correct in all material respects at and as of the Closing Date with the same effect as though all such representations and warranties were made at and as of the Closing Date (except for representations and warranties which are expressly made as of a specific date other than the Closing Date, which representations and warranties shall be true and correct in all material respects at and as of such specific date); and each of the Parent and the Verisk Health Parent Companies shall have complied with all of its covenants contained in this Agreement in all material respects; provided, however, that for purposes of determining the satisfaction of this condition precedent, the representations and warranties contained in (i) Section 2.3, Section 3.3 and Section 3.23 shall be satisfied unless the inaccuracies in such representations and warranties at and as of the Closing Date, would, individually or in the aggregate (without giving effect to any “material”, “materially” or similar qualifiers contained in any of such representations and warranties), result in a Material Adverse Effect, and (ii) the second and third sentence of Section 2.4 and the first sentence of Section 3.4(a) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date; and the Parent and the Verisk Health Parent Companies shall have delivered to the Purchaser a certificate to that effect, dated the Closing Date, signed by its President or one of its Vice Presidents.

Section 10.2 Certified Resolutions.

The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of the Parent Guarantor, the Parent and each of the Verisk Health Parent Companies, in form and substance reasonably satisfactory to the Purchaser, with respect to the authorization by the board of directors or managers (as applicable) of the Parent Guarantor, the Parent and the Verisk Health Parent Companies of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

Section 10.3 FIRPTA Certificate.

The Parent shall have delivered to the Purchaser a certificate in the form of Exhibit D, dated as of the Closing Date and duly executed by the Parent (or, if the Parent is a disregarded entity for U.S. federal income tax purposes, by the Parent’s regarded owner).

Section 10.4 Resignations.

The Purchaser shall have received the written resignations, effective as of the Closing, of all directors (or equivalent) and officers of the Subject Companies who are not Continued Employees.

Section 10.5 No Material Adverse Effect.

No change, event, occurrence or effect shall have occurred or arisen since the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 10.6 Amended and Restated Limited Liability Company Agreement, Note and Business Associate Agreement.

The Parent shall have delivered to the Purchaser (a) a counterpart signature page to each of (i) the Note and (ii) the Amended and Restated Limited Liability Company Agreement, each duly executed by the Parent, and (b) a fully executed copy of the HIPAA Business Associate Agreement in substantially the form of Exhibit E annexed hereto (the “Business Associate Agreement”).

ARTICLE XI

TERMINATION

Section 11.1 Termination.

(a) This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time prior to the Closing:

(i) by the mutual consent of the Parent and the Purchaser;

(ii) by either the Parent or the Purchaser if:

(A) any Governmental Body of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such Order or other action shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 11.1(a)(ii)(A) shall have used such efforts to resist, remove or resolve such restraint or prohibition as are required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 11.1(a)(ii)(A) shall not be available to any party whose material breach of any provision of this Agreement results in the imposition of such Order or the failure of such Order to be resisted, resolved or lifted;

(B) any Governmental Body, the consent of which is a condition to the obligation of such party to consummate the transactions contemplated hereby, shall have definitively determined not to grant its consent and all appeals of such determination shall have been taken and shall have been unsuccessful; or

(C) the Closing shall not have occurred on or prior to August 23, 2016 (the “Termination Date”), other than where the failure of the Closing to have occurred on or prior to the Termination Date was primarily caused by the breach of this Agreement by the party seeking to terminate this Agreement;

(iii) by the Parent if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not capable of being, or is not, cured by the Purchaser within thirty (30) days following receipt by the Purchaser of written notice of such breach or failure to perform from the Parent (or, if earlier, the Termination Date), and (B) would result in the failure of the condition set forth in Section 9.1 to be satisfied; provided that the right to terminate this Agreement pursuant to this Section 11.1(a)(iii) shall not be available to the Parent if the Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would result in the failure of the condition set forth in Section 10.1 to be satisfied;

(iv) by the Purchaser if the Parent or any of the Verisk Health Parent Companies shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) is not capable of being, or is not, cured by the Parent or the Verisk Health Parent Companies, as applicable, within thirty (30) days following receipt by the Parent of written notice of such breach or failure to perform from the Purchaser (or, if earlier, the Termination Date), and (B) would result in the failure of the condition set forth in Section 10.1; provided that the right to terminate this Agreement pursuant to this Section 11.1(a)(iv) shall not be available to the Purchaser if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would result in the failure of the condition set forth in Section 9.1 to be satisfied; or

(v) by the Parent, if (x) all of the conditions in Article VIII and Article X have been satisfied or otherwise waived by the Purchaser (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions are then capable of being satisfied), (y) the Purchaser fails to consummate the Closing on the date on which the Closing should have occurred pursuant to Section 7.1, and (z) thereafter, Parent has given written notice to the Purchaser irrevocably confirming that it is and will be ready, willing and able to take the actions within its control to consummate the Closing and the Purchaser fails to consummate the Closing within three (3) Business Days after receipt of such notice (or, if earlier, by the Termination Date).

(b) The party desiring to terminate this Agreement pursuant to Section 11.1(a) shall give written notice of such termination to the other parties hereto.

Section 11.2 Effect of Termination.

In the event of termination of this Agreement pursuant to Section 11.1 hereof, all rights and obligations of all parties hereto shall cease and terminate, no party hereto (nor the Parent Guarantor, any of the Parent’s Affiliates or such Affiliates’ Representatives or any Purchaser Related Party) shall have any liability hereunder to any other party and this Agreement shall become null and void and have no further force or effect; it being acknowledged and agreed that (a) the provisions of this Section 11.2 and Section 5.8(c), Section 11.3, Section 14.2, Section 14.7, Section 14.8, Section 14.9, Section 14.10, Section 14.14, Section 14.16, Section 14.20 and Section 14.21 and the Purchaser’s indemnification and reimbursement obligations under Section 5.14(d) shall survive any such termination and (b) if such termination shall result from a knowing and willful breach of any representation, warranty, covenant or agreement contained in this Agreement by the Parent, the Verisk Health Parent Companies or the Parent Guarantor, such party shall be fully liable for any and all damages, losses and expenses incurred or suffered by the Purchaser as a result of such breach.

Section 11.3 Reverse Termination Fee.

(a) If this Agreement is validly terminated by the Parent pursuant to Section 11.1(a)(iii) or Section 11.1(a)(v) (or by the Purchaser or the Parent pursuant to Section 11.1(a)(ii)(C) at a time when the Parent had the right to terminate this Agreement pursuant to Section 11.1(a)(iii) or Section 11.1(a)(v)), then the Purchaser shall pay or cause to be paid an amount in cash equal to Fifty-Seven Million Four Hundred Thousand Dollars ($57,400,000) (the “Termination Fee”) to the Parent promptly (and in any event within the later of (x) three (3) Business Days, following such termination and (y) the Parent’s provision of the wire information referred to below), by wire transfer of immediately available funds to an account designated in writing by the Parent; provided, that the Purchaser shall have one (1) Business Day from receipt of the wire information from the Parent before any penalty interest pursuant to this Agreement is applied to the amount of the Termination Fee. The parties hereto acknowledge and hereby agree that in no event shall the Purchaser Related Parties or any of them be required to pay, or to cause to be paid, (A) the Termination Fee on more than one occasion or (B) both the Termination Fee and any other damages, other than any interest on the Termination Fee or any other amounts payable pursuant to the last sentence of Section 11.3(c).

(b) The Parent’s receipt of the Termination Fee (including any interest thereon or other amounts payable pursuant to the last sentence of Section 11.3(c)) in full from the Purchaser pursuant to Section 11.3(a) shall be the sole and exclusive remedy of the Parent and its Affiliates against the Purchaser and its Affiliates (including the Purchaser Guarantor) and each of their respective representatives, officers, directors, employees, Affiliates, partners, managers, members, stockholders or other equityholders and the Debt Financing Sources (collectively, the “Purchaser Related Parties”) for any Damages suffered by the Parent or its Affiliates as a result of the failure of the Closing to occur or for any breach or failure to perform hereunder, or any inaccuracy of any representation or warranty, and no Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided that nothing in this Section 11.3 shall limit the ability of the Parent and the Subject Companies to recover reimbursement for costs and expenses and indemnification under Section 5.14(d) and any such reimbursement or indemnification shall not reduce the amount of the Termination Fee; provided, further, that nothing in this Section 11.3(b) shall restrict the Parent’s entitlement to seek and obtain specific performance as and to the extent permitted by Section 14.15 prior to the termination of this Agreement. Notwithstanding anything herein to the contrary, in no event shall the Parent or any of its Affiliates be entitled to seek or obtain any recovery or judgment in excess of the Termination Fee (including any interest thereon or other amounts payable pursuant to the last sentence of Section 11.3(c) and any amounts payable under Section 5.14(d)) against any of the Purchaser Related Parties or any of their respective assets, and in no event shall the Parent or any of its Affiliates be entitled to seek or obtain any other damages of any kind against any Purchaser Related Party for, or with respect to, this Agreement or the transactions contemplated hereby, including any breach by the Purchaser, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that the foregoing shall not limit the right of the Parent to seek specific performance of this Agreement pursuant to, and subject to the limitations in, Section 14.15 prior to the termination of this Agreement; and provided, further, that in no event will the Parent or its Affiliates be entitled to both (I) the payment of the Termination Fee and (II) the grant of specific performance requiring the Purchaser to cause the

Equity Financing to be funded to pay the Closing Payment or of the Purchaser’s obligation to consummate the Closing. Notwithstanding anything herein to the contrary, the Parent (on behalf of itself and its members, managers, Affiliates, officers, employees and representatives) hereby irrevocably waives any and all rights and claims against any Purchaser Related Party (other than (x) the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC and (y) the Purchaser Guarantor solely with respect to its obligations under the Limited Guarantee and the Equity Commitment Letter) in connection with this Agreement or the Commitment Letters, whether at Law or in equity, in contract, in tort or otherwise; provided, however, that the foregoing shall not limit the right of the Parent to seek specific performance of this Agreement pursuant to, and subject to the limitations in, Section 14.15 prior to the termination of this Agreement.

(c) The parties hereby acknowledge and agree that (i) the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement and (ii) the Termination Fee payable by the Purchaser pursuant to Section 11.3(a) is not a penalty, but is liquidated damages in a reasonable amount that will compensate the Parent and its Affiliates for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated herein, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination. If the Purchaser fails promptly to pay any amount due pursuant to this Section 11.3, it shall also pay any reasonable costs and expenses incurred by the Parent in connection with enforcing this Agreement (including by legal action), together with interest on such unpaid amount, at a rate per annum, compounded monthly, equal to twelve (12%) from the date such amount was required to be paid to (but excluding) the payment date.

ARTICLE XII

POST-CLOSING COVENANTS

Section 12.1 Non-Competition and Non-Solicitation Agreement.

(a) Each of the Parent Guarantor and the Parent shall not (and shall cause its Affiliates to not), for the period of three (3) years after the Closing, own, manage, participate or engage, directly or indirectly (whether as principal, agent, distributor, representative, stockholder or otherwise), in any activity or business that directly competes with the Business, as conducted by the Subject Companies at or prior to the Closing Date; provided, however, that (i) each of the Parent Guarantor, the Parent and its Affiliates (other than the Subject Companies) shall be permitted to operate any Retained Business that such Person operates as of the Closing Date, including the business operated by ISO Claims Partners, Inc., and such operations and business shall not be deemed to constitute a violation of the foregoing provisions, unless changes are implemented to the Retained Business following the date of this Agreement or the Closing Date, such that the changes would result in direct competition with the Business; (ii) the ownership by the Parent or any Affiliate thereof of less than five (5) percent of the outstanding securities of any entity with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the reporting obligations of Section 15(d) thereof shall not be deemed to constitute a violation of the foregoing provisions; (iii) neither the Parent Guarantor, the Parent nor any Affiliate thereof shall be prohibited from acquiring and operating any business that is not engaged primarily in, but includes, operations the conduct of which violates this Section 12.1 if (A) immediately prior to the time of such acquisition, the operations the conduct of which violates this Section 12.1 do not account for more than fifteen (15) percent of the aggregate annual gross revenues of such business for its most recent fiscal year preceding such acquisition, and (B) the Parent Guarantor, the Parent or its Affiliate uses its commercially reasonable efforts to dispose of such operations which violate this Section 12.1 to an unaffiliated third party within eighteen (18) months from the consummation of such acquisition (such commercially reasonable efforts may include, but is not required to include, offering such operations to the Purchaser, who may assign its rights to an Affiliate, for purchase at a purchase price equal to the amount such acquiring party allocated to the portion of the acquired business or operation that contravenes the non-competition provisions contained in this Section 12.1); and (iv) the provisions of this Section 12.1 shall not be applicable to the acquiring or the surviving entity of a merger or consolidation, in the event that the Parent Guarantor or any Affiliate thereof is acquired, directly or indirectly, by any Person engaged, directly or indirectly, prior to the date of such acquisition in the operations the conduct of which violates this Section 12.1 (it being understood and agreed that, in the case of an acquisition, merger or other business combination with any such Person, the Parent Guarantor or any Affiliate thereof shall be deemed “acquired” only in the event that, following such acquisition, merger or other business combination, 50% or more of the outstanding capital stock of the acquired, surviving or combined entity is owned, directly or indirectly, by Persons other than the shareholders of the Parent Guarantor immediately prior to such acquisition, merger or other business combination).

(b) The Parent shall not (and shall cause its Affiliates not to), whether directly or indirectly, whether for itself or for or on behalf of any of its Affiliates, solicit (or permit to be directly or indirectly solicited) or retain or employ or otherwise seek to retain or employ: (i) any Key Employee until the second (2nd) anniversary of the Closing Date, or (ii) any Continued Employee set forth in Section 12.1(b) of the Company Disclosure Schedule (other than a Key Employee) until the first (1st) anniversary of the Closing Date, in each case, whether as an employee or consultant; provided, that the foregoing restrictions on solicitation shall not apply to generalized searches by use of advertising or recruiting efforts (including the use of search firms) which are not specifically targeted at the Purchaser or any of its Affiliates (including any Subject Company after the Closing) or the Continued Employees.

(c) The parties hereto acknowledge that the restrictions contained in this Section 12.1 are reasonable in scope and duration in the light of the nature, size and location of the Business. The parties hereto further acknowledge that the restrictions contained in this Section 12.1 are necessary to protect the Purchaser’s significant investment in the Business, including its goodwill. It is the desire and intent of the parties hereto that the provisions of this Section 12.1 be enforced to the fullest extent permissible under applicable Law. If any provision of this Section 12.1 is held to be excessively broad as to duration, scope, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable Law.

Section 12.2 Tax Matters.

(a) Straddle Periods. In the case of any Taxable period of any of the Subject Companies that includes (but does not end on) the Closing Date (a “Straddle Period”), for purposes of this Agreement, the amount of any real property, personal property or other similar ad valorem Taxes of the Subject Companies for a Straddle Period which relate to any Pre-Closing Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period through the end of the Closing Date and the denominator of which is the aggregate number of days in such entire Straddle Period, and the amount of any other Taxes of the Subject Companies for a Straddle Period which relate to any Pre-Closing Period shall be determined based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which any of the Subject Companies holds a beneficial interest shall be deemed to terminate at such time).

(b) Tax Returns.

(i) The Parent shall prepare, or cause to be prepared, and timely file, or cause (or, in the case of a Tax Return of a Subject Company, provide such Tax Return to the Subject Company) to be timely filed, (x) all Tax Returns of the Subject Companies that are required to be filed on or before the Closing Date (taking into account applicable extensions), (y) all Tax Returns for the Subject Companies for any Pre-Closing Period that are required to be filed after the Closing, other than any Tax Return including a Straddle Period and (z) all Tax Returns of any federal, state or local consolidated, combined or unitary Tax group that includes one or more of the Subject Companies and also includes the Parent and/or any of the Parent’s Affiliates (other than the Subject Companies). In particular, the Parent shall cause each of the Subject Companies (other than Verisk Health Nepal) to be included in the federal consolidated Tax Return that includes the Parent and the Parent Guarantor for all applicable Pre-Closing Periods, and the Taxable year of each of the Subject Companies (other than Verisk Health Nepal) will be treated as ending on the Closing Date for federal income tax purposes. The Parent shall cause all Tax Returns under this Section 12.2(b)(i) to be prepared in a manner consistent with past practice of the Parent and the Subject Companies, except as otherwise required by applicable Law. The Parent shall deliver such Tax Returns (or, in the case of Tax Returns described in the foregoing clause (z), pro forma versions of such Tax Returns containing the information relating to the Subject Companies) to the Purchaser for (A) its review and comment (and the Parent shall consider in good faith any comments provided by the Purchaser, provided such comments are provided within seven (7) days of Purchaser’s receipt of such Tax Return) and (B) solely with respect to the Tax Returns described in Section 12.2(b)(i)(y), its approval (which shall not be unreasonably withheld, delayed or conditioned) at least fifteen (15) days prior to the date such Tax Returns are to be filed (taking into account extensions). If the Purchaser disputes any item on a Tax Return described in Section 12.2(b)(i)(y) (a “Disputed Return”), then within seven (7) days of Purchaser’s receipt of such Disputed Return it shall notify the Parent of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Disputed Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Auditor (as hereinafter defined). If the parties or the Auditor is unable to resolve any disputed items before the due date for such Disputed Return, the Disputed Return shall be filed as prepared by the Parent and subsequently amended, if necessary, to reflect the parties’ agreed upon resolution or the Auditor’s resolution, as the case may be. The fees and expense of the Auditor shall be borne equally by the Parent and the Purchaser. Except to the extent accrued as Current Liabilities taken into account in the calculation of Adjusted Closing Working Capital, the Parent shall be obligated to timely pay, or cause to be paid, to the appropriate Taxing Authority the amount of Taxes with respect to such Tax Returns.

(ii) The Purchaser shall prepare, or cause to be prepared, and timely file, or cause to be timely filed all Tax Returns of any of the Subject Companies for any Straddle Period that are required to be filed after the Closing (taking into account applicable extensions). Within five (5) days following any demand by the Purchaser, the Parent shall be obligated to pay to the Purchaser, with respect to such Tax Returns of the Subject Companies, an amount equal to the portion of such Taxes of the Subject Companies which relates to the Pre-Closing Period (as determined pursuant to Section 12.2(a)). In the case of such Tax Returns that are filed with respect to any Straddle Periods, the Purchaser shall prepare such Tax Return in a manner consistent with past practice of the Parent and the Subject Companies, except as otherwise required by applicable Law, and shall deliver any such Tax Return to the Parent for its review and approval (which shall not be unreasonably withheld, delayed or conditioned) at least fifteen (15) days prior to the date such Tax Return is to be filed (taking into account extensions). If the Parent disputes any item on such Tax Return, then within seven (7) days of the Parent’s receipt of such Tax Returns it shall notify the Purchaser of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Auditor. If the parties or the Auditor is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Purchaser and subsequently amended, if necessary, to reflect the parties’ agreed upon resolution or the Auditor’s resolution, as the case may be. The fees and expense of the Auditor shall be borne equally by the Parent and the Purchaser.

(iii) The Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Subject Companies for all Tax periods ending after the Closing Date subject to the provisions of Section 12.2(b)(ii). Without limiting any rights under Article XIII, the Purchaser shall timely pay all Taxes reflected on such Tax Returns to the appropriate Taxing Authority.

(iv) Unless required by applicable Law, neither the Purchaser nor any of its Affiliates shall (or after the Closing, shall cause or permit any of the Subject Companies to) amend, re-file or otherwise modify any Tax Return, or file any Tax Return in any jurisdiction in which any of the Subject Companies did not file such Tax Return prior to the Closing, in each case relating in whole or in part to any of the Subject Companies with respect to any Pre-Closing Period, including any pre-Closing portion of any Straddle Period, without the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed). If any retroactive Tax election on any Tax Return filed after the Closing Date with respect to any of the Subject Companies for Tax periods beginning on or after the Closing Date would reasonably be expected to affect the Tax liability of the Parent, Parent Guarantor or any of their respective Affiliates, including with respect to any Pre-Closing Period, the Subject Companies (and including any indemnification obligation of the Parent or the Parent Guarantor under this Agreement with respect to Taxes), the Purchaser shall notify the Parent and shall take such position on such Tax Return only with the written approval of the Parent (not to be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law. Neither the Purchaser nor any of its Affiliates (including any Subject Company after the Closing) shall enter into any Voluntary Compliance Procedure (as hereinafter defined) with respect to any Pre-Closing

Period without the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, the Parent or its Affiliates (other than the Subject Companies) may file, amend or file a refund claim with respect to any Tax Return of any consolidated, combined or unitary Tax group that includes the Parent and/or any of the Parent’s Affiliates (other than the Subject Companies), on the one hand, and also includes one or more of the Subject Companies, on the other hand, and that is attributable to a Pre-Closing Period (other than a Straddle Period) for the purpose of utilizing any and all net operating losses, credits or other Tax assets of any of the Subject Companies accruing on or before the Closing Date.

(c) Cooperation. The Purchaser and the Parent shall, and shall each cause their respective Affiliates to, provide to the other party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other action with respect to Taxes in each case as they relate to any of the Subject Companies for a Pre-Closing Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Bodies relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Subject Companies for the Tax period first ending after the Closing Date and for all prior Tax periods until seven (7) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party thirty (30) days written notice of such disposal and providing the other party with the opportunity to copy (at such other party’s cost) such Tax Returns or other documents. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(d) Closing of Tax Periods; Allocation of Certain Tax Attributes.

(i) If the Subject Companies are permitted but not required under applicable income Tax Laws to treat the Closing Date as the last day of a Taxable period, then the parties shall, unless otherwise agreed to by the Parent Guarantor and the Purchaser, treat that day as the last day of a Taxable period.

(ii) Notwithstanding any provision of this Article XII to the contrary, all Tax deductions for the Parent’s and the Subject Companies’ expenses related to or arising from this transaction and accruing on or before the Closing Date for all applicable Tax purposes shall be reflected on the Tax Returns for the Pre-Closing Period, including all Tax deductions accruing on or before the Closing Date that are attributable to: the exercise, termination, vesting or cancellation of restricted stock, stock options or warrants or any other equity or equity-based awards, bonuses, change-in-control compensation or other compensation payments, Transaction Expenses and all interest expense paid on any Indebtedness, except in each case as otherwise required by applicable Law.

(e) Transfer Taxes. The Purchaser shall pay all Transfer Taxes, if any, arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless the Parent and its Affiliates with respect to such Transfer Taxes, subject, in each case, to the last sentence of this Section 12.2(e). The Purchaser shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and the Parent shall provide such cooperation in connection with the preparation and filing of such documentation and Tax Returns as may be reasonably requested by the Purchaser. Notwithstanding the foregoing, the Parent shall bear and pay all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by Section 5.10, the Parent shall indemnify, defend and hold harmless the Purchaser and its Affiliates (including the Subject Companies) with respect to such Transfer Taxes, and the Parent shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(f) Tax Sharing Agreements. The Parent shall ensure that any and all Tax allocation agreements, Tax indemnity agreements and Tax sharing agreements or similar agreements or arrangements binding the Subject Companies (other than (i) any such agreement between or among only the Subject Companies, or (ii) any commercial contract the principal purpose of which is unrelated to Tax) shall be terminated with respect to the Subject Companies as of the day before the Closing Date and, from and after the Closing Date, the Subject Companies shall have no obligations or liabilities thereunder, including to make any payments in respect thereof to any Person for any period.

(g) Tax Refunds.

(i) Any refund (or credit against or offset of Taxes received in lieu of an actual refund) of Taxes (including any interest thereon received from a Governmental Body) of the Subject Companies for a Post-Closing Period shall be the property of the Subject Companies, as applicable, and shall be retained by the Subject Companies, as applicable (or promptly paid (net of Taxes and any other costs and expenses) by the Parent to the applicable Subject Company, if any such refund (or interest thereon) is received by the Parent or any Subsidiary or Affiliate of the Parent).

(ii) Any refund (or overpayment of or credit against or offset of Taxes received or utilized by the Subject Companies or the Purchaser (or any of its Affiliates) or made available to any of them by any Taxing Authority, in lieu of an actual refund) of Taxes (including any interest thereon received from a Governmental Body) of the Subject Companies for a Pre-Closing Period shall be the property of the Parent, but only if and to the extent that (x) the relevant Tax was paid by the Subject Companies (or the Parent or any of its Affiliates) before the Closing Date or was paid by the Parent (including as a result of any indemnification payment made to the Purchaser Indemnified Parties under this Agreement), and (y) the refund is not attributable to any losses, credits or other attributes that arise after the Closing Date; and, if received or utilized by or made available (as described above) to the Purchaser (or any of its Affiliates) or any of the Subject Companies after the Closing shall be promptly paid (net of Taxes and any other costs and expenses) by such party to the Parent. Except as set forth in the last sentence of Section 12.2(b)(iv), the Purchaser shall determine, in its reasonable discretion, whether to file any claim for refund by any Subject Company; provided that the Purchaser shall, in any event, continue to be obligated to promptly pay to the Parent the amount of any overpayment of, credit against or offset to Taxes received, utilized or made available (as described above) to the Subject Companies or the Purchaser (or any of its Affiliates) in lieu of an actual refund, in each case to the extent attributable to a Pre-Closing Period.

(iii) In applying Section 12.2(g)(i) and (ii), any refund of Taxes (including any interest thereon) for a Taxable period that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with the principles of Section 12.2(a).

(h) Tax Contest.

(i) The Parent shall control the preparation, prosecution, defense and conduct, through counsel of its own choosing and at its own expense, of any Tax Contest (as defined below) relating solely to any Pre-Closing Period of the Subject Companies; provided, that in the event a Tax Contest relates to a Pre-Closing Period of the Subject Companies and also relates to any Straddle Period or any Post-Closing Period, then if such portions of the Tax Contest can reasonably be bifurcated, the Parent shall control the preparation, prosecution, defense or conduct of the portion of such Tax Contest relating to the Pre-Closing Period and, in accordance with Section 12.2(h)(ii), the Purchaser shall control the portion of such Tax Contest relating to any Straddle Period or Post-Closing Period; provided, further, that the Parent shall keep the Purchaser informed regarding any Tax Contest or portion thereof controlled by the Parent (including by promptly forwarding copies of all written correspondence in connection therewith), the Purchaser shall be entitled to participate with its own counsel, at its own expense, in all aspects of such Tax Contest, and the Parent shall not settle, compromise and/or concede such Tax Contest without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed); provided, further, that neither the Parent nor any of its Affiliates shall communicate with any customer of the Subject Companies with respect to any Tax Contest described in this Section 12.2(h)(i) (or any matter relating thereto or any indemnity in respect thereof) without the written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed). In addition, neither the Purchaser nor any of the Subject Companies shall settle, compromise and/or concede any such Tax Contest controlled by the Parent, nor file any related Tax Returns, without the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed).

(ii) Subject to Section 12.2(h)(i), the Purchaser shall control the preparation, prosecution, defense and conduct of any Tax Contest or portion thereof relating to any Straddle Period or Post-Closing Period of the Subject Companies; provided, that if and to the extent any such Tax Contest also relates to a Pre-Closing Period, the Purchaser shall keep the Parent informed regarding such Tax Contest (including by promptly forwarding copies of all written correspondence in connection therewith), the Parent shall be entitled to participate with its own counsel, at its own expense, in all aspects of such Tax Contest, and the Purchaser shall not settle, compromise and/or concede such Tax Contest without the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed).

(iii) For the avoidance of doubt, this Section 12.2(h), and not Section 13.3(c) or Section 13.4(b), (c) or (d), shall govern the conduct of any Tax Contests. Without limiting the foregoing, the parties hereto shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns arising from any Tax Contest (including signing any such Tax Returns) and the preparation, prosecution, defense or conduct of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to any of the Subject Companies (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Tax Contest”).

(i) No Section 338 Election. With respect to the transactions contemplated by this Agreement, no party to this Agreement nor any of their respective Affiliates shall make any election pursuant to Section 338 of the Code.

Section 12.3 Adjusted Closing Statement.

(a) As promptly as practicable but no later than sixty (60) days after the Closing, the Parent shall prepare and deliver to the Purchaser (i) a combined balance sheet of the Subject Companies as of 12:01 a.m. EDT on the Closing Date, prepared in accordance with the Accounting Policies (the “Closing Balance Sheet”), and (ii) a statement setting forth the Parent’s written calculation of (A) the amount (which may be a positive or negative number, the “Closing Working Capital”) as of 12:01 a.m. EDT on the Closing Date for the Subject Companies, on a combined basis, obtained by subtracting: (x) the Current Liabilities (as reflected on the Closing Balance Sheet) from (y) the Current Assets (as reflected on the Closing Balance Sheet), and (B) the amount (which may be a positive or negative number, the “Net Debt”) as of 12:01 a.m. EDT on the Closing Date for the Subject Companies, on a combined basis, obtained by subtracting: (A) the Cash (as reflected on the Closing Balance Sheet) from (B) the Indebtedness (as reflected on the Closing Balance Sheet). The Closing Balance Sheet and the foregoing statement described in clause (ii) of the immediately preceding sentence are collectively referred to herein as the “Adjusted Closing Statement”. The Parent shall deliver the Adjusted Closing Statement to the Purchaser, together with evidence of any determinations, computations and decisions made in the preparation thereof, within such sixty (60)-day period.

(b) The Parent shall promptly respond to any and all reasonable requests for additional information made by the Purchaser or its representatives in connection with the Adjusted Closing Statement, or any determinations, computations or decisions made in the preparation thereof, and afford reasonable access by the Purchaser and its representatives to the underlying books and records from which such statement is prepared and to the Parent’s and its Affiliates’ employees and accountants who were involved in preparing such statement. In the event that the Purchaser shall disagree with the computation of any item set forth in the Adjusted Closing Statement, it shall, within forty-five (45) days of receipt of the Adjusted Closing Statement, serve notice of such disputed item or items on the Parent. In the event that the Purchaser does not deliver any such notice of dispute within such time period, the Adjusted Closing Statement and the calculations relating thereto shall be deemed final. If the Purchaser delivers a timely notice of dispute, the Purchaser and the Parent shall thereupon use commercially reasonable efforts to reach agreement with respect thereto. If such agreement is not reached within forty-five (45) days of delivery of such notice of disagreement, such disputed item or items shall be submitted for determination to Duff & Phelps or a similar firm of national reputation selected by the Parent and the Purchaser (who shall not be any firm of independent public accountants theretofore engaged as auditor or otherwise by the Purchaser or any of its Affiliates or the Parent or any of its Affiliates) (such firm, the “Auditor”). The scope of the disputes to be resolved by the Auditor shall be limited to correcting mathematical errors and determining whether the items in dispute and submitted to it were determined in accordance with this Agreement (including the Accounting Policies) and the Auditor shall not be entitled to make any other determination. The Auditor’s decision shall be based solely on written submissions by the Parent and the Purchaser and their respective representatives and not by independent review and shall be final and binding on all of the parties hereto. The Auditor shall not be entitled to assign a value greater than the greatest value for any item claimed by either the Parent or the Purchaser or smaller than the smallest value for any item claimed by either the Parent or the Purchaser. Judgment may be entered upon the determination of the Auditor in any court having jurisdiction over the party against which such determination is to be enforced. The Parent and the Purchaser shall furnish to the Auditor such work papers and other documents and information relating to the disputed issues as the Auditor may reasonably request. The fees, costs and expenses of the Auditor incurred pursuant to this Section 12.3 shall be apportioned between the Parent and the Purchaser based upon the relative success of each such party’s claims as reflected in the determinations made by the Auditor.

(c) Based on (i) the Closing Working Capital, as shown on the Adjusted Closing Statement as may be modified in accordance with paragraph (b) of this Section 12.3 (the “Adjusted Closing Working Capital”), and (ii) the Net Debt, as shown on the Adjusted Closing Statement as may be modified in accordance with paragraph (b) of this Section 12.3 (the “Adjusted Net Debt”), the Parent shall (in conformity with the provisions of Section 1.2(a) hereof), calculate the amount of the Purchase Price. In the event that the Purchase Price is less than the amount of the Closing Payment described in Section 1.2(b)(i), the Parent shall promptly, but in no event later than ten (10) Business Days after the final calculations of the Adjusted Closing Working Capital and Adjusted Net Debt, pay to the Purchaser the amount of such difference. In the event that the Purchase Price is more than the amount of the Closing Payment described in Section 1.2(b)(i), the Purchaser shall (or shall cause one of its Affiliates to) promptly, but in no event later than ten (10) Business Days after the final calculations of the Adjusted Closing Working Capital and Adjusted Net Debt, pay to the Parent the amount of such difference.

(d) Notwithstanding any other provision of this Agreement to the contrary, this Section 12.3 shall constitute the sole remedy of the parties for any dispute regarding computation of (i) the Adjusted Closing Working Capital, or the amount thereof, and (ii) the Adjusted Net Debt, or the amount thereof.

Section 12.4 Employee and Related Matters.

(a) Effective as of the Closing, the Purchaser shall continue to employ, or cause a Subject Company to continue to employ, each employee of the Subject Companies who is actively at work on the Closing Date (each an “Active Employee” and, collectively, the “Active Employees”) and, following Closing, the Purchaser shall also honor any commitments described in Section 12.4(a) of the Company Disclosure Schedule to any employee of the Subject Companies who is not actively at work on the Closing Date due to leave of absence, short-term disability, military leave or layoff with recall rights (collectively, the “Inactive Employees”). For purposes hereof, any employee of a Subject Company who is not actively at work on the Closing Date due to a short-term absence (including due to vacation, holiday, illness or injury of shorter duration than seven days, jury duty or death leave) in accordance with applicable policies of the Subject Companies shall be deemed to be an Active Employee. For purposes of this Agreement: (x) Active Employees who, immediately following the Closing, continue their employment with any of the Subject Companies and Inactive Employees shall be referred to herein, collectively, as the “Continued Employees”; and (y) an employee of any Subject Company whose employment with the Subject Companies has terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, is not employed by any of the Subject Companies, including persons who are on long-term disability shall be referred to herein as a “Former Employee”.

(b) The Purchaser shall have employee welfare benefit plans in effect on the Closing Date providing continuous uninterrupted medical and dental benefits and life insurance and disability benefit coverage for the Continued Employees and their respective dependents who, immediately prior to the Closing, were covered (excluding individuals receiving long-term disability benefits under a Parent Plan immediately prior to the Closing Date) under Parent Plans that provide such benefits. For at least one (1) year following the Closing, except as would result in duplication of benefits, the Purchaser shall recognize each Continued Employee’s eligibility service with the Subject Companies, the Parent or any of their respective Affiliates as of the Closing Date as eligibility service with the Purchaser for purposes of determining eligibility and benefit levels as applicable in the Purchaser’s employee welfare benefit plans, vacation, disability, severance and similar benefits (but excluding any defined benefit pension, retiree medical, non-qualified deferred compensation or other similar plans or programs), to the extent such service was recognized under an analogous Benefit Plan as of the Closing Date. The Purchaser shall use commercially reasonable efforts to cause to be waived any pre-existing condition limitation under the employee welfare benefit plans applicable to Continued Employees or their respective dependents and shall use commercially reasonable efforts to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Continued Employees and their respective dependents during the calendar year in which the Closing Date occurs for purposes of satisfying the deductible and co-payments limitations for such calendar year under the relevant employee welfare benefit plans of the Purchaser. Notwithstanding the foregoing, after the Closing, the Parent or one of its Affiliates shall be responsible for the actual costs incurred by the Subject Companies for medical and dental benefits, life insurance benefits and all other compensation and benefits (not to exceed such level of compensation and benefits (but not the cost of the benefits) that were provided immediately prior to the Closing) for each Inactive Employee until such time as such Inactive Employee returns to active status or until such Inactive Employee’s employment with any of the Subject Companies is terminated in accordance with the Subject Companies’ policies and procedures as of the date of this Agreement.

(c) Effective as of the Closing or a reasonable period of time thereafter, the Purchaser shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”) that will accept direct rollover contributions from Continued Employees who have accounts in ISO’s 401(k) Plan (the “Parent 401(k) Plan”) as of the date of this Agreement. Each Continued Employee shall receive credit for all service with the Parent, the Subject Companies, and any of their respective Affiliates for purposes of eligibility and vesting under the Purchaser 401(k) Plan to the extent such service was recognized under the Parent 401(k) Plan as of the Closing Date. As of the Closing Date, the Parent will make or cause to be made all accrued employer contributions and fully vest or cause to be fully vested the account balance (including in respect of the employee stock ownership portion of the Parent 401(k) Plan) of each Continued Employee (to the extent not then fully vested), if any, under the Parent 401(k) Plan. The

Purchaser 401(k) Plan shall permit a direct rollover of accounts of Continued Employees under the Parent 401(k) Plan, which rollover shall be in the form of cash but may also include any notes evidencing loans to Continued Employees from their account balance in the Parent 401(k) Plan and all qualified domestic relations orders, within the meaning of Section 414(p) of the Code.

(d) The Parent and its Affiliates (other than the Subject Companies) shall retain responsibility for all costs and expenses in respect of the Parent Plans, including for all medical and dental claims incurred prior to the Closing by Continued Employees and their respective dependents and for all costs and expenses in respect of the Parent Plans or Benefits Plans for all medical and dental claims and for all other benefits incurred or provided to Former Employees and their respective dependents. The Parent shall terminate coverage of Continued Employees and their respective dependents under the Parent Plans that provide medical and dental benefits for claims incurred after the Closing. The Purchaser shall be responsible for all medical and dental claims for expenses incurred after the Closing by Continued Employees and their respective dependents; provided, however, that the Purchaser’s medical and dental programs shall provide sufficient medical and dental coverage such that the Parent and its Affiliates shall have no obligation to provide “COBRA” continuation coverage under Section 4980B(f) of the Code to Continued Employees as a result of the consummation of the transactions contemplated by this Agreement but, for the avoidance of doubt, will be obligated to provide such benefits with respect to Former Employees. For purposes of this paragraph (d), a claim shall be deemed incurred when the medical or dental service relating to the claim is provided (regardless of when the incident giving rise to the medical or dental expense occurs). In addition:

(i) the Parent and its Affiliates (other than the Subject Companies) shall remain responsible for all short-term and long-term disability income benefits to or in respect of Continued Employees, Former Employees and their respective dependents where the onset of the disability occurred prior to the Closing; and

(ii) the Parent and its Affiliates (other than the Subject Companies) shall remain responsible for all life insurance claims of Continued Employees, Former Employees and their respective dependents on and after the Closing Date under the Parent Plans providing group life, travel and accident, and accidental death and dismemberment insurance benefits for losses incurred prior to the Closing.

(e) The Parent and the Purchaser agree that the transactions contemplated hereby shall not constitute a severance of employment of any Continued Employee at or prior to the consummation of the transactions contemplated hereby, each Continued Employee will have continuous and uninterrupted employment before and immediately after the Closing. Except as required by Law or as otherwise agreed in writing by the Parent and the Purchaser, the Purchaser shall provide severance and other separation benefits to each Continued Employee terminated by the Purchaser within one (1) year following the Closing Date that are substantially comparable to the severance and other separation benefits provided by the Parent, the Subject Companies and their respective Affiliates in effect on the date of this Agreement under the Benefit Plans identified in Section 12.4(e) of the Company Disclosure Schedule. The Purchaser shall recognize service of Continued Employees with the Parent, the Subject Companies and any of their respective Affiliates prior to the Closing Date for purposes of determining the amount of such severance and other separation benefits to the extent such service was recognized under an analogous Benefit Plan as of the Closing Date and except as would result in the duplication of benefits. The Parent shall and shall cause its Affiliates (other than the Subject Companies) to be responsible for and retain and shall indemnify Purchaser and its Affiliates for all Damages, in accordance with Article XIII, arising in relation to or connection with severance-related loss in connection with the termination of employment or other employment-related liabilities of any Former Employee, provided, that the limitations set forth in Section 13.3 shall not apply to any such Damages.

(f) The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is reasonably necessary and appropriate to effect the transactions contemplated by this Section 12.4.

(g) The Purchaser agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or similar event affecting Continued Employees or Former Employees and occurring as a result of the Purchaser’s terminating the employment of Continued Employees on or after the Closing.

(h) The Parent’s currently sponsored program that provides workers compensation benefits for eligible Continued Employees and Former Employees shall remain responsible for all claims for workers compensation benefits which are incurred prior to the Closing by Continued Employees and which are incurred at any time by Former Employees.

(i) Except as set forth in Section 12.4(i) of the Company Disclosure Schedule, with respect to each Continued Employee, the Parent shall cause all unvested equity or equity-based awards of the Parent or any of its Affiliates held by such Continued Employee immediately prior to the Closing to become fully vested and, if applicable, exercisable as of the Closing. The Parent or any of its Affiliates (other than the Subject Companies) shall withhold and timely remit to the applicable Governmental Body all Taxes required to be withheld and/or remitted (including employer payroll taxes) in respect of any compensation paid to Continued Employees on or after the Closing with respect to such equity or equity-based awards granted prior to the Closing and shall within five (5) Business Days of the Purchaser’s request reimburse the Purchaser for any Taxes the Purchaser is required by the Internal Revenue Service to pay or withhold with respect thereto, except to the extent such Taxes have been otherwise paid or indemnified by the Parent or its Affiliates (excluding, after 12:01 a.m. EDT on the Closing Date, the Subject Companies) or accrued as a Current Liability in determining the Adjusted Closing Working Capital.

(j) Without limiting any of the other provisions of this Section 12.4, the Purchaser agrees that it shall cause Verisk Health Nepal not to terminate the employment of any Covered Foreign Employee during the period beginning on the Closing Date and ending on the date that is the expiration or earlier termination of the Services (as defined in the Transitional Services Agreement) performed by such Covered Foreign Employees under Schedule 5 to the Transitional Services Agreement or such earlier date as the Parent may otherwise advise the Purchaser in writing, except that Verisk Health Nepal may earlier terminate such employment without cause on such lawful terms as the Parent reasonably approves in writing or for cause (as defined in the Parent’s current severance policy made available to the Purchaser or under applicable Law). Without limiting the Purchaser’s rights under the Transitional Services Agreement, the Purchaser agrees that it shall cause Verisk Health Nepal to (i) assume all liabilities, including all benefit obligations with respect to any gratuity, severance or termination or transfer payment, retirement fund, including the Employees Provident Fund Nepal, or other similar plan or program, relating to the employment or termination of employment of the Covered Foreign Employees by Verisk Health Nepal (such amounts, collectively, the “Severance Liabilities”), (ii) refrain from altering the compensation or benefits payable to Covered Foreign Employees following the Closing Date in a manner that increases the Severance Liabilities except (x) as requested, approved or authorized by the Parent in writing, (y) as required by the terms of Contracts or Benefit Plans in effect as of the Closing or (z) as required by applicable Law (including, in the event changes are made to the employee benefit plans of the Purchaser and its Affiliates for employees other than the Covered Foreign Employees, to the extent applicable Law requires such changes to be extended to any Covered Foreign Employee), and (iii) pay any third party costs for the renovations of a mutually agreed upon floor on or between the first through fourth floors (specifically excluding the fifth floor and any other floor not actively occupied by Verisk Health Nepal as of the date of this Agreement) of Verisk Health Nepal’s facility in Nepal undertaken by or on behalf of the Parent to allow the Parent or its Affiliate (other than a Subject Company) to utilize such portion of the facility under a sublease agreement to be entered into between Verisk Health Nepal and the Parent (or an Affiliate of the Parent) on the terms described in Exhibit F annexed hereto (subject to receipt of consent from the landlord of such facility to such sublease agreement), such renovations to include build-out of the space, card key access, security system and monitors, network and telecommunications connectivity, PCs, servers, printers, copiers and other peripheral equipment, furniture and office equipment and such other services and equipment necessary to provide for a work environment that is substantially similar to that which exists on the other floors actively occupied by Verisk Health Nepal (collectively, the “Facility Build-Out”). From and after Closing, the Purchaser shall, and shall cause Verisk Health Nepal to reasonably cooperate with the Parent to transfer the Covered Foreign Employees to an entity affiliated with the Parent. After the Closing, the Parent shall use its commercially reasonable efforts to offer employment to, and hire, any Covered Foreign Employees employed by Verisk Health Nepal on terms and conditions (including compensation, benefits and other conditions of employment) at least as favorable to the Covered Foreign Employees as they received from the Subject Companies as of the Closing Date.

(k) Nothing in this Section 12.4, express or implied, shall (i) confer upon any current or former employee of the Subject Companies, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever, (ii) be construed to prevent the Purchaser from terminating or modifying to any extent or in any respect any benefit plan or (iii) establish or amend, or be deemed to establish or amend, any benefit plan.

Section 12.5 Post-Closing Access.

(a) Following the Closing and until the sixth anniversary of the Closing Date, the Purchaser shall, and shall cause each Subject Company, to provide to the Parent and its Affiliates, employees, counsel, agents, accountants and other representatives, access, during normal business hours and following reasonable prior notice, to the contracts, agreements, documents and books and records of the Subject Companies (including the accounting records of the Subject Companies and, subject to entering into customary access letters, the work papers of the accountants of the Subject Companies) in the possession of any of the Subject Companies as of the Closing Date, solely to the extent necessary for (A) the preparation or examination of Tax Returns, regulatory filings and financial statements, (B) the management of employee benefit plans and other arrangements with employees, (C) insurance claims, (D) the exercise, performance and enforcement of rights and obligations under this Agreement and the other Transaction Documents, (E) the conduct of any litigation or other proceeding or dispute or regulatory investigation or audit, whether pending or threatened, and (F) the compliance by the Parent or its Affiliates with all applicable Laws, and the Purchaser shall permit the Parent and its agents and representatives to examine and copy, at the Parent’s expense, such contracts, agreements, documents and books and records, all of which shall be subject to Section 12.10(a). Following the Closing the Purchaser shall, and shall cause the Subject Companies to, maintain the contracts, agreements, documents and books and records of the Business that were in the possession of any of the Subject Companies as of the Closing Date for a period of not less than six (6) years following the Closing Date in accordance with the Subject Companies’ current document retention policies.

(b) Following the Closing and until the sixth anniversary of the Closing Date, the Parent shall, and shall cause its Affiliates, to provide to the Purchaser and its Affiliates, employees, counsel, agents, accountants and other representatives, access, during normal business hours and following reasonable prior notice, to the contracts, agreements, documents and books and records of the Parent and its Affiliates (including the accounting records of the Subject Companies and, subject to entering into customary access letters, the work papers of the accountants of the Parent and its Affiliates) to the extent relating to the Business and in the possession of any of the Parent or its Affiliates as of the Closing Date, for any reasonable business purpose relating to the Business, including (A) the preparation or examination of Tax Returns, regulatory filings and financial statements, (B) the management of employee benefit plans and other arrangements with employees, (C) insurance claims, (D) the exercise, performance and enforcement of rights and obligations under this Agreement and the other Transaction Documents, (E) the conduct of any litigation or other proceeding or dispute or regulatory investigation or audit, whether pending or threatened, and (F) the compliance by the Purchaser or its Affiliates with all applicable Laws, and the Parent shall permit the Purchaser and its agents and representatives to examine and copy, at the Purchaser’s expense, such contracts, agreements, documents and books and records. To the extent any such information or documentation relates to or includes any information relating to the Retained Business, such information and documentation shall be subject to Section 12.10(b). Following the Closing the Parent shall, and shall cause its Affiliates to, maintain the contracts, agreements, documents and books and records to the extent relating to the Business that were in the possession of any of the Parent or its Affiliates as of the Closing Date for a period of not less than six (6) years following the Closing Date in accordance with the Parent’s current document retention policies.

Section 12.6 Legal Name Change; Use of Name; ClaimSearch.

(a) The Purchaser hereby acknowledges that (i) all right, title and interest in and to the names “Verisk”, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or confusingly similar to any of the foregoing names (the “Retained

Names and Marks”), are owned exclusively by ISO or its Affiliates (other than the Subject Companies), (ii) the trademarks “VERISK HEALTH”, “VERISK HEALTH & Design”, “VERISK HEALTH INTELLIGENCE PLATFORM” and “VHIP” registered in the United States of America and “VERISK HEALTH” registered in Germany are registered in the name of Verisk Health and that such trademarks are Excluded Assets that will be transferred and assigned to the Parent or one of its Affiliates (other than a Subject Company) prior to or at Closing and will deemed included in the Retained Names and Marks, and (iii) except as expressly provided in this Section 12.6 or in the Transitional Services Agreement, any and all rights of the Purchaser and any of the Subject Companies to use the Retained Names and Marks (including the trademarks referred to clause (ii)) shall terminate as of the Closing and shall immediately revert to ISO or its Affiliates (other than the Subject Companies). The Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as expressly provided in this Section 12.6 or in the Transitional Services Agreement.

(b) Within ninety (90) days after the Closing, the Purchaser, at its sole expense, shall take all steps necessary or appropriate to change the legal name of Verisk Health and Verisk Health Nepal to another name which excludes the Retained Names and Marks. Except as expressly provided in the Transitional Services Agreement, the Purchaser shall, and shall cause its Affiliates (including the Subject Companies) to, cease (i) as soon as reasonably practicable thereafter, but in no event later than ninety (90) days after the Closing Date, utilizing the Retained Names and Marks, singly or in combination with any other term, including in any stationery, brochures, catalogs, posters, building signage, shipping cartons, product labels, business cards, bag labels, price lists, purchase order forms, letterheads, envelopes, bills of lading, domain names, or any other promotional, advertising or collateral materials of any kind, whether in traditional print form or in electronic form, or any other form or media now known or hereafter invented, and (ii) holding the Subject Companies out as having any current affiliation with the Parent, ISO or the Parent Guarantor. Notwithstanding the foregoing, nothing in this Section 12.6 shall restrict the Purchaser or any of its Affiliates from using the Retained Names and Marks to refer to the Business as it was historically affiliated with the Parent, ISO or the Parent Guarantor or to indicate that the Business has been acquired from the Parent or the Parent Guarantor, and there shall not be any obligation hereunder to modify any tools, equipment, systems, documentation or software code that may reference the Retained Names and Marks if the usage is not intended to be seen by the public. In addition, no restriction hereunder shall pertain to the distribution of authorized marketing literature bearing the Retained Names and Marks by any third party over which the Purchaser has no control.

(c) For a period of two (2) years following the Closing, at any time at the request of the Purchaser, the Parent will, or will cause its Affiliates to, enter into agreements in the form(s) posted in folder 16.4 of the VDR granting the Subject Companies access to the Parent’s (or its Affiliates’) ClaimSearch database. Thereafter, at the request of the Purchaser, the Parent and the Purchaser will negotiate in good faith to execute agreements granting the Subject Companies access to Parent’s (or its Affiliates’) ClaimSearch database on then commercially reasonable terms.

Section 12.7 Directors’ and Officers’ Indemnification and Insurance.

(a) For purposes of this Section 12.7, “Indemnified Director and Officer” shall mean any person who was, is now, or has been at any time prior to the Closing, an officer,

director or manager of any of the Subject Companies, or has been at any time prior to the Closing, an officer, director or manager of any of the Subject Companies or who was serving at the request of any of the Subject Companies as an officer, director or manager of another corporation, limited liability company, joint venture or other enterprise, in each case, solely in connection with the Business.

(b) Effective on the Closing Date, the Purchaser, on its own behalf and on behalf of each of its Affiliates (including the Subject Companies after the Closing), irrevocably knowingly and voluntarily releases, discharges and forever waives and relinquishes each Indemnified Director and Officer who resigned effective immediately as of the Closing or at any time prior to the Closing from any and all liabilities and obligations to, and agreements or understandings with, the Subject Companies in his or her capacity as an officer, director or manager of the Subject Companies of any kind or nature whatsoever, including in respect of rights of the Purchaser and its Affiliates (including the Subject Companies after the Closing) to receive contribution or indemnification from such Indemnified Director and Officer in his or her capacity as such, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at Law or in equity, and the Purchaser hereby covenants and agrees on its own behalf and on behalf of each of its Affiliates (including the Subject Companies after the Closing) that it will not seek to receive any amounts in connection therewith or thereunder from such Indemnified Director and Officer; provided, however, that (i) the Purchaser shall not, for itself or any of its Affiliates (including the Subject Companies after the Closing), waive, release or discharge any such Indemnified Director and Officer from, or covenant not to seek to recover any amounts for, any liabilities or obligations, or agreements or understandings, in each case, to the extent related to or arising from any willful misconduct of such Indemnified Director and Officer and (ii) the foregoing shall not limit the obligations of the Parent and the Parent Guarantor with respect to the rights of the Purchaser Indemnified Parties pursuant to Article XIII.

(c) Subject to applicable Law, the rights of any Indemnified Director and Officer under this Section 12.7 shall be in addition to any other rights such Indemnified Director and Officer may have under the Organizational Documents of the Subject Companies as in effect on the date of this Agreement. The provisions of this Section 12.7 shall survive the consummation of the transactions contemplated by this Agreement, and are expressly intended to benefit, and to be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and personal representatives.

(d) If the Purchaser and/or any Subject Company, or any of their respective successors or assigns, transfers or conveys all or substantially all of their properties and assets to any other Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Purchaser and/or the Subject Companies, as the case may be, shall assume the obligations of the Purchaser and/or the Subject Companies set forth in this Section 12.7.

Section 12.8 Release.

(a) Effective as of the Closing, the Purchaser, for itself and each of the Subject Companies, and their successors and assigns (each a “Purchaser Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Subject Companies has, may have, or might have or may assert now or in the future, against the Parent and its Affiliates and its and their respective successors, assigns, officers, directors, managers, partners, and employees or any of their respective heirs or executors (in each case in their capacity as such) (each a “Parent Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted prior to the Closing; provided, however, that nothing contained in this Section 12.8(a) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any party to the extent arising out of (i) any Transaction Document or (ii) any Contracts or other claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action as set forth in Section 12.8 of the Company Disclosure Schedule. The foregoing release shall not apply to any claim arising under this Agreement or any other Transaction Document or any claim alleging fraud or intentional misconduct. The Purchaser shall, and shall cause each of the Subject Companies to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Parent Releasee based upon any matter released pursuant to this Section 12.8(a). The parties hereby acknowledge and agree that nothing in this Section 12.8(a) shall in any way limit any Indemnified Party’s rights to indemnification under Article XIII and the execution of this Agreement shall not constitute an acknowledgement of or an admission by any Purchaser Releasor or Parent Releasee of the lack or existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(b) Effective as of the Closing, each of the Parent Guarantor and the Parent, for itself and each of its Affiliates, and their successors and assigns (each a “Parent Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Parent Releasor has, may have, or might have or may assert now or in the future, against the Subject Companies and their respective successors, assigns, officers, directors, managers, partners, and employees or any of their respective heirs or executors (in each case in their capacity as such) (each a “Purchaser Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted prior to the Closing; provided, however, that nothing contained in this Section 12.8(b) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any party to the extent arising out of (i) any Transaction Document or (ii) any Contracts or other claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action as set forth in Section 12.8 of the Company Disclosure Schedule. The foregoing release shall not apply to any claim arising under this Agreement or any other Transaction Document or any claim alleging fraud or intentional misconduct. The Parent shall, and shall cause each of its Affiliates to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Purchaser Releasee based upon any matter released pursuant to this Section 12.8(b). The parties hereby acknowledge and agree that nothing in this Section 12.8(b) shall in any way limit any Indemnified Party’s rights to indemnification under Article XIII and the execution of this Agreement shall not constitute an acknowledgement of or an admission by any Parent Releasor or Purchaser Releasee of the lack or existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(c) Effective as of the Closing, each of the Parent Guarantor and the Parent, for itself and each of the Parent Releasors, hereby agrees that neither it nor any other Parent Releasor will seek, nor will it or any other Parent Releasor be entitled to, reimbursement or contribution from, subrogation to, or indemnification by any Subject Company under its Organizational Documents, this Agreement, applicable Laws or otherwise, in respect of any amount paid to any Purchaser Indemnified Party by the Parent, the Parent Guarantor or any of its Affiliates under Article XIII.

Section 12.9 Access to Parent Insurance.

(a) The Purchaser acknowledges that certain policies and insurance coverage maintained on behalf of the Business and the Subject Companies as of the date of this Agreement are part of the corporate insurance program maintained by the Parent or one of its Affiliates other than a Subject Company and related to the Retained Business and that, except as set forth in this Section 12.9, from and after the Closing, none of the Purchaser or the Subject Companies shall have access to any of such insurance policies in effect immediately prior to the Closing or any other insurance policies provided by the Parent or any of its Affiliates other than a Subject Company (whether by self-insured programs or third party insurance). From and after the Closing, the Subject Companies will cease to be insured by the Parent’s or their Affiliates’ insurance policies (other than any insurance policy held solely by a Subject Company or providing coverage solely to the Subject Companies) or by any self-insured programs and the Parent and its Affiliates other than a Subject Company may, to be effective at Closing, amend any of its insurance policies or self-insured programs in the manner it deems appropriate to give effect to this Section 12.9. From and after the Closing, the Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Business and the Subject Companies. Except as otherwise provided in this Section 12.9, the Purchaser, on behalf of itself, and after the Closing, on behalf of the Subject Companies, covenants and agrees not to seek or exercise any rights or claims of the Business or any Subject Company under or in respect of any past or current insurance policy under which the Business or any of the Subject Companies is a named insured (other than any insurance policy held solely by a Subject Company or providing coverage solely to the Subject Companies).

(b) Notwithstanding anything contained in Section 12.9(a) to the contrary, with respect to acts, omissions, events or circumstances relating to the Subject Companies or the Business that occurred or existed prior to the Closing and that are covered by occurrence based insurance policies under which the Subject Companies or the Business is a named insured or beneficiary on or prior to the Closing (each a “Covered Insurance Claim” and collectively, “Covered Insurance Claims”), such Subject Company may make (and the Parent or its designated Affiliate shall procure that such steps are taken as to enable such claims to be made) Covered Insurance Claims under such policies subject to the terms and conditions of such policies and this Agreement, to the extent such coverage and limits are available; provided, that: (A) such Subject Company or Subject Companies shall first notify the Parent Guarantor’s internal insurance risk manager, in writing, of all such Covered Insurance Claims; (B) subject to

Section 13.4, the Purchaser and its Affiliates, together with the applicable insurance carriers, shall, solely to the extent permitted by such applicable insurers, have the right to control the defense, settlement and administration of such Covered Insurance Claims, provided, however, that the Purchaser shall keep the Parent reasonably informed as to the status of such claim and the Parent shall have the right to review and comment on the defense, settlement and administration of such claims and the Purchaser shall, acting in good faith and reasonably, take into consideration such comments to the extent possible; and (C) if there is a recovery under such Covered Insurance Claims, then the relevant Subject Company shall be entitled to any amounts paid out by the relevant insurers or other Persons in respect of such claims net of any reasonable out-of-pocket expenses incurred by the Parent or its Affiliates in relation to that insurance claim (or, if applicable, all of such payments shall be applied to any obligations by the Parent or the Parent Guarantor to indemnify the Purchaser Indemnified Parties pursuant to Article XIII). For the avoidance of doubt, the Purchaser and its Affiliates shall not be permitted to make post-Closing claims against any applicable insurance policy unless such claims are under occurrence-based coverage and relate only to pre-Closing periods. Except as otherwise provided by this Agreement (including Article XIII), the Purchaser shall exclusively bear, and neither the Parent Guarantor nor the Parent, or any of their respective Affiliates, shall have any obligation to repay or reimburse the Purchaser or any Subject Company for the amount of any deductibles, self-insured retentions or other out-of-pocket expenses incurred in connection with or associated with Covered Insurance Claims, and the Purchaser shall, or shall cause the applicable Subject Company to, be liable for all deductibles, self-insured retentions, other out-of-pocket expenses and uninsured or uncollectible amounts of such claims. To the extent the Purchaser or any of the Subject Companies make a Covered Insurance Claim after Closing, the Purchaser agrees to promptly reimburse the Parent and its Affiliates for the full amount of all reasonable out-of-pocket fees, costs and expenses incurred by the Parent or any of its Affiliates as a result of such claim; provided that the foregoing shall not limit the obligations of the Parent and the Parent Guarantor with respect to the rights of the Purchaser Indemnified Parties pursuant to Article XIII.

(c) Notwithstanding Section 12.9(a) to the contrary, with respect to any claims relating to the Subject Companies or the Business pending against any claims made policy immediately prior to Closing (i) any such claims shall continue to be handled and processed in the same manner after Closing as if the Closing had not occurred (except as otherwise provided in this Section 12.9(c)), (ii) subject to Section 13.4, the Purchaser, together with the applicable insurance carriers, shall, solely to the extent permitted by such applicable insurers, have the right to control the defense, settlement and administration of such claims, provided, however, that the Purchaser shall keep the Parent reasonably informed as to the status of such claim and the Parent shall have the right to review and comment on the defense, settlement and administration of such claims and the Purchaser shall, acting in good faith and reasonably, take into consideration such comments to the extent possible, (iii) if there is a recovery under such claim, then the relevant Subject Company shall be entitled to any amounts paid out by the relevant insurers or other Persons in respect of such claims net of any reasonable out-of-pocket expenses incurred by the Parent or its Affiliates in relation to such insurance claim (or, if applicable, all of such payments shall be applied to any obligations by the Parent or the Parent Guarantor to indemnify the Purchaser Indemnified Parties pursuant to Article XIII) and (iv) the Purchaser agrees to promptly reimburse the Parent and its Affiliates for the full amount of all reasonable out-of-pocket fees, costs and expenses incurred by the Parent or any of its

Affiliates as a result of such claims; and provided, further that the foregoing shall not limit the obligations of the Parent and the Parent Guarantor with respect to the rights of the Purchaser Indemnified Parties pursuant to Article XIII.

(d) This Section 12.9 shall not require the Parent or its Affiliates to convert any “claims made” policy to an “occurrence based” policy and shall not obligate the Parent or its Affiliates to maintain any insurance policy in effect such that it newly covers claims made or events occurring after the Closing.

Section 12.10 Confidentiality.

(a) For a period of five (5) years from the Closing Date (except, with respect to all contracts, agreements, documents, financial statements and other books and records provided or otherwise made available under Section 12.5(a) or the Amended and Restated Limited Liability Company Agreement or the Note, for a period of five (5) years following the date such books and records are provided or otherwise made available thereunder) each of the Parent Guarantor and the Parent shall, and shall cause its respective Affiliates to, (A) treat all non-public information and trade secrets (including, for the avoidance of doubt, all copies of contracts, agreements, documents, financial statements and other books and records retained by the Parent and its Affiliates) relating to the Purchaser, the Subject Companies and the Business as confidential, preserve the confidentiality thereof, and not use for any reason or purpose whatsoever or disclose to any Person such information or trade secrets (except as permitted by this Agreement or the other Transaction Documents) and (B) cause its respective directors, officers, managers, employees, representatives or agents who have had access to such information or trade secrets to keep confidential and not to use for any reason or purpose whatsoever or disclose to any Person such information or trade secrets (except as permitted by this Agreement or the other Transaction Documents), provided, however, that each of the Parent Guarantor, the Parent and its respective Affiliates may disclose, or may permit disclosure of, such information (i) to its directors, officers, managers, employees, representatives or agents who have a need to know such information or trade secrets and are informed of their obligation to hold such information or trade secrets confidential to the same extent as is applicable to the Parent Guarantor or the Parent under this Section 12.10(a) (it being understood and agreed that the Parent shall be liable for any such individual’s breach of such obligations) or (ii) if the Parent Guarantor or the Parent or any of its respective Affiliates are compelled to disclose any such information by judicial or administrative process or any stock exchange rule or regulation or, in the opinion of counsel including in house legal counsel, by any other requirements of Law. If the disclosure of such information or trade secrets is required by Law, the Parent Guarantor and the Parent shall (I) cooperate with and provide the Purchaser an opportunity to object to the disclosure and shall, to the extent legally permissible, give the Purchaser as much prior written notice as is possible under the circumstances, but in no event less than five (5) Business Days, and (II) only disclose such information or trade secrets as is required by Law to be disclosed.

(b) For a period of five (5) years from the Closing Date (except, with respect to all contracts, agreements, documents and other books and records to the extent relating to the Retained Business provided or otherwise made available under Section 12.5(b), for a period of five (5) years following the date such books and records are provided or otherwise made available thereunder) each of the Purchaser, VCVH Intermediate and Parent Intermediate Holding Corp. shall, and shall cause their Affiliates to, (A) treat all non-public information and trade secrets (including, for the avoidance of doubt, all copies of any contracts, agreements, documents and other books and records delivered or made available to the Purchaser and its Affiliates) relating to the Parent Guarantor, the Parent, their respective Affiliates (other than the Subject Companies) or the Retained Business as confidential, preserve the confidentiality thereof, and not use for any reason or purpose whatsoever or disclose to any Person such information or trade secrets (except as permitted by the Transaction Documents) and (B) cause its directors, officers, managers, employees, representatives or agents who have had access to such information or trade secrets to keep confidential and not to use for any reason or purpose whatsoever or disclose to any Person such information or trade secrets (except as expressly permitted by this Agreement or the other Transaction Documents), provided, however, that each of the Purchaser, VCVH Intermediate and VCVH Holding II and their respective Affiliates may disclose, or may permit disclosure of, such information (i) to its directors, officers, managers, employees, representatives or agents who have a need to know such information or trade secrets and are informed of their obligation to hold such information or trade secrets confidential to the same extent as is applicable to the Purchaser under this Section 12.10(b) (it being understood and agreed that the Purchaser, VCVH Intermediate and VCVH Holding II shall be liable for any such individual’s breach of such obligations) or (ii) if the Purchaser, VCVH Intermediate or VCVH Holding II or any of their respective Affiliates are compelled to disclose any such information by judicial or administrative process or any stock exchange rule or regulation or, in the opinion of counsel including in house legal counsel, by any other requirements of Law. If the disclosure of such information or trade secrets is required by Law, each of the Purchaser, VCVH Intermediate and VCVH Holding II shall (I) cooperate with and provide the Parent and the Parent Guarantor an opportunity to object to the disclosure and shall, to the extent legally permissible, give the Parent and Parent Guarantor as much prior written notice as is possible under the circumstances, but in no event less than five (5) Business Days, and (II) only disclose such information or trade secrets as is required by Law to be disclosed.

(c) Notwithstanding anything to the contrary set forth in this Agreement, each party shall be deemed to have satisfied its confidentiality obligations hereunder with respect to confidential information if it exercises the same degree of care (but no less than a reasonable degree of care) as it takes to preserve confidentiality for its own similar information.

(d) Effective as of the Closing, the Parent agrees to, and agrees to cause each of its applicable Affiliates to, use its commercially reasonable efforts to enforce its rights under any confidentiality agreement, non-disclosure agreement or similar Contract with another potential purchaser of all or any substantial part of the Subject Companies or the Business that is in effect prior to the Closing for the benefit of the Purchaser, as the Purchaser reasonably requests in writing.

Section 12.11 Termination of Backstop Letters of Credit.

From and after the Closing, with respect to each backstop letter of credit delivered to the Parent or its applicable Affiliate pursuant to clause (iii) of Section 5.9, the Parent agrees to, and to cause its applicable Affiliate to, cooperate with the Purchaser in good faith to arrange for (i) the termination of such backstop letter of credit promptly upon the release, termination or expiration of the applicable Existing Guaranty to which such backstop letter of credit applies, or in the case of one backstop letter of credit securing obligations under multiple Existing Guaranties, the release, termination or expiration of all applicable Existing Guaranties to which such backstop letter of credit applies; and (ii) the reduction in amount or term, as applicable, of such backstop letter of credit to reflect (x) the release, termination or expiration of any Existing Guaranty to which such backstop letter of credit applies or (y) the reduction of the outstanding obligations under any Existing Guaranty to which such backstop letter of credit applies.

ARTICLE XIII

INDEMNIFICATION

Section 13.1 Indemnification by the Parent.

(a) Subject to the limitations and the provisions of this Article XIII, from and after the Closing, the Parent and the Parent Guarantor shall jointly and severally indemnify, defend and hold harmless the Purchaser and its Affiliates (including the Subject Companies after the Closing), and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against all damages, costs, expenses, losses, claims, demands, awards, judgments, fines, penalties, interest, liabilities and/or obligations, including reasonable fees and disbursements of counsel (collectively, “Damages”), arising from, relating to, or in any way sustained or incurred by reason of:

(i) the breach of or inaccuracy in any of the representations or warranties made by the Parent hereunder (either as of the date of this Agreement or as of the Closing Date, as though made as of such date, or, in the case of any representations and warranties which are expressly made as of a specific date other than the Closing Date, as though made as of such specific date);

(ii) the breach of any covenant or agreement to have been performed hereunder by the Parent Guarantor, the Parent or, prior to the Closing, the Verisk Health Parent Companies;

(iii) any of the Retained Liabilities;

(iv) any Taxes of the Parent and its Affiliates (excluding the Subject Companies) with respect to any period, including any such Taxes for which the Subject Companies are liable pursuant to Treasury Regulation Section 1.1502-6 (or a similar provision of state, local or other Law);

(v) any Taxes of the Subject Companies (including Transfer Taxes) arising out of the actions contemplated by Section 5.10 or Section 5.11;

(vi) any Taxes for which the Subject Companies are liable with respect to any Pre-Closing Period;

(vii) any withholding Taxes, excluding any penalties or interest thereon, to the extent not withheld or deducted pursuant to Section 1.2(d).

(viii) any Taxes of any Person (other than any Subject Company) imposed on any Subject Company as a transferee or successor, by contract or otherwise, pursuant to a transaction or Contract, excluding any Contract the principal purpose of which is unrelated to Taxes, occurring or entered into prior to the Closing;

(ix) any Taxes attributable to amounts that would be required to be included under Section 951 of the Code (or a similar provision of state, local or other Law) if the Taxable year of Verisk Health Nepal ended on the Closing Date immediately prior to the Closing; or

(x) any amounts (but without duplication of any amounts included in the Adjusted Net Debt, Adjusted Closing Working Capital or amounts paid by the Parent under the Transitional Services Agreement) relating to, or incurred in connection with, the Facility Build-Out or, without duplication, the Severance Liabilities or Nepal Plan Liabilities, to the extent, in the aggregate, in excess of the amount of Trapped Cash.

(b) In the Purchaser and VCVH Intermediate’s discretion, and to the extent that the Parent or the Parent Guarantor owes any Purchaser Indemnified Party any amounts under this Article XIII, such amount of Damages may be applied to discharging unpaid principle and interest otherwise payable under the Note in satisfaction of such Damages and the principal and interest payable under the Note shall be reduced by such amount.

Section 13.2 Indemnification by the Purchaser.

Subject to the limitations and the provisions of this Article XIII, from and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Parent and its Affiliates, and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”), from and against all Damages arising from, relating to or in any way sustained or incurred by reason of:

(i) the breach of or inaccuracy in any of the representations or warranties made by the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC hereunder (either as of the date of this Agreement or as of the Closing Date, as though made as of such date, or, in the case of any representations and warranties which are expressly made as of a specific date other than the Closing Date, as though made as of such specific date);

(ii) the breach of any covenant or agreement to have been performed hereunder by the Purchaser, VCVH Intermediate, VCVH Holding II or Purchaser LLC (or, with respect to any covenant or agreement to be performed by a Subject Company after the Closing, any Subject Company);

(iii) the conduct of the Business or the operation of the Subject Companies by the Purchaser, the Subject Companies and their respective Affiliates (including under the Purchaser Replacement Contracts) subsequent to the Closing (excluding, for the avoidance of doubt, any Damages for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 13.1); or

(iv) any Taxes for which the Subject Companies (or the Parent Guarantor or its Affiliates) are liable with respect to any operations or transactions of the Subject Companies occurring outside the ordinary course of business on the Closing Date but after the Closing.

Section 13.3 Limitation of Liability.

(a) (i) The representations and warranties made by a party in this Agreement or pursuant hereto (other than the Fundamental Representations and the Tax Representations) and each covenant or agreement to be fully performed at or prior to the Closing shall survive until the eighteen (18) month anniversary of the Closing Date, (ii) the Fundamental Representations shall survive the Closing indefinitely, (iii) the Tax Representations shall survive until thirty (30) days following the expiration of the applicable statute of limitations, and (iv) the other covenants and agreements contained in this Agreement shall survive until performed in full (each an “Indemnification Period”). Neither the Purchaser Indemnified Parties nor the Parent Indemnified Parties shall be entitled to indemnification or to be held harmless and neither the Parent, the Parent Guarantor nor the Purchaser shall have any liability for indemnification under Section 13.1 or Section 13.2, as applicable, for breaches of any representation or warranty or the breach of any covenant or agreement to have been performed prior to the applicable Indemnification Period unless the Indemnified Party (as hereinafter defined) notifies the Indemnifying Party (as hereinafter defined) in writing prior to the expiration of the applicable Indemnification Period of the factual basis of the claim in reasonable detail to the extent then known by the Indemnified Party. The foregoing Indemnification Periods shall not affect the rights of any Indemnified Party or the liabilities of any Indemnifying Party in respect of any claim made by such Indemnified Party prior to the expiration of the applicable Indemnification Period.

(b) In no event shall any party (an “Indemnifying Party”) obligated under this Article XIII to indemnify another party (an “Indemnified Party”) be liable for, and Damages shall not include, punitive, exemplary, incidental or consequential damages or loss of profits, except to the extent such damages arise from or in connection with a Third Party Claim. Notwithstanding anything contained in this Agreement, other than with respect to any claim for breach of or inaccuracy in any of the Fundamental Representations of the Parent or the Tax Representations, the aggregate liability of the Parent and the Parent Guarantor for indemnification under Section 13.1(a)(i) shall at all times be limited to an amount equal to Fifty-Seven Million Four Hundred Thousand Dollars ($57,400,000) (the “Cap”). In addition, other than with respect to any claim for breach of or inaccuracy in any of the Fundamental Representations of the Parent or the Tax Representations, no claim for indemnification by a Purchaser Indemnified Party pursuant to Section 13.1(a)(i) shall be asserted until the aggregate amount of all Damages incurred by the Purchaser Indemnified Parties exceeds an amount equal to Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Deductible”), whereupon the Purchaser Indemnified Parties shall be entitled only to assert a claim for indemnification for amounts in excess of the Deductible, and provided further that, other than with respect to any claim for breach of or inaccuracy in any of the Tax Representations or the Fundamental Representations of the Parent, no claim for indemnification by any Purchaser Indemnified Party pursuant to Section 13.1(a)(i) shall be made for any Damages arising from a single claim (or a series of related claims based on similar facts, events or circumstances) which does not exceed an amount equal to One Hundred Fifty Thousand Dollars ($150,000) (the “De Minimis Exclusion”), whereupon the Purchaser Indemnified Parties shall be entitled only to assert a claim for indemnification for amounts in excess of the De Minimis Exclusion, subject further to the limitation established by the Deductible. An Indemnifying Party’s liability for any Damages shall be limited to the amount of such Damages net of any insurance proceeds received by such Indemnified Party in respect thereof (less any deductible or co-payment and all out-of-pocket costs incurred to obtain such proceeds, in each case as paid by the Indemnified Party) and, in the case of Damages claimed under Section 13.1, net of any amounts therefor included in the calculation of the Adjusted Closing Working Capital or the Adjusted Net Debt and that reduced the Purchase Price relative to what it would have been absent the inclusion of such amounts, and shall be reduced by any Tax benefit with respect to such Damages actually realized by an Indemnified Party in the form of a reduction in cash Taxes payable by the Indemnified Party in the taxable year in which such Damages are incurred (or the first or second succeeding taxable year or any preceding taxable year), which reduction is directly attributable to the deductibility of such Damages (as determined on a “with and without” basis), net of all costs, expenses and Taxes incurred or imposed on such Indemnified Party in obtaining, receiving or accruing such Tax benefits.

(c) Any Indemnified Party that obtains Knowledge of any Damages for which it seeks indemnification under this Article XIII shall be required to use commercially reasonable efforts to mitigate such Damages in accordance with applicable Law, including seeking all available insurance and other third party recoveries; provided that no Indemnified Party shall be required to initiate litigation against any Person.

Section 13.4 Indemnification Procedures.

(i) If the facts that give rise to any indemnification hereunder shall involve any actual or threatened claim or demand (a “Third-Party Claim”) by any Person (including any Taxing Authority or other Governmental Body) other than a party hereto, its Affiliates, or their respective successors or assigns, notice thereof shall be given by the Indemnified Party to the Indemnifying Party no later than ten (10) days after the Indemnified Party shall have received written notice thereof from the third party making such claim; provided, however, that if the Third-Party Claim is in the form of a pleading requiring an answer, such notice shall be given as soon as reasonably practicable but no less than five (5) days prior to the due date of the answer or other response to the pleading (if such due date precedes the date which is ten (10) days after the Indemnified Party received written notice of the Third Party Claim); provided, further, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent that any of the Indemnifying Parties has been prejudiced as a result of such failure. Thereafter, the Indemnified Parties shall deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(ii) The Indemnifying Party shall have thirty (30) days from receipt of the notice provided by the Indemnified Party pursuant to paragraph (a) immediately preceding to provide the Indemnified Party with notice that it is assuming the defense of the Third-Party Claim (provided that (x) such notice includes an acknowledgement by the Indemnifying Party that it is obligated to indemnify the Indemnified Party, subject to the procedures and limitations set forth in this Article XIII, for Damages related to such Third-Party Claim in accordance with this Article XIII and (y) if such Third-Party Claim seeks material injunctive or other nonmonetary relief, then the Indemnifying Party shall not have the right to settle such Third-Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned), in which event the Indemnified Party shall have the right to participate in the defense at its own expense, including the right at its expense to employ counsel separate from counsel employed by the Indemnifying Party, except that such counsel shall be at the expense of the Indemnifying Party if (i) the Indemnified Party is required to retain separate counsel due to a conflict of interest with the Indemnifying Party or (ii) the Indemnifying Party fails to engage counsel reasonably acceptable to the Indemnified Party (it being understood and agreed that McCarter & English, LLP and Davis Polk Wardwell LLP are each acceptable) or to act diligently in defending such action. In no event shall an Indemnifying Party be responsible for the fees and expenses of more than one firm of counsel and, to the extent required, one local counsel, representing all Indemnified Parties. If the Third-Party Claim is in the form of a pleading requiring an answer, the Indemnifying Party shall give such notice at least five (5) Business Days prior to the due date of the answer or other response to the pleading of its intent to assume the defense. If the Indemnifying Parties, or any one or more of them, fails to give the Indemnified Party timely notice as provided herein, the Indemnified Party shall have the right to defend against such Third-Party Claim subject to the provisions of this Section 13.4.

(iii) If the Indemnifying Party is entitled to and chooses to defend a Third-Party Claim, the Indemnified Party shall reasonably cooperate in the defense thereof at the expense of the Indemnifying Party. Such cooperation shall include the retention, and the provision to the Indemnifying Party assuming the defense, of records and information which are reasonably relevant to such Third-Party Claim, requested by the Indemnifying Party and in the possession of the Indemnified Party, and making relevant employees or agents of the Indemnified Party or its Affiliates available on a mutually convenient basis to provide additional information, testimony and explanation of any material provided hereunder, in each case at the expense of the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim in a manner that would result in payment of an amount for which the Indemnifying Party would be liable under this Article XIII without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnified Party’s consent shall not be required for any settlement, compromise or discharge of a Third-Party Claim that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnified Party completely in connection with such Third-Party Claim, which does not involve any finding or admission of any violation of Law or other wrongdoing by any Indemnified Party and which does not otherwise adversely affect the Indemnified Party or the conduct of its business.

(iv) In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article XIII that does not involve a Third-Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party, together with its request forthwith for payment subject to the provisions of this Agreement; provided, however, that, the failure by any Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article XIII except to the extent that the Indemnifying Party has been prejudiced as a result of such failure.

Section 13.5 Exclusivity.

Except as contemplated by Section 12.2 and Section 12.3 and except for any claims involving fraud or arising out of the other Transaction Documents, the parties hereby agree that following the Closing, no party shall have any liability, and no party shall make any claim for any Damages, under, relating to or arising out of this Agreement, whether based in contract, tort, strict liability, other laws or otherwise, except as provided in this Article XIII or Section 14.15.

Section 13.6 Tax Treatment of Indemnification Payments.

Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price for the Mediconnect Shares or the Verisk Health Shares, as the case may be, to which the indemnification payment relates.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Definitions.

(a) Except as otherwise provided in this Agreement, the capitalized terms set forth below shall have the following meanings:

“Accounting Policies” means GAAP and, solely to the extent consistent with GAAP, the same principles, policies, practices, bases, methodologies, management judgments and estimation techniques as were used to prepare the most recent audited balance sheet included in the Subject Companies Financial Statements.

“Accounts Payable” means any trade accounts payable, accrued expenses and other rights to payment owed by any of the Subject Companies, in each case as determined in accordance with the Accounting Policies.

“Accounts Receivable” means any trade accounts receivable, amounts to be paid for work in process and all other rights to payment owed to any of the Subject Companies, in each case as determined in accordance with the Accounting Policies.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Amended and Restated Limited Liability Company Agreement” means the Limited Liability Company Agreement of Purchaser LLC substantially in the form of Exhibit B annexed hereto, to be entered into at Closing by and between The Veritas Capital Fund V, L.P., Purchaser LLC, the Parent and, if applicable, the other parties thereto, provided that the Amended and Restated Limited Liability Company Agreement shall contain no provisions which adversely affect the Class C Membership Interests as forth in Exhibit B annexed hereto.

“Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other state, foreign, national, multinational, and supra-national Laws, if any, that are designed or intended to control mergers and acquisitions or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Days” means a day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by Law to be closed.

“Cash” means the sum of cash and cash equivalents (excluding any cash and cash equivalents of Verisk Health Nepal as of 12:01 a.m. EDT on the Closing Date (such excluded amounts being referred to as “Trapped Cash”), and net of any outstanding checks or drafts) as determined in accordance with the Accounting Policies, plus the Closing Date Tax Amount.

“Class C Membership Interests” has the meaning set forth in the Amended and Restated Limited Liability Company Agreement.

“Closing Date Tax Amount” means Forty-Three Thousand Dollars ($43,000).

“Company Disclosure Schedule” means the disclosure letter delivered as of the date of this Agreement by the Parent to the Purchaser.

“Contract” means any agreement, side letter, contract, license, lease, commitment, arrangement or understanding, written or oral.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property”.

“Covered Foreign Employees” means the employees of Verisk Health Nepal identified in Section 5.3(j)(ii) of the Company Disclosure Schedule or such other employees of Verisk Health Nepal as to whom the Parent agrees in writing, in each case who provides Services (as defined in the Transitional Services Agreement) under Schedule 5 of the Transitional Services Agreement.

“Current Assets” means the sum of: (i) Accounts Receivable; (ii) prepaid expenses; and (iii) total other current assets, in each case as determined in accordance with the Accounting Policies. Notwithstanding the foregoing, Current Assets shall not include any intercompany balances to be settled pursuant to Section 5.11, any Cash, any Trapped Cash or any deferred Tax asset or other Tax asset.

“Current Liabilities” means the sum of, without duplication: (i) Accounts Payable and accrued liabilities; (ii) fees received in advance; (iii) outstanding purchase price-related liabilities and obligations with respect to the prior acquisitions of MediConnect Global, Inc. and Bloodhound Technologies, Inc., (iv) accrued bonus and deferred compensation, (v) total other current liabilities; and (vi) any unpaid Transaction Expenses, in each case as determined in accordance with the Accounting Policies. Notwithstanding the foregoing, Current Liabilities shall not include any intercompany balances to be settled pursuant to Section 5.11, any Indebtedness, any Severance Liabilities or Nepal Plan Liabilities, any deferred Tax liability or other Tax liability or any Management Legal Fees.

“Data” means all Protected Health Information and any other personally identifying data used or held for use by the Subject Companies in connection with the Business, including names, addresses, social security numbers, driver’s license numbers or state identification card numbers, passwords, personal identification numbers, account numbers, account information, banking transactions and information, or credit card data.

“Debt Financing Sources” means the entities that have directly or indirectly committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter, or any joinder agreements or credit agreements (including any definitive agreements) entered into pursuant thereto or relating thereto and each of their respective representatives, officers, directors, employees, Affiliates, partners, managers, members, stockholders or other equityholders and their respective successors and assigns.

“Domain Names” shall have the meaning set forth in the definition of “Intellectual Property”.

“Environment” means all air, soil, surface water, groundwater, or land.

“Environmental Law” means any and all federal, state and local Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Hazardous Material Release of or exposure to Hazardous Materials or a Hazardous Material Release.

“ERISA Affiliate” means with respect to any Person, any other Person that, together with such Person, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Fundamental Representations” means, (a) with respect to the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC, the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization; Enforceability) and Section 4.8 (Brokers and Finders) and (b) with respect to the Parent, the representations and warranties set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Authorization; Enforceability), Section 2.4 (Stock Ownership), Section 2.5 (Brokers and Finders), Section 3.1 (Organization and Good Standing), Section 3.2 (Authority; Enforceability), Section 3.4 (Capitalization; Subsidiaries) and Section 3.24 (Brokers and Finders).

“Governmental Body” shall mean any (i) nation, state, county, city, town, village, district or other jurisdiction; (ii) federal, state, provincial, municipal, local, foreign or other government; or (iii) governmental or quasi-governmental authority (including any governmental agency, branch, department, official or entity and any court or other tribunal).

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law.

“Hazardous Material Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material.

“Indebtedness” means, without duplication, (a) indebtedness for borrowed money, whether secured or unsecured, (b) obligations evidenced by notes, bonds, debentures or similar Contracts, (c) obligations in respect of the deferred purchase price of goods or services to the extent such obligations exceed the unpaid balance of the purchase price therefor (it being agreed that ordinary course vendor financing in connection with the purchase of goods or services which does not exceed the unpaid balance of the purchase price of such goods or services shall not constitute Indebtedness), including all “earn-out” or other similar performance-based contingent payment obligations under any Contract that relates to the acquisition of any business or assets, (d) obligations under interest rate, commodity or currency derivatives, including swaps, hedges or similar arrangements, (e) obligations evidenced by letters of credit, surety bonds, bank guarantees and similar instruments (to the extent drawn), (f) obligations in respect of accrued but unpaid dividends, (g) payment obligations (plus any Taxes required to be paid by a Subject Company with respect thereto, provided such Taxes are not otherwise paid by the Parent or its Affiliates (excluding, after 12:01 a.m. EDT on the Closing Date, the Subject Companies) or accrued as a Current Liability in the calculation of Adjusted Closing Working Capital) under any severance plan or termination plan or program for terminations of employment or service that occur prior to the Closing Date (or, to the extent not included as Current Liabilities in the calculation of Adjusted Closing Working Capital, under any deferred compensation plan), excluding all Nepal Plan Liabilities and Severance Liabilities, (h) capital lease obligations, or (i) guarantees of any such indebtedness or obligations of any other Person, in each case, including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof in full; it being understood and agreed that Indebtedness shall be expressed as a positive amount for purposes of this Agreement.

“Intellectual Property” means all (a) patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures and all related provisional, extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto (“Patents”), (b) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, geographic indications and other designations of source, origin, sponsorship, affiliation, endorsement or certification, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor (“Trademarks”), (c) domain names, URLs and any other addresses or location identifiers for use on the Internet, mobile devices or any other computer network or communication system

(“Domain Names”), (d) copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website and social media content and database rights (“Copyrights”), (e) “look and feel” of websites, rights of publicity and rights of privacy, (f) know-how, trade secrets, confidential and proprietary information, algorithms, formulae, discoveries, methods, specifications, inventions, processes, technology, techniques, technical data, data bases, research and development information, designs and customer and supplier lists and information, in each case whether or not known to the public, whether patentable or not and whether or not reduced to practice (“Know-How”), (g) computer programs, proprietary software and firmware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (“Software”), (h) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (i) copies and tangible embodiments thereof, in each case whether or not the same are in existence as of the date of this Agreement or developed after such date and in any jurisdiction throughout the world.

“ISO” means Insurance Services Office, Inc., a Delaware corporation.

“Know-How” shall have the meaning set forth in the definition of “Intellectual Property”.

“Knowledge” as used with respect to a Person means, except as otherwise specifically provided herein, the actual personal knowledge after reasonable inquiry of the chief executive officer, president, chief financial officer or general counsel of such Person and, in the case of the Verisk Health Parent Companies, any of the other individuals set forth in Section 14.1(i) of the Company Disclosure Schedule.

“Law” means any statute, law (including common law), constitution, treaty, charter, ordinance, code, Order, rule, regulation and any other binding requirement or determination of any Governmental Body.

“Licensed Intellectual Property” means all Intellectual Property that any Person other than any of the Subject Companies owns and that any of the Subject Companies licenses for use in the operation of its business.

“Lien” shall be defined to mean any mortgage, deed of trust, security interest, assignment, pledge, lien (statutory or otherwise), transfer restriction, option, preemptive right, right of first refusal or first offer or other charge or encumbrance of any nature whatsoever.

“Management Legal Fees” shall have the meaning set forth in the definition of “Transaction Expenses”.

“Marketing Period” means the first period of fifteen (15) days after the date of this Agreement throughout which and on the last day of which the Purchaser shall have received the Required Information; provided that the last day of such period may not be later than August 19,

2016. Notwithstanding the foregoing, the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (i) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to the Subject Companies Financial Statements, or (ii) the Subject Companies or Deloitte & Touche LLP have indicated its intent or need to undertake a restatement of the Subject Companies Financial Statements; and provided, further, that the Marketing Period shall end on the earlier date that is the date on which the Debt Financing is consummated.

“Material Adverse Effect” means any change, event, occurrence or effect that, individually or in the aggregate, is materially adverse to the business (including the Business), assets, results of operations or financial condition of the Subject Companies, taken as a whole; provided that no change, event, occurrence or effect to the extent resulting from, attributable to or arising out of any of the following shall, either alone or in combination, constitute, or be considered in determining whether there has occurred, a Material Adverse Effect: (a) changes, events or occurrences generally affecting (i) the industries in which any of the Subject Companies operate or (ii) the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates, (b) changes or developments in any Law or the interpretation or enforcement thereof or in GAAP, or changes or developments in general legal, regulatory or political conditions, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources and employees, (d) acts of war (whether or not declared), sabotage or terrorism, or any outbreak or escalation or worsening of any such acts of war, sabotage or terrorism, (e) earthquakes, hurricanes, tornados or other natural disasters or calamities, (f) any action taken or omitted to be taken by the Parent, any of the Subject Companies or any of their respective Affiliates or representatives as expressly required or permitted by this Agreement or with the Purchaser’s written consent or at the Purchaser’s written request, (g) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings (it being understood and agreed that the underlying causes of such failure shall be taken into account in determining whether a Material Adverse Effect has occurred or will occur; provided that such reason is not otherwise described in clauses (a) through and including (f) of this definition), or (h) any increase in the cost or availability of any financing available to the Purchaser to consummate the transactions contemplated hereby; provided, however, that any changes, events, occurrences or effects resulting from the matters described in the foregoing clauses (a), (b), (d) and (e) shall be taken into account in determining whether a Material Adverse Effect has occurred or will occur to the extent such changes, events, occurrences or effects have a disproportionate adverse effect on the Subject Companies in a manner relative to other participants in the industries in which the Business operates.

“Nepal Plan Liabilities” means the accrued benefit obligations of Verisk Health Nepal, determined as of 12:01 a.m. EDT on the Closing Date in accordance with the Accounting Policies, with respect to (i) in the case of Covered Foreign Employees, any gratuity, severance or termination or transfer payment, retirement fund, including the Employees Provident Fund Nepal or other similar plan or program of Verisk Health Nepal, and (ii) in the case of any employee of Verisk Health Nepal other than the Covered Foreign Employees, any gratuity or retirement fund, including the Employees Provident Fund Nepal, but specifically excluding any liability with respect to any severance or termination or transfer payment or similar type of payment, plan or program.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision or settlement issued, promulgated or entered by or with any Governmental Body or arbitrator.

“Organizational Documents” means, with respect to any entity, the certificate or articles of incorporation, certificate or articles of formation and bylaws or operating agreement of such entity or any similar charter or other organizational documents of such entity.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Subject Companies, or any of them.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property”.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and with respect to which the Subject Companies maintain adequate reserves in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business prior to the Closing with respect to obligations not yet due and payable or being contested in good faith by appropriate proceedings and with respect to which the Subject Companies maintain adequate reserves in accordance with GAAP, (iii) other Liens which arise in the ordinary course of business consistent with past practice and not in connection with the incurrence of any Indebtedness and that do not individually or in the aggregate materially detract from the value of the property or assets subject thereto or materially impair the current use or occupancy thereof in the operation of the businesses of the Subject Companies, and (iv) other Liens described in Section 14.1(ii) of the Company Disclosure Schedule.

“Person” means a natural person, works council or other labor organization or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity and any Governmental Body or arbitrator.

“Post-Closing Period” means any Taxable period (or portion thereof) other than a Pre-Closing Period.

“Pre-Closing Period” means any Taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy and Security Laws” means all Laws concerning the privacy or security of Protected Health Information and other personally identifiable information, and all regulations promulgated thereunder, including HIPAA, HITECH, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state social security number protection Laws, state data breach notification Laws, state insurance Law requirements applicable to data privacy, security or breach notification, state consumer protection Laws and the Payment Card Industry Data Security Standard.

“Proceeding” shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

“Protected Health Information” shall have the meaning at 45 C.F.R. § 160.103.

“Registered Intellectual Property” means all Owned Intellectual Property that is subject to registrations, applications for registration, or other filings with or issuances by any Governmental Body or any other Person, including any registrar or registry of Domain Names.

“Required Information” means all information required by paragraph 6 and clause (a) of the first sentence of paragraph 12 of the “Conditions to Closing,” as set forth in the Debt Commitment Letter; provided, however, that, (a) the Purchaser confirms it has received the statements set forth in clauses (i) and (ii) of Paragraph 6 of the Debt Commitment Letter, (b) the Purchaser shall, without limiting the Parent’s obligations under Section 5.14(c), prepare the requisite pro forma information and Confidential Information Memorandum as required by clause (v) of paragraph 6 therein, and “Required Information” shall include only the financial and other pertinent information within the Parent’s and its Affiliates’ control relating to the Subject Companies necessary to permit the Purchaser to prepare such items, and (c) without limiting the Parent’s obligations under Section 5.14(c), “Required Information” as it relates to clause (a) of the first sentence of paragraph 12, shall be such financial and other pertinent information regarding the Subject Companies as is within the Parent’s and its Affiliates’ control.

“Retained Business” means the business of the Parent or any of its Affiliates (other than the Subject Companies).

“Retained Liabilities” means any and all liabilities to the extent relating to or arising from (i) the Excluded Assets, (ii) the Retained Business and (iii) outstanding purchase price-related liabilities and obligations with respect to the prior acquisitions of MediConnect Global, Inc. and Bloodhound Technologies, Inc.

“Shared Contract” means any Contract with any non-Affiliated Person to which the Parent or ISO or any of their Affiliates, including the Subject Companies, is a party that relates to both (a) the Business and (b) any Retained Business.

“Software” shall have the meaning set forth in the definition of “Intellectual Property”.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Target Working Capital Deficiency” means Twenty-Nine Million Dollars ($29,000,000).

“Target Working Capital Surplus” means Thirty-One Million Dollars ($31,000,000).

“Tax”, “Taxes” or “Taxable” or “Taxing” (as the context requires) shall mean any federal, state, local or foreign net income, capital gains, alternative or add-on minimum tax, gross income, gross receipts, sales, rent, use, transfer, ad valorem, value added, franchise, corporate, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, registration, occupation, premium, property, windfall profit or other tax, including any interest, fine or penalty on, or addition to, any such tax and including any liability for any of the foregoing under applicable Law (including pursuant to Treasury Regulation Section 1.1502-6 or a similar provision of state, local or other Law), under a Contract, as a transferee, as a successor or otherwise.

“Tax Representations” means the representations and warranties set forth in Section 3.8.

“Tax Return” shall mean any federal, state, local or foreign return, report, statement, schedule, notice, form or declaration filed with, or required to be filed with, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax, including any attachments thereto and amendments thereof.

“Taxing Authority” means any Governmental Body having jurisdiction with respect to any Tax.

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property”.

“Transaction Documents” shall mean this Agreement, the Transitional Services Agreement, the Note and the Amended and Restated Limited Liability Company Agreement.

“Transaction Expenses” means, without duplication, (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) incurred by any Subject Company or any of its Affiliates (to the extent that a Subject Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including any such amounts required to be paid to any third party in connection with obtaining any consent, waiver, release or approval (other than costs and expenses to establish Purchaser Replacement Contracts, which is subject to Section 5.12)) required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); and (b) all amounts (plus any Taxes required to be paid by a Subject Company with respect thereto, provided such Taxes are not otherwise paid by the Parent or its Affiliates (excluding, after 12:01 a.m. EDT on the Closing Date, the Subject Companies) or accrued as a Current Liability in the calculation of Adjusted Closing Working Capital) payable by any Subject Company under any “change of control,” retention, severance or other similar arrangements entered into prior to the Closing, which are payable as a result of the consummation of the transactions contemplated hereby (excluding any Severance Liability or Nepal Plan Liabilities), in the case of each of clauses (a) and (b), to the extent unpaid prior to the Closing Date; provided, that Transaction Expenses shall not include up to $250,000 of the fees and disbursements of Goodwin Procter LLP for services rendered to management of the Subject

Companies in connection with the negotiation with the Purchaser and its Affiliates of the terms of their employment with the Purchaser or any of its Affiliates (but not with any other potential purchaser of the Business, which such amounts shall be Transaction Expenses) or any of the Subject Companies after the Closing (the “Management Legal Fees”).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees and recording charges (including penalties and interest thereon).

“Trapped Cash” shall have the meaning set forth in the definition of “Cash”.

“Voluntary Compliance Procedure” means any voluntary worker classification settlement program, voluntary compliance procedure, Tax amnesty program or other settlement program to be entered into with any Taxing Authority.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced Sections of this Agreement:

Term	Section
Acquisition Transaction	Section 5.14
Active Employee	Section 12.4
Active Employees	Section 12.4
Adjusted Closing Statement	Section 12.3
Adjusted Closing Working Capital	Section 12.3
Adjusted Net Debt	Section 12.3
Agreement	Preamble
Alternative Financing	Section 5.13
Auditor	Section 12.3
Base Purchase Price	Section 1.2
Benefit Plans	Section 3.13
Business	Recitals
Business Associate Agreement	Section 10.8
Business Obligations	Section 5.11
Business Rights	Section 5.11
Cap	Section 13.3
Closing	Section 7.1
Closing Balance Sheet	Section 12.3
Closing Date	Section 7.1
Closing Payment	Section 1.2
Closing Working Capital	Section 12.3
Code	Section 3.8
Commitment Letters	Section 4.5
Confidentiality Agreement	Section 5.7
Continued Employees	Section 12.4
Covered Insurance Claim(s)	Section 12.9
Damages	Section 13.1
Debt Commitment Letter	Section 4.5

Debt Financing	Section 4.5
Deductible	Section 13.3
De Minimis Exclusion	Section 13.3
Designated Firms	Section 14.19
Dispute	Section 14.19
Disputed Return	Section 12.2
Employment Laws	Section 3.14
Equity Commitment Letter	Section 4.5
Equity Financing	Section 4.5
ERISA	Section 3.13
Excluded Assets	Section 5.9
Existing Guaranty	Section 5.8
Facility Build-Out	Section 12.4
Financing	Section 4.5
Foreign Plan	Section 3.13
Former Employee	Section 12.4
GAAP	Section 3.5
Globerian	Recitals
Globerian Shares	Section 3.4
HIPAA	Section 3.23
HITECH	Section 3.23
HSR Act	Section 2.3
Illustrative Net Working Capital Statement	Section 5.5
Inactive Employees	Section 12.4
Indemnification Period	Section 13.3
Indemnified Director and Officer	Section 12.7
Indemnified Party	Section 13.3
Indemnifying Party	Section 13.3
Key Employees	Section 3.12
Limited Guarantee	Section 4.5
Material Contract	Section 3.11
Mediconnect Global	Preamble
Mediconnect.net	Recitals
Mediconnect.net Shares	Section 3.4
Mediconnect Shares	Section 3.4
Net Debt	Section 12.3
Note	Section 1.2
Parent	Preamble
Parent 401(k) Plan	Section 12.4
Parent Guarantor	Preamble
Parent Indemnified Parties	Section 13.2
Parent Obligations	Section 14.20
Parent Plans	Section 3.13
Parent Releasee	Section 12.8
Parent Releasor	Section 12.8
Permits	Section 3.18
PHR	Recitals

PHR Membership Interests	Section 3.4
Projected Closing Statement	Section 5.4
Projected Closing Working Capital	Section 5.4
Projected Net Debt	Section 5.4
Protected Communications	Section 14.19
Purchase Price	Section 1.2
Purchaser	Preamble
Purchaser 401(k) Plan	Section 12.4
Purchaser Guarantor	Section 4.5
Purchaser Indemnified Parties	Section 13.1
Purchaser Related Parties	Section 11.3
Purchaser Releasee	Section 12.8
Purchaser Releasor	Section 12.8
Purchaser Replacement Contracts	Section 5.11
Real Properties	Section 3.10
Real Property Leases	Section 3.10
Recourse Theory	Section 14.21
Representatives	Section 5.13
Retained Names and Marks	Section 12.6
Severance Liabilities	Section 12.4
Straddle Period	Section 12.2
Subject Companies	Recitals
Subject Company	Recitals
Subject Companies Financial Statements	Section 3.5
Subject Company Equity Interests	Recitals
Tax Contest	Section 12.2
Termination Date	Section 11.1
Termination Fee	Section 11.3
Third-Party Claim	Section 13.4
Transitional Services Agreement	Section 8.4
VCVH Holding II	Preamble
VCVH Intermediate	Preamble
VDR	Section 3.5
Verisk Health	Preamble
Verisk Health Nepal	Recitals
Verisk Health Nepal Shares	Section 3.4
Verisk Health Parent Companies	Preamble
Verisk Health Shares	Section 3.4
WARN Act	Section 12.4

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not necessarily exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any capitalized terms used in any Exhibit or Company Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 14.2 Notices.

All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon automated or non-automated confirmation when transmitted via facsimile (but only, in the case of facsimile, if followed by transmittal by nationally recognized overnight courier or by hand for delivery on the next Business Day), or (c) on receipt (or refusal to accept delivery) after dispatch by registered or certified mail (return receipt requested), postage prepaid, or by a nationally recognized overnight courier (with confirmation), addressed, in each case, as follows:

(1)	if to the Parent or Parent Guarantor or, if before Closing,

to any of the Subject Companies:

Verisk Analytics, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

Attention:    Kenneth E. Thompson

                                              Executive Vice President, General Counsel and Corporate Secretary

Fax No.: (201) 748-1429

with a copy to:

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

Attn: Lisa A. Heeb, Esq.

Fax No.: (973) 624-7070

(2)	if to the Purchaser or any of its Affiliates, including after the Closing, the Subject Companies:

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, New York 10019

Attn: Ramzi M. Musallam; James J. Dimitri

Fax No.: (212) 688-9411

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attn: Kenneth M. Wolff

Fax No.: (917) 777-2681

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given on the date of receipt, provided that any notice or other communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

Section 14.3 Survival of Representations.

All representations, warranties, covenants and agreements in and pursuant to this Agreement shall survive the Closing as provided in Section 13.3(a).

Section 14.4 Schedules.

All references to this Agreement shall be deemed to include the exhibits, annexes hereto and the Company Disclosure Schedule. Any matter disclosed in any one section of the Company Disclosure Schedule shall be deemed to have been disclosed in any section of the Company Disclosure Schedule provided the relevance of such matter to such other section of the Company Disclosure Schedule is reasonably discernible from the face of the information provided in the section of the Company Disclosure Schedule as to which such matter was disclosed. The inclusion of any information in any section of the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgement by the Parent or any of the Subject Companies, in and of itself, that such information is material to or outside the ordinary course of the business of the Subject Companies.

Section 14.5 Entire Agreement; Amendments.

This Agreement and the documents referred to herein (together with the Confidentiality Agreement, which shall terminate automatically upon the Closing) contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior understandings, arrangements and agreements with respect to the subject matter hereof. No amendment or modification of this Agreement shall be effective unless in writing and signed by the Purchaser and the Parent. Notwithstanding anything to the contrary contained herein, Section 11.2, Section 11.3, this Section 14.5, Section 14.8, the last sentence of each of Section 14.9 and Section 14.10, Section 14.14, Section 14.16 and Section 14.21 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 11.2, Section 11.3, Section 14.5, Section 14.8, the last sentence of each of Section 14.9 and Section 14.10 and Section 14.21) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.

Section 14.6 Further Action.

From and after the Closing, each of the parties hereto shall use such party’s commercially reasonable efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and give effect to the transactions contemplated by this Agreement.

Section 14.7 Expenses.

Each of the parties hereto shall bear such party’s own expenses in connection with this Agreement and the transactions contemplated hereby, except as may otherwise expressly be set forth in this Agreement.

Section 14.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable in the case of agreements made and to be performed entirely within such State, regardless of the Laws that might otherwise govern under applicable conflicts of laws provisions.

Section 14.9 Consent to Jurisdiction.

Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in New York, New York for the purposes of any action arising out of this Agreement, the other Transaction Documents or any transaction contemplated hereby or thereby, and agrees to commence any such action only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereunder, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 14.10 Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF. EACH PARTY HEREBY FURTHER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY AGAINST ANY DEBT FINANCING SOURCE IN ANY MATTER WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREUNDER.

Section 14.11 Captions.

The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

Section 14.12 Accounting Terms; Currency.

All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them under GAAP on the date of this Agreement. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

Section 14.13 Interpretation.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

Section 14.14 Severability.

If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the remainder of this Agreement, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held invalid, illegal or unenforceable, will not be affected by that invalidity, illegality or unenforceability and will be enforceable to the fullest extent permitted by Law. Notwithstanding the foregoing, the parties intend that the remedies and limitations set forth in this Agreement (including Section 11.2, Section 11.3, Section 14.8, this Section 14.14, Section 14.15, Section 14.16, Section 14.21 and the last sentence of each of Section 14.5, Section 14.9 and Section 14.10) shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases (i) the liability of any party or any Purchaser Related Party or (ii) the obligations hereunder or under the Limited Guarantee.

Section 14.15 Specific Performance.

The Purchaser, the Parent and the Verisk Health Parent Companies recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, agree that, in addition to other remedies provided in this Agreement and subject to the last sentence of this Section 14.15, any non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages. Subject to the last sentence of this Section 14.15, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding any provision hereof to the contrary, it is explicitly agreed that the Parent and its Affiliates shall not be entitled to seek or obtain any injunction, specific performance or other equitable relief requiring the Purchaser to pay the Closing Payment or to consummate the Closing under this Agreement or to cause the Equity Financing to be funded, except that the Parent may seek specific performance of the Purchaser’s obligation to cause the Equity Financing to be funded to pay the Closing Payment and of the Purchaser’s obligation to consummate the Closing if and only in the event that (i) all conditions set forth in Article VIII and Article X have been satisfied in full (other than such conditions as may, by their terms, only be satisfied at the Closing, but such conditions must be capable of being satisfied on such date as if it were the Closing Date) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Parent has irrevocably confirmed in writing, that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing will occur.

Section 14.16 Assignment; Benefits.

This Agreement is not intended, and shall not be construed, to confer any rights or remedies hereunder upon any Person other than those Persons expressly named as a party hereto and other than (i) the Indemnified Directors and Officers and their respective heirs and personal representatives as provided in Section 12.7, (ii) the Indemnified Parties as provided under Article XIII, (iii) Veritas Capital Fund Management, L.L.C. as provided in Section 5.8(c), (iv) each of the Persons whose liability is limited in accordance with Sections 11.2 and 11.3, including the Debt Financing Sources, to the extent provided therein, (v) the Parent Releasees and the Purchaser Releasees as provided in Section 12.8, (vi) the Debt Financing Sources in accordance with Section 14.8, Section 14.14, Section 14.21, this Section 14.16 and the last sentence of each of Section 14.5, Section 14.9 and Section 14.10, and (vii) the Purchaser Related Parties (other than the Purchaser) as provided in Section 14.21, in each case, who shall be express third party beneficiaries of, and shall be entitled to enforce their rights under, such provisions to which they are entitled to benefits. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of the Parent and the Purchaser; provided that the parties hereto agree that no consent shall be required in connection with (x) the merger or consolidation of the Purchaser or the Parent or any of their respective Affiliates that is a party hereto (other than prior to the Closing, the Subject Companies) with any other Person or the transfer of any stock or other equity interests of the Purchaser or the Parent or their respective Affiliates that is a party hereto (other than prior to the Closing, the Subject Companies) or the sale of all or substantially all of the assets of the Purchaser or the Parent or their respective Affiliates that is a party hereto (other than prior to the Closing, the Subject Companies), (y) the assignment by the Purchaser of its rights, interests or obligations hereunder to one or more of its Affiliates or (z) the collateral assignment of this Agreement by the Purchaser to any Debt Financing Source or any agent or collateral trustee for such Debt Financing Source or any other lender to the Purchaser or its Subsidiaries; provided that no such transaction shall relieve the Purchaser or Parent or any such Affiliate, as applicable, of its obligations hereunder.

Section 14.17 Counterparts.

This Agreement may be executed in counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 14.18 Extensions; Waivers.

The parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 14.19 Attorney-Client Privilege; Waiver of Conflicts.

The Purchaser (on behalf of itself and its Affiliates, including, post-closing, the Subject Companies) hereby irrevocably acknowledges and agrees that: (a) the Parent and the other Parent Indemnified Parties shall have the right to retain McCarter & English LLP and/or Davis Polk Wardwell LLP (the “Designated Firms”) to represent their respective interests in any dispute arising after the Closing under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby (a “Dispute”); (b) the Purchaser (on behalf of itself and its Affiliates, including, post-Closing, the Subject Companies) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of the Parent by the Designated Firms in any Dispute; (c) all client communications between any of the Subject Companies, the Parent, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, agents or representatives, on the one hand, and the Designated Firms or any other legal counsel consulted by the Parent or any of the Subject Companies or any of their respective Affiliates, directors, officers, employees, members, managers, partners, agents or representatives, on the other hand, occurring prior to the Closing and made in connection with the negotiation, preparation, execution, delivery and Closing under this Agreement or the consummation of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, communications involving general business matters of the Subject Companies unrelated to this Agreement and the transactions contemplated hereby) shall be deemed to be privileged and confidential communications (the “Protected Communications”); (d) all rights to such Protected Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Parent and belong solely to the Parent and not to the Subject Companies; and (e) to the extent the Purchaser or any of its Affiliates (including the Subject Companies) should discover in its possession after the Closing any Protected Communications, such party shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Parent at the Parent’s sole expense, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection. Notwithstanding the foregoing, after the Closing, (i) neither the Parent nor its Affiliates shall waive such privilege or disclose such Protected Communications other than in connection with the enforcement or defense of the Parent’s rights or obligations under this Agreement and the other Transaction Documents and (ii) in the event of a dispute between the Purchaser and its Affiliates (including the Subject Companies), on the one hand, and a Person other than the Parent and its Affiliates, on the other hand, the Purchaser may assert the attorney-client privilege to prevent the disclosure of such Protected Communications by the Designated Firms, the Parent and its Affiliates to such Person.

Section 14.20 Parent Guarantee.

The Parent Guarantor hereby unconditionally, absolutely and irrevocably guarantees the prompt and full performance of all of the Parent’s obligations under this Agreement (such obligations, the “Parent Obligations”). The Purchaser may seek remedies directly against the Parent Guarantor with respect to the Parent Obligations without first seeking or exhausting its remedies against the Parent. The liability of the Parent Guarantor hereunder is subject to all defenses available to the Parent to performance of the Parent Obligations. Notwithstanding anything to the contrary contained in this Agreement, the guarantee set forth in this Section 14.20 shall survive the Closing.

Section 14.21 Non-Recourse.

Subject to the last sentence of this Section 14.21, all claims, obligations, liabilities or causes of action (whether in tort or in contract, in law or in equity, or otherwise) that may be based upon, arise out of or by reason of, in respect of, or otherwise relate to, this Agreement, or the negotiation, execution, performance or breach of this Agreement (including any representation or warranty made or alleged to have been made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the transactions contemplated hereby (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”), may only be made or asserted against (and are expressly limited to), the Persons that are expressly named as parties hereto. Subject to the last sentence of this Section 14.21, no Person that is not a named party to this Agreement (including any Purchaser Related Party other than the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC) shall have any liability (whether in tort or in contract, in law or in equity, or based upon any theory that seeks to impose liability of a Person against its owners or affiliates, or otherwise) for any liabilities or obligations in respect of, based upon or arising out of any Recourse Theory. Subject to the last sentence of this Section 14.21, in no event shall the Parent or any of its Affiliates, or any Person claiming through or on behalf of any of them, institute any Proceeding under or based upon any Recourse Theory against any Purchaser Related Party other than the Purchaser, VCVH Intermediate, VCVH Holding II and Purchaser LLC. Nothing in this Section 14.21 shall in any way limit or qualify the obligations and liabilities of (i) the parties to the Commitment Letters to each other or (ii) the Purchaser Guarantor to the extent of its obligations expressly set forth in the Limited Guarantee.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

VERISK ANALYTICS, INC. (solely for purposes of Section 5.1, Section 5.3, Section 5.8(c), Section 5.13, Section 12.1, Section 12.8(b), Section 12.8(c), Section 12.10, ARTICLE XIII and ARTICLE XIV)

By:	/s/ Kenneth E. Thompson
Name:	Kenneth E. Thompson
Title:	Executive Vice President, General Counsel and Corporate Secretary

ARGUS INFORMATION AND ADVISORY SERVICES, LLC

By:	/s/ Nana Banerjee
Name:	Nana Banerjee
Title:	President

VERISK HEALTH, INC.

By:	/s/ Kenneth E. Thompson
Name:	Kenneth E. Thompson
Title:	Executive Vice President, General Counsel and Corporate Secretary

MEDICONNECT GLOBAL, INC.

By:	/s/ Kenneth E. Thompson
Name:	Kenneth E. Thompson
Title:	Executive Vice President, General Counsel and Corporate Secretary

VCVH HOLDING CORP.

By:	/s/ Ramzi M. Musallam
Name:	Ramzi M. Musallam
Title:	President

VCVH HOLDINGS LLC (solely for purposes of Section 1.2 and Article IV)

By:	/s/ Ramzi M. Musallam
Name:	Ramzi M. Musallam
Title:	Authorized Signatory

VCVH HOLDING II CORP.

By:	/s/ Ramzi M. Musallam
Name:	Ramzi M. Musallam
Title:	President

VCVH INTERMEDIATE HOLDING CORP.

By:	/s/ Ramzi M. Musallam
Name:	Ramzi M. Musallam
Title:	President